 As filed with the Securities and Exchange Commission on August 25, 2011

                                                                                                Registration No. 333 -
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.
(Exact name of registrant as specified in its charter)

Province of Ontario (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

47 Avenue Road, Suite 200, Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Kam Shah
Chief Executive Officer
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South Fifth Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-3600
Facsimile: (612) 672-3777

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Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	29,025,000	$0.07(1)	$2,031,750(1)	$235.89
Common Shares underlying Warrants	32,077,500	$0.35(2)	$11,227,125.00(2)	$1,303.47
Total				$1,539.36

1.	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the bid and asked prices on August 25, 2011, as reported on the OTC Bulletin Board.

2. Calculated in accordance with Rule 457(g) based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion Dated August 25, 2011

PROSPECTUS

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
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This prospectus relates to the sale of up to 61,102,500 shares of our common stock by the selling shareholders listed in the table under “Selling Shareholders.” The common shares registered for resale under this registration statement are:

•	29,025,000 common shares;

•	32,077,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share;

We will not receive any proceeds from the sale of the shares offered by the selling stockholders; however, if the warrants are exercised, we will receive the exercise price of the warrants.

The selling stockholders may offer the shares from time to time through public or private transactions at prices related to prevailing market prices, or at privately negotiated prices. Additional information on the selling stockholders, and how they may sell the shares registered hereby, is provided under “Selling Shareholders” and “Plan of Distribution.”

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on August 25, 2011 were US$0.07 and US$0.07 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 10.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus dated

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3

PROSPECTUS SUMMARY	4

RISK FACTORS	10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	19

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT & ADVISORS	19

KEY INFORMATION	20

INFORMATION ABOUT BONTAN	22

OPERATING AND FINANCIAL REVIEW & PROSPECTUS	33

DIRECTORS, SENIOR MANAGEMENT & EMPLOYEES	44

MAJOR SHAREHOLDERS & RELATED PARTY TRANSACTIONS	50

FINANCIAL INFORMATION	53

THE OFFERING AND LISTING	56

ADDITIONAL INFORMATION	63

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK	77

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	80

ENFORCEABILITY OF CIVIL LIABILITIES	80

FINANCIAL STATEMENTS	81

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this process, the selling shareholders listed in the table commencing on page 59 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 61,102,500 common shares.  No shares are being registered hereunder for sale by Bontan.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby.  You should rely only on the information contained or incorporated by reference in this prospectus and applicable prospectus supplement.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information contained in this prospectus is accurate only as of any date on the front cover page.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto.  This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement.  These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters.  It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, references to “Bontan,” “our company,” “we,” “us” and “our” are to Bontan Corporation Inc. and its consolidated subsidiaries, unless the context suggests otherwise.  References to “U.S. dollars” or “USD $” are to the lawful currency of the United States, and references to “CDN $” or “$” are to the lawful currency of Canada.  All financial information set forth in this prospectus is expressed in Canadian dollars, except where otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights the key information contained in this prospectus.  Because it is a summary, it does not contain all the information you should consider before investing in our common shares.  You should read carefully this entire prospectus; including the section entitled “Risk Factors” and the financial statements included elsewhere this prospectus.

About Bontan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.  We currently own a 5.23% indirect working interest in two drilling licenses in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”), cover approximately 198,000 acres.  We currently own no other property interests.

Bontan’s interest is held through its 76.79% equity interest in Israel Petroleum Company, Limited or IPC Cayman, a Cayman Islands limited company.  IPC Cayman owns 50% of I.P.C. Oil and Gas (Israel), Limited Partnership, (“IPC Partnership”) which is the registered holder of 13.609% interest in the above licenses.

In addition to IPC Cayman, our major joint venture partners in the offshore Israel project include Emanuelle Energy Limited and IDB-DT Energy (2010) Ltd.  Mr. Ofer Nimrodi controls Emanuelle Energy Ltd., and is a director and CEO of Tel Aviv-based Israel Land Development Company Ltd. IDB-DT Energy (2010) Ltd. Is a joint venture of IDB Development Corporation Ltd., which is affiliated with Avraham Livnat Company, and Du-Tzah Ltd., which is affiliated with Manor Holdings and Yitzak “Zachi” Sultan. Our rights and the rights of our joint venture partners in the Myra and Sara licenses have been approved and registered by the Israeli Petroleum Commissioner on June 17, 2010. In this document we sometimes refer to Emanuelle Energy Ltd. and IDB-DT Energy (2010) Ltd as the “Lead Investors.” Geoglobal Resources (India) Inc. has been appointed operator for the Myra and Sara licenses.

The following table shows ownership of the rights in the Myra and Sara licenses registered with the Ministry of National Infrastructures of the State of Israel as at August 10, 2010:

Myra License (400000 dunams) Validity 14/07/2008 - 13/07/2012
* Emanuelle Energy Limited.
Modiin Energy Limited Partnership
Emanuelle Energy Oil & Gas Limited Partnership
I.P.C. Oil and Gas (Israel) Limited Partnership
Blue Water Oil & Gas Exploration Limited
GeoGlobal Resources (India) Inc.
IDB Development Corporation Limited
Israel Land Development Company Limited
24.1610% 19.2820% 19.1610% 13.6090% 8.7870% 5.0000% 5.0000% 5.0000%

Sara License (400000 dunams) 07/2008 - 13/07/2012
* Emanuelle Energy Limited.
Modiin Energy Limited Partnership
Emanuelle Energy Oil & Gas Limited Partnership
I.P.C. Oil and Gas (Israel) Limited Partnership
Blue Water Oil & Gas Exploration Limited
GeoGlobal Resources (India) Inc.
IDB Development Corporation Limited
Israel Land Development Company Limited
24.1610% 19.2820% 19.1610% 13.6090% 8.7870% 5.0000% 5.0000% 5.0000%

Note:  (a) I.P.C. Oil and Gas (Israel) Limited Partnership (or IPC Partnership) is currently owned 50% by IPC Cayman and 50% by Ofer Investments Ltd. We own 76.79% of IPC Cayman. Hence our indirect working interest in the above licenses is 5.23% (13.609 x 50% x76.79%). This interest may decrease further if Geoglobal Resources (India) Ltd. exercises its option to acquire an additional 2.5% working interest in the licenses pro rata from the Lead Invsetors and IPC Cayman.
(b)             We undersrand that recently Blue Water Oil & Gas Exploration Limited failed to fulfil its financial obligationunder a  cash call and as a result forfeited its interest to Emanuelle Energy Limited and Modiin Energy Limited Partnership. We have however not received any written confirmation of this matter. It also does not affect our interest in the two licenses.

The following diagram illustrates the ownership structure with respect to the Myra and Sara licenses as of the date of this prospectus.

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(1) Currently, the Operating Committee has 4 members:  H. Howard Cooper (IPC Cayman), Ohad Marani (Emanuelle Energy Ltd.), Ron Maor (Modiin Energy Limited Partnership), and a representative of GeoGlobal Resources (India) Inc.
(2) ITC is the general partner of IPC Partnership.

The following table shows the overriding royalty interests held by various parties in the Myra and Sara licenses:

Name of Holder	Percentage Interest
Royalty Trust for the benefit of the shareholders of PetroMed Corporation as of March 25, 2010	3.0%
East Mediterranean Exploration Company Ltd.	4.5%
Three Crown Petroleum LLC – an affiliate of ITC	0.5%
Ofer Energy Enterprises LP	0.5%
Israel Land Development Company Ltd.	1.33%
IDB-DT (2010) Energy Ltd	0.138%
Modiin Energy Limited Partnership	0.532%
TOTAL OVERRIDING ROYALTY INTERESTS	10.5%

Our goal is to advance the offshore Israel project to the drilling stage aggressively, as prudent financing will allow us to determine the presence of oil or natural gas. If we are successful in doing so, we believe our joint venture partners can attract the attention of the existing oil and gas companies already operating in the region or new oil and gas companies to enter into a development agreement.

We were incorporated under the laws of the Province of Ontario in 1973.  Since April 2003, we have been focused on participating in oil and gas exploration, development and exploitation projects worldwide by acquiring joint venture, indirect and direct participation interests and working interests in those projects. During the fiscal year 2006, we sold our indirect participation interest in an oil exploration project and wrote off our working interest in a gas project owing to a dry test well. Since 2006, we have been pursuing and evaluating various business opportunities in the oil and gas sector. We currently have only one oil and gas project.

Our principal office is located at 47 Avenue Road, Suite 200, Toronto, Ontario M5R 2G3 and our telephone number is 416-929-1806.

Background and Status of Offshore Israel Project

In November 2009, IPC Cayman initially acquired a 95.5% interest in the Myra and Sara drilling licenses and an exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), from PetroMed Corporation, a Beliz corporation. The transfer of rights was subject to approval by the Israeli Petroleum Commissioner. Disputes arose among PetroMed Corporation, IPC Cayman, us and others regarding the transfer of rights in the two drilling licenses and the exploration permit. To settle the disputes and to ensure that the future of the offshore Israel project is not jeopardized, we and IPC Cayman accepted an offer from two Israeli investors with significant financial and local influence to join the project as major partners. On March 25, 2010, International Three Crown Petroleum LLC or ITC, a Colorado limited liability company, IPC Cayman, PetroMed Corporation, Emanuelle Energy Ltd., IDB-DT Energy (2010) Ltd. and others entered into an Allocation of Rights and Settlement Agreement.  This agreement provides for, among other things:

•	The dismissal of certain lawsuits and mutual release of claims among the parties;

•
The payment by the Lead Investors of: (i) $10.5 million to Western Geco International Ltd. for the release of 2D and 3D seismic data relating to the Myra and Sara licenses, and (ii) $5.7 million to settle various disputes with PetroMed Corporation and to acquire its control.

•	A new allocation of working interests in the offshore Israel project as follows: 14.325% to IPC Cayman; 27.15% to IDB-DT Energy (2010) Ltd.; and 54.025% to Emanuelle Energy Ltd.;

•	With respect to IPC Cayman’s 14.325% working interest, an allocation of 11% to Bontan and 3.325% to International Three Crown Petroleum LLC;

•
For purposes of the application to effect the transfer  of rights in the Myra and Sara licenses, the Lead Investors to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum Law in respect of IPC Cayman’s interest in the licenses;

•	The grant of overriding royalty interests, totaling 11.5%, to certain persons;

•	The cancellation of the common shares and warrants of Bontan issued to PetroMed Corporation in November 2009; and

•	The formation of a steering committee composed of two representatives of the Lead Investors and one representative of IPC Cayman, to manage the project with respect to the Myra and Sara licenses.

In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011. With respect to the financial capability requirement for approval of the transfer of rights, the Petroleum Commissioner has indicated that the joint venture partners must demonstrate liquidity equal to at least  half of the cost of the first well drilling, which he estimates to be approximately USD $50 million.

Geoglobal Resources (India) Inc. has been appointed operator for the Myra and Sara licenses. The operator is a wholly owned subsidiary of Geoglobal Resources Inc., a public company headquartered in Calgary, Alberta. The operator has acquired a 5% working interest in the Myra and Sara licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million which at that time decreased our indirect working interest to 10.45%. The operator also will have an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Myra and Sara licenses. On June 16, 2010, the Commissioner approved the application and registered the interests in the two licenses in favour of the joint venture partners.

The Benjamin permit originally held by PetroMed Corporation and acquired by IPC Cayman expired in February 2010 because the required seismic data was not timely submitted to the Petroleum Commissioner. The Israeli Ministry of Petroleum invited new applications for three licenses covering the same area as the original Benjamin permit. The Lead Investors and IPC Cayman paid for and obtained the required 2D seismic data for this application and submitted an application for only one of the licenses, Michael license on May 20, 2010. On June 16, 2010, the Ministry of Petroleum notified the Lead Investors that the application of Michael license was not accepted.

Under the Allocation of Rights and Settlement Agreement, we are required to prove financial capability of approximately $12 million on or before December 1, 2010 to our joint venture partners to cover our share of the cost of the two test wells. On October 13, 2010, IPC Cayman and IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, and Ofer Energy Enterprises LP (together, “Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership. We believe Ofer’s contribution under the agreement satisfies our financial capability requirement under the Allocation of Rights and Settlement Agreement. However, Mr. Cooper has communicated to us that we have not satisfied our financial commitments under the Contribution Agreement, and has raised this matter as a counterclaim in the legal action described under “Financial Information – Legal Proceedings.”

To the extent required by law, the consent of the Israeli Petroleum Commissioner is a condition precedent to the grant of rights to Ofer under the Ofer agreement. If such consent is required but not obtained by December 31, 2011, then (i) Ofer may terminate the Ofer agreement and IPC Partnership will be required to make a restitution payment to Ofer by June 30, 2013 in an amount equal to the capital contributions actually made by Ofer plus 10% interest from the date of each such contribution or (ii) IPC Partnership may terminate the Ofer agreement and IPC Partnership will be required to make the restitution payment referenced in (i) within seven days of the notice of termination. The agreement also provides that ITC and Ofer will use their best efforts to establish, no later than December 31, 2010, a new Israeli entity to replace ITC as the general partner of IPC Partnership. To date, we are not aware of any new Israel entity that has replaced ITC.

On October 25, 2010, IPC Cayman entered into an agreement with Shaldieli Ltd., an Israeli public shell company (“Shaldieli”), for IPC Cayman to acquire 90% of Shaldieli’s common equity in exchange for IPC Cayman’s 50% interest in IPC Partnership. As the majority stockholder of IPC Cayman, we believe the proposed Shaldieli transaction is subject to our approval. Bontan has never given this approval and does not consider the proposed Shaldieli transaction to be beneficial to Bontan and its shareholders for several reasons, including the following:

•
10% of the Shaldieli shares are reserved for existing Shaldieli shareholders without any contribution of funds to the business. This will result in dilution of our indirect interest, which could exceed 20% if the options proposed to be issued in the transaction are exercised.

•	Mr. Cooper will be chairman and president of Shaldieli without our vote or approval as the majority stockholder of IPC Cayman.

•	The proposed transaction structure provides no proper safeguards to Bontan regarding future activities of Shaldieli and the Shaldieli board structure.

•
The proposed Shaldieli transaction appears to involve numerous conflicts of interest and related party transactions with Mr. Cooper and his affiliates, including issues concerning his remuneration, status as a director, option rights, annual grants, and right to a percentage of the profits of Shaldieli.

The Shaldieli transaction is also subject to approval by Shaldieli’s shareholders and to Israeli regulatory approvals. The complete details of the Shaldieli transaction are not known to us. Shaldieli shareholders  approved the Shaldieli transaction on July 26, 2011 but, as far as we are aware, the Israel Securities Authority has not yet cleared the proposed transaction. We have not been provided with copies of any communication that Shaldieli might have had with the Israel Securities Authority and therefore are not aware of the issues raised, if any, by the Israel Securities Authority.

On November 8, 2010, joint operating agreements dated October 6, 2010 relating to each of the Myra and Sara licenses were signed by the joint venture partners and GeoGlobal, as operator. The agreements contain substantially similar provisions that relate to the rights and obligations of the parties with regard to operations under the licenses, including joint exploration, appraisal, development, production and disposition of oil and natural gas produced from the areas covered by the licenses.

Under the joint operating agreements, an operating committee is created to supervise and direct operations and activities carried out by the operator with respect to each license. The operating committee (which we understand replaces the steering committee created by the Allocation of Rights and Settlement Agreement) will be comprised of representatives of each joint venture partner holding a working interest. Decisions of the operating committee are determined by an affirmative vote of two or members representing at least 51% of the working interests; provided that the vote must include the affirmative vote of Emanuelle Energy Ltd., Emanuelle Energy Oil and Gas Limited Partnership, Israel Land Development Company Ltd., IDB Development Corporation Ltd., and Modiin Energy Limited Partnership as long as each of them holds at least 50% of its original working interest. Currently, we understand that there are four members on the operating committee – one each from IDB-DT Energy (2010) Ltd., Emanuelle Energy Ltd., GeoGlobal Resources (India) Inc., and IPC Cayman. Mr. Howard Cooper currently represents IPC Cayman. While we own 76.79% of IPC Cayman, we agreed to have IPC Cayman’s representative on the operating committee be appointed by ITC. We believed at that time that ITC’s representative would be Mr. Howard Cooper. Mr. Cooper has significant experience in handling oil and gas projects and has been actively involved in developing of the offshore Israel project.

Each joint operating agreement designates GeoGlobal as the operator and contains provisions regarding the rights of the other parties to the agreement to remove GeoGlobal as operator (with or without cause) and to repurchase portions of its working interest under various stages of the project with varying amounts of reimbursement for amounts paid by GeoGlobal. The parties have agreed to indemnify the operator for any claim, loss, liability or expense arising out of or resulting from operations under the applicable license, except for actions taken by senior supervisory personnel which constitute gross negligence or willful misconduct.

Recent developments on the Israel project include the following:

a.	The operator signed a letter of intent with a drilling contractor in April 2011.
b.	The operator signed in April 2011 an assignment agreement with a third party to acquire a drilling rig and associated services to be available in December 2011.
c.	In May 2011, the Petroleum Commissioner approved to extend validity of the Sara and Myra licenses to July 13, 2012.
d.	A 3D analysis was completed in July 2011.

Litigation Matters

We currently are in litigation with Mr. Howard Cooper, ITC, IPC Cayman and other parties relating to costs incurred and compliance with the terms of the Contribution and Assignment Agreement and Stockholders Agreement as well as the proposed Shaldieli transaction. Beginning in January 2011, we commenced legal actions against them and other parties in Israel seeking, among other things, temporary and permanent injunctions against completion of the Shaldieli transaction, monetary damages in the amount of approximately USD $7 million, remedies relating to the governance of IPC Cayman and Shaldieli, remedies against Mr. Cooper’s position in IPC Cayman, and an injunction against the payment of USD $4 million to ITC or Mr. Cooper from funds to be raised by Shaldeili. In January 2011, IPC Cayman and ITC filed a counterclaim against Bontan for monetary damages in the amount of approximately USD $5 million and for an order cancelling our shares in IPC Cayman. The court in Israel has denied our petitions for a temporay injunction against completion of the Shaldieli transaction. However, with respect to the proposed payment of USD $4 million to ITC or Mr. Cooper from Shaldieli’s future fund raising, the court ruled that no distributon is permitted until Bontan or the court agrees. The court also ruled that we are entitled to audit the financial books and records of IPC Cayman; including the details of the USD $4 million that ITC claims is owed to it by IPC Cayman. The other claims raised in the legal actions are still pending.

In April 2011, we filed a legal action in the Cayman Islands to obtain a court order to effect our share transfer request which would then enable us to call a meeting of the shareholders of IPC Cayman to discuss management of IPC Cayman. The hearing of this was originally scheduled on August 18, 2011. However, ITC and Mr. Cooper’s lawyer requested a hearing on August 8, 2011 and asked the judge to postpone all hearings until lawsuits in Israel were decided.The judge however was not convinced and asked them to present full arguments on October 3, 2011. The hearing of our application is postponed until after October 3, 2011.

There can be no assurance as to when these disputes, including the counterclaim, will be resolved or how much time and resources it will take to resolve the disputes, nor can we predict the final outcome or financial impact of resolving them. The legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in the Israeli action could cause us to lose our interest in the licenses and write off our investments. For a description of the legal proceedings, see “Financial Information –Legal Proceedings.”

Manager of IPC Cayman

International Three Crown Petroleum LLC (“ITC”) is the sole director of IPC Cayman and the general partner of IPC Partnership, and is representing our interest in the offshore Israel project through participation in the steering committee. ITC owns a 23.20% equity interest and JKP Petroleum Company LLC (“JKP”) owns a 0.01% equity interest in IPC Cayman. The majority member and principal of ITC and JKP is H. Howard Cooper. Under a Stockholders Agreement, ITC cannot be removed other than for willful misconduct that adversely affects the offshore Israel project or in the event of a transfer of ownership of ITC, such that Mr. Howard Cooper is no longer the managing member.

H. Howard Cooper is currently the manager of ITC. Mr. Cooper is also the manager of Power Petroleum LLC.  ITC was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia.

The Stockholders Agreement provides that IPC Cayman will pay ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and reimburse reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israel project, ITC will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction.  In addition, ITC will receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC Cayman and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant.  The exercise price of the warrant will be equal to the market price.

The Offering

This prospectus relates to the sale of up to 61,102,500 shares of our common stock, including 32,077,500 shares issuable upon the exercise of warrants, by the selling shareholders listed in this prospectus.  We issued the shares and warrants to the selling stockholders in connection with the acquisition of our indirect working interest in the offshore Israel project and the subsequent funding of the project.  We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the warrants, if and when exercised on a cash basis.

RISK FACTORS

You should carefully consider the following risks in addition to the other information set forth in this prospectus before making any investment in our stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risks actually occur, the price of our stock could decline and you could lose part or all of your investment.

Risks Related to our Business

We have a history of operating losses and may never achieve profitability in the future.

We have incurred significant operating losses. It is unlikely that we will generate significant revenues while we seek to complete our exploration and development activities in the offshore Israel project.  As of March 31, 2011 we had an accumulated deficit of approximately $41 million.  We do not have any proved reserves or current production of oil or gas. Our success is substantially dependent upon on the successful exploration, drilling and development of the offshore Israel project.  We cannot assure you that we will be profitable in the future.

Our consolidated financial statements for the year ended March 31, 2011 have been prepared assuming that we will continue as a going concern, however, there can be no assurance that we will be able to do so. Our ability to continue as a going concern is dependent upon our ability to access sufficient capital to defend out interest in the offshore Israel project, complete exploration and development activities, identify commercial oil and gas reserves and ultimately achieve profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if we were unable to realize our assets and settle our liabilities as a going concern in the normal course of operations. Such adjustments could be material.

An adverse outcome, and the substantial costs, with respect to our pending lawsuits with Mr. Cooper could have a material adverse effect on our business, financial condition and results of operations.

We currently are in litigation with Mr. Howard Cooper, ITC and IPC Cayman as regards costs incurred and compliance with the terms of the Contribution and Assignment Agreement and Stockholders Agreement as well as the proposed Shaldieli transaction. We are also trying to resolve these disputes through negotiation. There is no guarantee that legal actions taken so far will result in our favour or negotiations will be successful or favorable to us. The outcome of the disputes or the litigation cannot be predicted. These legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in these disputes could cause us to lose our interest in the licenses and write off our investments.

IPC Cayman is a newly formed development stage company with no operating history.

IPC Cayman, the company in which we acquired a 76.79% equity interest, is newly formed and has no operating history.  Its operations will be subject to all of the risks inherent in exploration stage companies with no revenues or operating history. Its potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and natural gas exploration business.  No assurance can be given that any particular investment return will be achieved.

We will be substantially dependent upon our joint venture partners to develop the offshore Israel project.

We will be substantially dependent on IPC Cayman and our other joint venture partners and their respective affiliates to develop the offshore Israel project. We will not control the management or operations of the offshore Israel project.

Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of financial commitments.

Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our interests or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor our joint venture partners would have full control over the joint venture. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Our investment in the offshore Israel project may exceed returns from the project.

We cannot control activities on properties or drilling locations that we do not operate and are unable to control their proper operation and profitability.

We do not operate any of the properties in which we own an interest, and we own an indirect minority interest in the properties. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could adversely affect us from realizing our target returns for those properties. The success and timing of exploration and development activities on properties operated by others therefore will depend upon a number of factors outside of our control, including:

•	the nature and timing of drilling and operational activities;
•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	the approval of other participants in drilling wells; and
•	the operator’s selection of suitable technology.
Drilling on the Myra and Sara licenses must commence by January 1, 2012 or the licenses could be forfeited.

Our joint venture must commence test well drilling on one of the Myra and Sara licenses on or before January 1, 2012 or the licenses could be forfeited. Drilling on the second well on the remaining license must commence immediately on completion of the first well drilling.  If our joint venture fails to drill timely wells before the license expiration, we will lose the drilling opportunities and our investment in the expired licenses.

Prospects that our joint venture decides to drill may not yield natural gas or oil in commercially viable quantities.

The joint venture is conducting seismic surveys and other geological and geophysical analysis to identify and develop prospects in the areas covered by the Myra and Sara licenses.  A prospect is a property on which indications of natural gas and oil have been identified based on available seismic and geological information and analyses. The prospects will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of data in the same and nearby areas will not enable the joint venture to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable.  If the seismic and other data are inconclusive or unsatisfactory, the joint venture may not be able to attract industry partners to conduct exploratory drilling on its properties.

There is currently no infrastructure to market oil or gas if hydrocarbons are discovered.

The Myra and Sara licenses are located in an area of the eastern Mediterranean where there has not previously been production of oil and gas.  Accordingly, there is not currently any infrastructure in place to market oil or gas if hydrocarbons are discovered.  The Israeli government will have to approve the installation of infrastructure, and the construction of infrastructure will require significant capital investment.

Failure to fund capital expenditures could adversely affect our properties interests.

The oil and gas industry is capital intensive. The joint venture’s exploration and development activities will require substantial capital expenditures to meet requirements in the licenses. We will be responsible to the extent of our share of IPC Cayman’s commitment for drilling and related exploration costs in excess of US$ 28 million for the initial two exploratory wells under the Myra and Sara licenses as well as the costs of any subsequent wells.

We do not expect that debt financing will be available to us or any of our joint venture partners to support exploratory operations of the type required to establish commercial viability of the properties.  Cash flows from the offshore Israel project will be subject to a number of variables, such as the success of drilling operations, production levels from successful wells, prices of crude oil and natural gas, availability of infrastructure and markets, and costs of services and equipment.  In addition, our joint venture partners could seek farmout arrangements with third parties. These farmouts could result in us giving up a substantial interest in the oil and gas properties, comprising two licenses for offshore exploration for gas and/or oil, we have acquired.  If we or IPC Cayman are not able to fund our or its share of capital expenditures, our interests in the properties might be reduced or forfeited as a result.

Market conditions could impede access to capital or increase the cost of capital, which could significantly impede development of the offshore Israel project.

The oil and gas industry is cyclical in nature and tends to reflect general economic conditions. Recent and continuing disruptions and volatility in the global financial markets may, among other things, make it more difficult for us and our joint venture partners to obtain, or increase the cost of obtaining, capital and financing for the offshore Israel project.  Access to additional capital may not be available on acceptable terms or at all.  Difficulties in obtaining capital and financing or increased costs for obtaining capital and financing could significantly delay development of our property interests.

Our business is not geographically diversified.

Our property interests are located off the west coast of Israel.  We currently own no other working interests, leases or properties.  As a result, our current business will be concentrated in the same geographic region.  Our success or failure will be dependent upon the drilling and production results of any wells identified on the offshore Israel properties.

We face significant competition and many of our competitors have resources in excess of our available resources.

The oil and natural gas industry is highly competitive. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent crude oil and natural gas companies in a number of areas such as:

·	seeking to acquire desirable producing properties or new leases for future exploration;
·	marketing our crude oil and natural gas production;

·	seeking to acquire the equipment and expertise necessary to operate and develop properties; and
·	attracting and retaining employees with certain skills.

Many of our competitors have financial, technical and other resources substantially in excess of those available to us. This highly competitive environment could have an adverse impact on our business.

Risks of Oil and Natural Gas Investments

Oil and natural gas investments are highly risky.

The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells and the ownership of non-operating interests in oil and natural gas properties are highly speculative.  There is a possibility you will lose all or substantially all of your investment in us.  We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil and natural gas, nor can we predict the amount of time it will take to recover any oil or natural gas we do produce. Drilling activities may be unprofitable, not only from non-productive wells but also from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit.

Oil and natural gas prices are volatile and a reduction in these prices could adversely affect our financial condition and results of operations.

The price we may receive for oil or natural gas production from wells, in which we have an interest, will significantly affect our revenue, cash flow, access to capital and future growth. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include:

·	changes in supply and demand for oil and natural gas;
·	actions taken by foreign oil and gas producing nations;
·	political conditions and events (including political instability or armed conflict) in oil or natural gas producing regions;
·	the level of global oil and natural gas inventories and oil refining capacity;
·	the price and level of imports of foreign oil and natural gas;
·	the price and availability of alternative fuels;
·	the availability of pipeline capacity and infrastructure;
·	the availability of oil transportation and refining capacity;
·	weather conditions;
·	speculation as to future prices of oil and natural gas and speculative trading of oil or natural gas futures contracts;
·	domestic and foreign governmental regulations and taxes; and
·	global economic conditions.
The effect of these factors is magnified by the concentration of our interests in Israel, where some of these forces could have disproportionate impact, such as war, terrorist acts or civil disturbances, changes in regulations and taxation policies by the Israeli government, exchange rate fluctuations, laws and policies of Israel affecting foreign investment, trade and business conduct and the availability of pipeline capacity and infrastructure.

A significant or extended decline in oil and natural gas prices may have a material adverse effect on our and IPC Cayman’s financial condition, results of operations, liquidity, ability to finance planned capital expenditures or  ability to secure funding from industry partners.

Exploration, development and production of oil and natural gas are high risk activities with many uncertainties that could adversely affect our financial condition and results of operations.

The joint venture’s drilling and operating activities will be subject to many risks, including the risk that commercially productive wells will not be discovered.  Drilling activities may be unprofitable, not only from dry holes but also from productive wells that do not generate sufficient revenues to return a profit. In addition, drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

·	environmental hazards, such as natural gas leaks, pipeline ruptures and spills;
·	fires;
·	explosions, blowouts and cratering;
·	unexpected or unusual formations;
·	pressures;
·	facility or equipment malfunctions;
·	unexpected operational events;
·	shortages of skilled personnel;
·	shortages or delivery delays of drilling rigs and equipment;
·	compliance with environmental and other regulatory requirements;
·	adverse weather conditions; and
·	natural disasters.
Any of these risks could adversely affect operations or result in substantial losses as a result of personal injury or loss of life; severe damage to or destruction of property and equipment; pollution; environmental contamination; repair and remediation costs; loss of wells; and regulatory fines and penalties.  Uninsured liabilities could have a material adverse effect on our financial condition and results of operations.

We will be subject to various governmental regulations which may result on material liabilities and costs.

Political developments and laws and regulations will affect the offshore Israel project. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts in the State of Israel will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.

We and our joint venture partners are subject to laws and regulations promulgated by the State of Israel relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements can change and are subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on the offshore Israel project. We and our joint venture partners may be required to make significant expenditures to comply with governmental laws and regulations.

We and our joint venture partners are subject to Israeli environmental laws and regulations.  Because of the recent nature of the discoveries in the eastern Mediterranean and the absence of production, there has not been consideration of the impact that operations in this area may have on environmental laws and regulations, which could be changed in ways that could negatively impact the offshore Israel project. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities and may require us and our joint venture partners to incur substantial costs of remediation. In addition, we and our joint venture partners may incur costs and penalties in addressing regulatory agency procedures involving instances of possible non-compliance.  The financial implications, if any, cannot be estimated at this stage.

Potential regulations regarding climate change could alter the way the joint venture conducts business.

As awareness of climate change issues increases, governments around the world are beginning to address the matter. This may result in new environmental regulations that may unfavorably impact us and our joint venture partners. The cost of meeting these requirements may have an adverse impact on our financial condition, results of operations and cash flows.

The potential lack of availability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect the joint venture’s ability to execute exploration and development plans on a timely basis and within budget.

From time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel in the oil and natural gas industry. During these periods, the costs of rigs, equipment and supplies are substantially greater and their availability may be limited, particularly in international locations that typically have more limited availability of equipment and personnel, such as Israel. During periods of increasing levels of exploration and production in response to strong demand for oil and natural gas, the demand for oilfield services and the costs of these services increase. Additionally, these services may not be available on commercially reasonable terms.

Risks Related to the Manager of IPC Cayman

We have limited control over the management of IPC Cayman.

Under the agreement between us and ITC, we have limited authority to participate in the management of IPC Cayman.  Our rights as the holder of a majority of the shares of IPC Cayman include the right to approve:

•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC or any affiliate;

•	Modify any compensation arrangement between IPC Cayman and ITC and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Other than those specified rights, ITC as the sole director of IPC Cayman will have the right to make operational decisions with respect to matters affecting the exploration and development of the licenses, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost.

We have no control over the management of IPC Oil and Gas (Israel) Limited Partnership (or IPC Partnership).

Iin May 2010. IPC Cayman transferred all of its assets and liabilities to IPC Partnertship without transferring any of the protections given to us in the stockholders agreement and registered IPC Cayman’s interest in the two licenses in the name of IPC Partnership. IPC Cayman became a limited partner and ITC became the general partner of IPC Partnership. These actions were done without our knowledge or consent. As a result, the Company has no control over management of IPC Partnership and we will be subject to unilateral actions of the manager of IPC Cayman, some of which may not be in our best interests.

There is no guarantee that IPC Cayman will make cash distributions to its owners, including us.

Cash distributions are not guaranteed and will depend on future drilling and operating activities and performance of the offshore Israel project. The director of IPC Cayman has the authority to authorize and to make any distributions to its stockholders at such times and in such amounts as the director deems advisable. You may receive little or no return on your investment in us.

Conflicts of interest may arise.

Conflicts of interest may arise because of the relationships between and among IPC Cayman, ITC and us.  The interests of ITC may not coincide with the interests of us and our shareholders.  In addition, ITC and its majority member, H. Howard Cooper, may experience conflicts of interest in allocating their time and resources between IPC Cayman and other businesses, including other oil and gas projects.  The organizational documents do not restrict ITC and its affiliates from engaging in other business activities or specify any minimum amount of time that ITC and its affiliates are required to devote to IPC Cayman.

Risks Related to Ownership of our Stock

There is currently a limited trading market for our common shares.

There currently is a limited public market for our common shares.  Further, although our common shares are currently quoted on the OTC Bulletin Board, trading of our common shares may be extremely sporadic.  As a result, an investor may find it difficult to sell, or to obtain accurate quotations of the price of, our common shares.  There can be no assurance that a more active trading market for our common shares will develop. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common shares for an indefinite period of time.

Risks related to penny stocks.

Our common shares are subject to regulations prescribed by the SEC relating to “penny stock.” These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined in Rule 501 of the U.S. Securities Act of 1933). These regulations could adversely impact market demand for our shares and adversely impact our trading volume and price.

The issuance of common shares upon the exercise of our outstanding warrants and options will dilute the ownership interest of existing stockholders and increase the number of shares eligible for future resale.

The exercise of some or all of our outstanding warrants and options could significantly dilute the ownership interests of our existing shareholders.  As of August 25, 2011, we had outstanding warrants to purchase an aggregate of 73,071,420 common shares and outstanding options to purchase an aggregate of 5,775,000 common shares.  To the extent the warrants and options are exercised, additional common shares will be issued and that issuance will increase the number of shares eligible for resale in the public market.  The sale of a significant number of shares by our shareholders, or the perception that such sales could occur, could have a depressive effect on the public market price of our common shares.

We expect to raise additional funds by issuing our stock which will dilute your ownership.

We expect that we will likely issue a substantial number of shares of our capital stock in the future.  Under these arrangements, we may agree to register the shares for resale soon after their issuance. The sale of additional shares could lower the value of your shares by diluting your ownership interest in us and reducing your voting power. Shareholders have no preemptive rights.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 are complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, investor confidence and share value may be negatively impacted.

Your investment return may be reduced if we lose our foreign private issuer status.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, and, therefore, we are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC.  In addition, the proxy rules and Section 16 reporting and short-swing profit recapture rules are not applicable to us. If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our SEC compliance costs.

We may be treated as a passive foreign investment company for U.S. tax purposes, which could subject United States investors to significant adverse tax consequences.

A foreign corporation will be treated as a passive foreign investment company, or PFIC, for U.S. federal income taxation purposes, if in any taxable year either: (a) 75% or more of its gross income consists of passive income; or (b) 50% or more of the value of the company’s assets is attributable to assets that produce, or are held for the production of, passive income. Based on our current income and assets and our anticipated future operations, we believe that we currently are not a PFIC.  U.S. stockholders of a PFIC are subject to a disadvantageous U.S. income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.   The PFIC rules are extremely complex.  A U.S. person is encouraged to consult his or her U.S. tax advisor before making an investment in our shares.

U.S. shareholders may not be able to enforce civil liabilities against us.

We are a corporation organized under the laws of the Province of Ontario, Canada.  Most of our directors and executive officers are non-residents of the United States.  Because a substantial portion of their assets and currently all of our assets are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial position, business strategy, and plans and objectives for future operations.  The words “may,” “will,” “believe,” “expect,” “estimate,” “continue,” “anticipate,” “intend” and similar expressions are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, business operations and financial needs.  For a discussion of risk factors affecting our business, see “Risk Factors.”

We do not guarantee that the events anticipated by the forward-looking statements will occur or that they will happen at all.  We do not undertake any obligation to update any of the forward-looking statements, except as may be required under federal securities laws.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Directors and Management Team

Name and Position	Business Address	Position

Kam Shah	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	CEO, CFO and Director
Dean Bradley	9300 Normandy Blvd., Suite 511 Jacksonville, Florida 32221	Director
Brett Rees	114 Newport Avenue Toronto, Ontario M1L 1J5	Director
Terence Robinson	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	Consultant

Legal Advisers

Our Canadian legal advisers are Sui & Company, Solicitors, whose business address is The Exchange Tower, Suite 1800, 130 King Street West, Toronto, Ontario M5X 1E3. Our U.S legal advisers are Messerli & Kramer, P.A., whose business address is 1400 Fifth Street Towers, 100 South Fifth Street, Minneapolis, MN 55402.

Auditor

Our auditors are Schwartz Levitsky Feldman LLP, whose business address is 1167 Caledonia Road, Toronto, Ontario M6A 2X1.

OFFER STATISTICS AND EXPECTED TIMETABLE

The common shares offered by this prospectus are registered for the account of the selling shareholders named in this prospectus.  There is no expected issue price. The selling shareholders may sell the common shares at fixed prices, at prevailing market prices at the time of sale or at negotiated prices.  The approximate date of proposed sale of the common shares is from time to time after the registration statement of which this prospectus forms a part becomes effective, in amounts and on terms determined at the time of the sale.
KEY INFORMATION
Selected Financial Data

The following table presents selected historical consolidated financial data for the periods indicated. The selected financial data for the three fiscal years ended March 31, 2011 and as of March 31, 2011,  2010 and 2009 have been derived from the our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the two fiscal years ended March 31, 2008 and as of March 31, 2008 and 2007 have been derived from the our audited consolidated financial statements for those years which are not included in this prospectus.

The historical results are not necessarily indicative of results to be expected in any future period, and interim results may not be indicative of results for the remainder of the year.  Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. Additional information is presented below to show the differences which would result from the application of U.S. GAAP to our financial statements.

 Operating data – Fiscal year ended March 31

	2011	2010	2009	2008	2007
					(Restated)

Revenue	-	-	7,901	73,300	$93,278
Loss before non-controlling interests	($3,779,638)	($4,284,058)	($689,415)	($571,799)	($164,043)
Non-controlling interests	$51,311	$356,814	$-	$-	$-
Net Loss	($3,728,327)	($3,927,244)	($689,415)	($571,799)	($164,043)
Net loss per share (1)	($0.05)	($0.09)	($0.02)	($0.02)	($0.01)
Working capital	$1,706,527	$371,130	$1,431,495	$5,173,892	$6,624,466
Total assets	$9,351,800	$10,419,787	$1,592,947	$5,239,122	$6,672,918
Capital stock	$36,078,140	$35,298,257	$32,854,075	$32,901,488	$32,413,811
Warrants	$8,677,551	$7,343,886	$2,192,927	$2,153,857	$2,215,213
Contributed surplus	$4,755,077	$4,573,748	$4,154,266	$4,077,427	$4,069,549
Accumulated other comprehensive loss(gain)	$168,347	($2,696,213)	($4,425,018)	($1,306,768)
Shareholders' equity	$8,688,223	$6,900,299	$1,440,929	$5,180,098	$6,624,466
Weighted average number of shares outstanding (2)	78,469,909	42,963,027	30,170,743	28,840,653	27,472,703

1. The effect of potential share issuances pursuant to the exercise of options and warrants would be anti-dilutive and, therefore, basic and diluted losses per share are the same.

2. Weighted average number of shares for a year was calculated by dividing the total number of shares outstanding at the end of each of the months by twelve.

Selected Financial Data (U.S. GAAP) – Fiscal year ended March 31

	2011	2010	2009	2008	2007

Loss for year	($3,728,327)	($3,927,244)	($689,415)	($571,799)	($52,384)
Comprehensive Loss	($863,767)	($2,198,439)	($3,807,665)	($2,838,269)	$795,658
Loss per share -Basic and diluted	($0.05)	($0.09)	($0.02)	($0.02)	$0.00
Total assets	$9,351,800	$10,419,787	$1,592,947	$5,239,122	$7,632,619
Shareholders' equity	$8,688,223	$6,900,299	$1,440,929	$5,180,098	$7,584,167

The Company has not declared or paid any dividends in any of its last five financial years.

The Company has consolidated the results of IPC Cayman, in which Israel Oil & Gas Corporation owns a 76.79% equity interest, for the period from April 1, 2010 up to May 18, 2010 and since then IPC Cayman financials have been de-consolidated due to a loss of control over IPC Cayman’s financial reporting process (see note 25 to our consolidated financial statements). The accounting for this investment is recorded at the lower of the carrying value and the recoverable amount.

 Exchange Rates

The exchange rates used herein were obtained from the Bank of Canada. On August 25, 2011, the exchange rate, based on the noon buying rates, for the conversion of Canadian dollars into United States dollars (the “Noon Rate of Exchange”) was CDN $0.9843 = USD $1.

The following table sets out the high and low exchange rates in US dollar for one Canadian dollar for each of the last six months.

	July 2011	June 2011	May 2011	April 2011	March 2011	February 2011

High for period	$1.06	$1.04	$1.05	$1.05	$1.03	$1.03
Low for period	$1.03	$1.01	$1.02	$1.03	$1.01	$1.00

The following table sets out the average exchange rates in US dollar for one Canadian dollar for the five most recent fiscal years calculated by using the average of the Noon Rate of Exchange on the last day of each month during the period.

Year Ended March 31,	2011	2010	2009	2008	2007
Average for the year	0.98	0.92	0.89	0.97	0.88

Capitalization and Indebtedness

The following table sets forth our capitalization as of March 31, 2011

Shareholders' equity:
Capital stock	36,078,140
Warrants	8,677,551
Contributed surplus	4,755,077
Accumulated other comprehensive income	168,347
Accumulated deficit	(40,990,892)
Total equity	$ 8,688,223

Total capitalization	$8,688,223

Common shares issued and outstanding	78,664,076

Reasons for the Offer and Use of Proceeds

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 29,025,000 common shares; and 32,077,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share.  We issued all of these shares and warrants in transactions exempt from the registration requirements of the Securities Act of 1933, Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.  We will not receive any proceeds for the resale of shares by the selling stockholders.  If the 32,077,500 warrants are exercised, we may receive proceeds of up to US$11,227,125. We will use the proceeds for working capital and other general corporate purposes, including for our indirect working interest in the offshore Israel project or any other project where we may be holding any working interest.

INFORMATION ON BONTAN

History and Development

We are a Canadian corporation incorporated under the laws of the Province of Ontario in 1973 under the original name of Kamlo Gold Mines Limited.  We were inactive until 1985.  Between 1986 and 1982, our company was involved in the development of a new technology for the marine propulsion business. During this period, our company went through three name changes.

Between 1993 and 1996, our company was involved in the distribution and manufacture of a snack food. During this period, our company went through two more name changes.

Our company remained inactive after the closure of the snack food business in November 1996 until December 1998 when we changed our name to Dealcheck.com Inc. and agreed on a new business strategy. This strategy focused on investing in new and emerging technology oriented projects and businesses.  In 1999, our company raised $3.2 million, which we invested in various projects and companies over the next two years as per the new business strategy of our company. Unfortunately, the IT sector performed poorly since 2001 and new and emerging technology-based businesses suffered significant losses, financial problems and bankruptcies. These factors adversely affected our company’s investments and its profitability. Our company had to write off all its investments by the end of the fiscal 2003.

In April 2003, our company changed its business focus to the natural resource industry and completed a private placement of approximately 8.9 million common shares, raising approximately USD $3.1 million. These funds were primarily invested in projects involving oil and gas exploration and diamond mining projects in Brazil between April 2003 and September 2005,

Diamond mining operations discontinued in December 2004. Our company sold its interest in an oil exploration project in Papua New Guinea in July 2005 for USD $3.2 million. Our company’s cost of this project was approximately USD $1.6 million. Further, in October 2004, our company acquired a working interest in a gas exploration project in Louisiana, USA.  Between March 2005 and September 2005, our company invested approximately $3.9 million as its share of exploration costs. The exploration, however, proved a dry well and was therefore abandoned and the costs incurred were fully written off in December 2005.

Since 2006, our company has been actively pursuing oil and gas exploration and development projects We found many projects to be too expensive while others did not meet our technical due diligence. In November 2009, we acquired (through our wholly owned subsidiary) an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometres off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”), cover approximately 198,000 acres of submerged land, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 acres of submerged land adjacent to the land covered by the licenses.  Our working interest was held in the form of a 75% equity interest in IPC Cayman, a Cayman Islands limited company that was formed to explore and develop the properties off the coast of Israel. Subsequently, disputes arose with respect to the transfer of rights in the two drilling licenses and the exploration permit to IPC Cayman and the Benjamin permit was lost in February 2010 due to the failure to timely submit the required seismic data to the Israel Petroleum Commissioner. In March 2010, IPC Cayman entered into an Allocation of Rights and Settlement Agreement with the Lead Investors and others under which, among other things, the Lead Investors acquired a greater than 50% working interest in the Myra and Sara licenses for approximately USD $16.2 million.  The sale proceeds were used primarily used to pay for the seismic data relating to the two drilling licenses and the permit and to settle various disputes with PetroMed Corporation, the original registered owner of a 95.5% working interest in the two drilling licenses and the permit.

Under the terms of an agreement dated April 14, 2010, International Three Crown Petroleum LLC (or ITC) is deemed to own a 23.21% equity interest in IPC Cayman represented by 2,321 ordinary shares of IPC Cayman and Bontan is deemed to own a 76.79% equity interest in IPC Cayman represented by 7,679 ordinary shares of IPC Cayman. Allied Ventures Incorporated is deemed not to have owned or to ever have owned any equity interest in IPC Cayman.

We currently own an indirect 5.23% working interest in the two drilling licenses through our 76.79% equity interest in IPC Cayman. ITC and an affiliated entity, JKP, own the balance of the 23.21% equity interest in IPC Cayman. IPC Cayman, in turn, owns a 50% limited partnership interest in IPC Partnership, the registered holder of the 13.609% interst in the Myra and Sara licenses.

Our company’s registered office is situated at 47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3. We are a reporting issuer in the province of Ontario.

Business Overview

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves. We are currently focused on the offshore Israel project which currently includes the Myra and Sara licenses.  We currently are not seeking to acquire additional property interests in Israel or any other region or to pursue other business opportunities.  Our goal is to advance offshore Israel project to the drilling stage aggressively, as prudent financing will allow to determine the presence of oil or natural gas. If we are successful in doing so, we believe our joint venture partners can attract the attention of the existing oil and gas companies already operating in the region or new oil and gas companies to enter into a development agreement or farmout agreement.

Background and Status of Offshore Israel Project

On October 15, 2009, International Three Crown Petroleum LLC (or ITC) entered into an option agreement with PetroMed Corporation under which ITC was granted the right to purchase all of PetroMed Corporation’s rights in the Myra and Sara licenses and the Benjamin permit. On November 18, 2009, the right to purchase was exercised, and as part of the closing, PetroMed Corporation was paid the contractual consideration and PetroMed Corporation provided IPC Cayman, ITC’s designee, with irrevocable deeds of assignment with respect to each of the licenses and permit.

Under Section 76(a) of the Israel Petroleum Law, the permit may be transferred only with the permission of the Petroleum Commissioner and the licenses may be transferred only with the permission of the Petroleum Commissioner and after the Petroleum Commissioner’s consultation with the Petroleum Council. Accordingly, on January 18, 2010, IPC Cayman filed applications with the Petroleum Commissioner to transfer the licenses and permit, with the application to transfer the permit also including an application to be granted a license based on the permit and its attending priority rights.

PetroMed Corporation sent an e-mail to IPC Cayman and the Petroleum Commissioner on January 17, 2010, purporting to ‘rescind’ the PetroMed transaction and has, to the best of IPC Cayman’s knowledge, further addressed the Petroleum Commissioner with claims that the Petroleum Commissioner denies the applications. In addition, IPC Cayman received verbal indication from the Petroleum Commissioner that the permit would lapse at the end of its term on February 5, 2010, and the Petroleum Commissioner would not approve the conversion of the permit into a license. Thereafter, PetroMed Corporation communicated its withdrawal of rescission to the Petroleum Commissioner with respect to the request to transfer the permit and convert it into a license and requested that the Petroleum Commissioner place the request for conversion of the permit before the Petroleum Council.

On January 19, 2010, PetroMed Corporation filed a complaint in the U.S. District Court for the Western District of Washington against Bontan, Howard Cooper and Three Crown Petroleum, LLC.  The complaint requested, among other things, rescission of PetroMed Corporation’s assignment of its 95.5% interest in the Myra and Sara licenses and Benjamin permit to IPC Cayman and a declaration that the contracts with the defendants are null and void.

On February 12, 2010, ITC and IPC Cayman filed a complaint in the Denver, Colorado District Court against PetroMed Corporation and other defendants.  ITC and IPC Cayman alleged that the defendants were actively interfering with IPC Cayman’s application before the Israel Ministry of Natural Infrastructure for transfer to IPC Cayman of PetroMed Corporation’s 95.5% interest in the Myra and Sara licenses and Benjamin permit.  In the lawsuit, ITC and IPC Cayman were seeking, among other matters, temporary, preliminary and permanent injunctive relief in order to avoid real, immediate and irreparable harm to ITC and IPC Cayman resulting from the defendants’ alleged wrongful conduct.  The lawsuit also requested damages for defendants’ alleged multiple tortuous acts and materials breaches of contracts, and a declaration of the parties’ rights and obligations under the contracts.

ITC had informed us that, in light of the dispute as to ownership of the Myra and Sara drilling licenses and the Benjamin exploration permit, the Petroleum Commissioner had declined to transfer the licenses and permit to IPC Cayman and had indicated to IPC Cayman that he would be terminating the permit and possibly the licenses.

Separately, because Western Geco International had not been paid its $12.5 million in full, it refused to turn over the seismic data and its interpretation to IPC Cayman.  Failure to deliver the seismic data and its interpretation to the Petroleum Commissioner would be a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.

To settle the disputes and to ensure that the future of the offshore Israel project is not jeopardized, we and IPC Cayman accepted an offer from two Israeli investors with significant financial and local influence to join the project as major partners. The major partners (or Lead Investors) in the offshore Israel project are Emanuelle Energy Ltd. and IDB-DT Energy (2010) Ltd.  Mr. Ofer Nimrodi controls Emanuelle Energy Ltd.  and is a director and CEO of Tel Aviv-based Israel Land Development Company Ltd. IDB-DT Energy (2010) Ltd. Is a joint venture of IDB Development Corporation Ltd., which is affiliated with Avraham Livnat Company, and Du-Tzah Ltd., which is affiliated with Manor Holdings and Yitzak “Zachi” Sultan.

On March 25, 2010, ITC, IPC Cayman, PetroMed Corporation, Emanuelle Energy Ltd., IDB-DT Energy (2010) Ltd. and others entered into an Allocation of Rights and Settlement Agreement.  This agreement provides for, among other things:

•	The dismissal of certain lawsuits and mutual release of claims among the parties;

•
The payment by the Lead Investors of: (i) $10.5 million to Western Geco International Ltd. for the release of 2D and 3D seismic data relating to the Myra and Sara licenses, (ii) Aproximately $5.7 million to settle certain liabilities of PetroMed Corporation and to acquire its controlling interest.

•	A new allocation of working interests in the offshore Israel project as follows: 14.325% to IPC Cayman; 27.15% to IDB-DT Energy (2010) Ltd.; and 54.025% to Emanuelle Energy Ltd.;

•	With respect to IPC Cayman’s 14.325% working interest, an allocation of 11% to Bontan and 3.325% to ITC;

•
For purposes of the application to effect the transfer  of rights in the Myra and Sara licenses, the Lead Investors to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum law in respect of IPC Cayman’s interest in the licenses;

•	The grant of overriding royalty interests, totaling 10.5%, to certain persons, including 1% to an affiliate of Mr. Cooper and 2% to Israel Land Development Company Ltd. and IDB-DT Energy (2010) Ltd.;

•	The cancellation of the common shares and warrants of Bontan issued to PetroMed Corporation in November 2009; and

•	The formation of a steering committee composed of two representatives of the Lead Investors and one representative of IPC Cayman, to manage the project with respect to the Myra and Sara licenses.

Under the Allocation of Rights and Settlement Agreement, the Lead Investors have agreed, for purposes of the application to effect the transfer of the rights in the Myra and Sara licenses, to prove (without incurring any actual monetary obligation) the financial capability requirement under Israel Petroleum Law in respect of IPC Cayman’s interest in the licenses. This obligation will continue until the earlier of (i) five months from the registration of the licenses in the names of the Lead Investors and IPC Cayman in accordance with their respective ownership interests or (ii) June 30, 2011. If IPC Cayman fails to establish its independent financial capability after this obligation ends, IPC Cayman must elect one of the following options (on a licensee by license basis):

1)
IPC Cayman may offer to sell to the Lead Investors its ownership interest in the license for which it has not established financial capability for a purchase price of $240,000 per each 1% ownership interest;

2)
IPC Cayman may contract to sell, farmout or otherwise dispose of its ownership interest in the applicable license and the Lead Investors have the right of first refusal to acquire any or all of the interest; or

3)
IPC Cayman will be obligated to participate in the first well drilled under the applicable license by paying 200% of its share of the drilling costs and if it fails to do so, IPC Cayman will forfeit its ownership interest in the applicable license.

If IPC Cayman fails to complete option 1 or 2 within 60 days after the Lead Investors’ obligation ends, it will be deemed to have elected option 3 above.  As between us and ITC, if we fail to establish financial capability to the extent of our proportionate ownership of IPC Cayman, then ITC can establish such financial capability on behalf of IPC Cayman and the ownership of IPC Cayman will be readjusted to reflect the acquisition by ITC of our interest in the applicable license. As explained below, in October 2010, IPC Partnership secured funding of up to US$ 28 million which we believe satisfies the financial capability requirements in respect of IPC Cayman’s (including Bontan’s) interest in the licenses.

In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011. With respect to the financial capability requirement for approval of the transfer of rights, the Petroleum Commissioner has indicated that the joint venture partners must demonstrate liquidity equal to at least  half of the cost of the first well drilling, which we estimate to be approximately USD $50 million.

On May 19, 2010, Geoglobal Resources (India) Inc. was appointed operator for the Myra and Sara licenses, subject to the execution of a joint operating agreement. A Joint Operating Agreementdated October 6, 2010 was signed on November 8, 2010 for each of the two licenses The operator is a wholly owned subsidiary of Geoglobal Resouces Inc.(“Geoglobal”), a public company headquartered in Calgary, Alberta. Geoglobal is primarily engaged since 2002 in exploration and development of oil and gas resesrves – both on shore and off shore – in India. It has exploration rights through production sharing contracts in four offshore and onshiore geological basins covering approximately 1.7 million net acres. The operator has acquired a 5% working interest in the Myra and Sara licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million. The operator also has an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

The joint venture partners and the operator also entered into an option agreement dated as of May 19, 2010. Under this option agreement, the joint venture partners have the option to purchase up to a 12.5% ownership interest in a shallow water offshore drilling license known as the Samuel license, subject to the license being granted to the operator by the Israel Petroleum Commissioner.This agreement also provides that the joint venture partners shall have a right to increase their ownership interest in the Samuel license by a further 7.5% in return the operator is given a right to increase its interest in Sarah and Myra licenses by an additional 2.5.The Samuel license has been granted to the operator, and IPC Cayman is entitled to acquire a 2.72% interest in the Samuel license, of which Bontan’s share would be 2.09% and the minority shareholder of IPC Cayman will be entitled to the balance 0.63%. The Samuel license covers an area of approximately 400 square kilometers and is located in the Levantine Basin.

On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Myra and Sara licenses. The approval was granted on June 16, 2010.

The Benjamin permit originally held by PetroMed Corporation and acquired by IPC Cayman expired in February 2010 because the required seismic data was not timely submitted to the Petroleum Commissioner. The Israeli Ministry of Petroleum invited new applications for licenses covering the same area as the original Benjamin permit. The Lead Investors and IPC Cayman paid for and obtained the required 2D seismic data for this application and submitted an application for the Michael license on May 20, 2010. On June 16, 2010, the Isaeli Ministry of Petroleum informed the Lead Investors that their application for the Michael license was not approved.

On October 13, 2010, IPC Cayman and IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer. Under the agreement, Ofer agreed to contribute up to US$ 28 million towards IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership.

In addition, Ofer was granted certain voting and management rights with respect to major operational decisions and material changes in the timing or costs of the initial drilling program. The agreement provides for Ofer to deposit at closing US$ 2 million with IPC Partnership to cover future cash calls made by the operator relating to initial drilling and exploration costs. Ofer is required to contribute up to an additional US$ 26 million, upon cash calls made by the operator, to pay for IPC Partnership’s 13.609% share of the initial drilling and exploration costs. If IPC Partnership’s aggregate share of the initial drilling and exploration costs for the initial two exploratory wells exceed $28 million, then IPC Cayman and Ofer have agreed to increase their capital commitments to IPC Partnership in respect of the shortfall.

To the extent required by law, the consent of the Israeli Petroleum Commissioner is a condition precedent to the grant of rights to Ofer under the Ofer agreement. If such consent is required but not obtained by December 31, 2011, then (i) Ofer may terminate the Ofer agreement and IPC Partnership will be required to make a restitution payment to Ofer by June 30, 2013 in an amount equal to the capital contributions actually made by Ofer plus 10% interest from the date of each such contribution or (ii) IPC Partnership may terminate the Ofer agreement and IPC Partnership will be required to make the restitution payment referenced in (i) within seven days of the notice of termination. The agreement also provides that ITC and Ofer will use their best efforts to establish, no later than December 31, 2010, a new Israeli entity to replace ITC as the general partner of IPC Partnership. To date we are not aware of any new Israel entity that has replaced ITC.

On October 25, 2010, IPC Cayman entered into an agreement with Shaldieli, Ltd., an Israeli public shell  company (“Shaldieli”), for IPC Cayman to acquire 90% of Shaldieli’s common equity in exchange for IPC Cayman’s 50% interest in IPC Partnership. As the majority stockholder of IPC Cayman, we believe the proposed Shaldieli transaction is subject to our approval. Bontan has never given this approval and does not consider the proposed Shaldieli transaction to be beneficial to Bontan and its shareholders for several reasons, including the following:

•
10% of the Shaldieli shares are reserved for existing Shaldieli shareholders without any contribution of funds to the business. This will result in dilution of our indirect interest, which could exceed 20% if the options proposed to be issued in the transaction are exercised.

•	Mr. Cooper will be chairman and president of Shaldieli without our vote or approval as the majority stockholder of IPC Cayman.

•	The proposed transaction structure provides no proper safeguards to Bontan regarding future activities of Shaldieli and the Shaldieli board structure.

•
The proposed Shaldieli transaction appears to involve numerous conflicts of interest and related party transactions with Mr. Cooper and his affiliates, including issues concerning his remuneration, status as a director, option rights, annual grants, and right to a percentage of the profits of Shaldieli.

The Shaldieli transaction is also subject to approval by Shaldieli’s shareholders and to Israeli regulatory approvals. The complete details of the Shaldieli transaction are not known to us. Shaldieli shareholders approved the Shaldieli transaction on July 26, 2011 but, as far as we are aware, the Israel Securities Authority has not yet cleared the proposed transaction. We have been not been provided with copies of communication that Shaldieli might have had with the Israel Securities Authority and are therefore not aware of issues raised, if any, by the Israel Securities Authority.

On November 8, 2010, joint operating agreements dated October 6, 2010 relating to each of the Myra and Sara licenses were signed by the joint venture partners and GeoGlobal, as operator. The agreements contain substantially similar provisions that relate to the rights and obligations of the parties with regard to operations under the licenses, including joint exploration, appraisal, development, production and disposition of oil and natural gas produced from the areas covered by the licenses. Under the joint operating agreements, an operating committee is created to supervise and direct operations and activities carried out by the operator with respect to each license.

The operating committee (which we understand replaces the steering committee created by the Allocation of Rights and Settlement Agreement) will be comprised of representatives of each joint venture partner holding a working interest. Decisions of the operating committee are determined by an affirmative vote of two or members representing at least 51% of the working interests; provided that the vote must include the affirmative vote of Emanuelle Energy Ltd., Emanuelle Energy Oil and Gas Limited Partnership, Israel Land Development Company Ltd., IDB Development Corporation Ltd., and Modiin Energy Limited Partnership as long as each of them holds at least 50% of its original working interest. Currently, we understand that there are four members on the operating committee – one each from IDB-DT Energy (2010) Ltd., Emanuelle Energy Ltd., GeoGlobal Resources (India) Inc., and IPC Cayman. Mr. Howard Cooper currently represents IPC Cayman. While we own 76.79% of IPC Cayman, we agreed to have IPC Cayman’s representative on the operating committee be appointed by ITC. We believed at that time that ITC’s representative would be Mr. Howard Cooper. Mr. Cooper has significant experience in handling oil and gas projects and has been actively involved in developing of the offshore Israel project.

Each joint operating agreement designates GeoGlobal as the operator and contains provisions regarding the rights of the other parties to the agreement to remove GeoGlobal as operator (with or without cause) and to repurchase portions of its working interest under various stages of the project with varying amounts of reimbursement for amounts paid by GeoGlobal. The parties have agreed to indemnify the operator for any claim, loss, liability or expense arising out of or resulting from operations under the applicable license, except for actions taken by senior supervisory personnel which constitute gross negligence or willful misconduct.

Recent developments on the Israel project include the following:

a.      The operator signed a letter of intent with a drilling contractor in April 2011.
b.      The operator signed in April 2011 an assignment agreement with a third party to acquire a drilling rig and associated services to be available in December 2011.
c.      In May 2011, the Petroleum Commissioner approved to extend validity of the Sara and Myra licenses from July 13, 2011 to July 13, 2012.
d.      A 3D analysis was completed in July 2011.

Litigation Matters

We currently are in litigation with Mr. Howard Cooper, ITC, IPC Cayman and other parties relating to costs incurred and compliance with the terms of the Contribution and Assignment Agreement and Stockholders Agreement as well as the proposed Shaldieli transaction. For a description of the legal proceedings, see “Financial Information –Legal Proceedings.”

There can be no assurance when these disputes, including the counterclaim made by ITC and IPC Cayman against us, will be resolved or how much time and resources it will take to resolve the disputes, nor can we predict the final outcome or financial impact of resolving them. The legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in the litigation could cause us to lose our interest in the licenses and write off our investments.

Current Ownership of Licenses

100% of the rights and interests in the Myra and Sara licenses have been allocated and registered with the Israel Ministry of National Infrastructure as follows:

Myra (400000 dunams) Validity 14/07/2008 - 13/07/2012 (extended on April 28, 2011)
* Emanuelle Energy Limited	24.1610%
Modiin Energy Limited Partnership	19.2820%
Emanuelle Energy Oil & Gas Limited Partnership	19.1610%
I.P.C. Oil and Gas Limited Partnership	13.6090%
Blue Water Oil & Gas Exploration Limited	8.7870%
GeoGlobal Resources (India) Inc.	5.0000%
IDB Development Corporation Limited	5.0000%
Israel Land Development Company Limited	5.0000%

Sara (400000 dunams) 07/2008 - 13/07/2012 (extended on April 28, 2011)
* Emanuelle Energy Limited	24.1610%
Modiin Energy Limited Partnership	19.2820%
Emanuelle Energy Oil & Gas Limited Partnership	19.1610%
I.P.C. Oil and Gas Limited Partnership	13.6090%
Blue Water Oil & Gas Exploration Limited	8.7870%
GeoGlobal Resources (India) Inc.	5.0000%
IDB Development Corporation Limited	5.0000%
Israel Land Development Company Limited	5.0000%

Note:  (a) I.P.C. Oil and Gas (Israel) Limited Partnership (or IPC Partnership) is currently owned 50% by IPC Cayman and 50% by Ofer Investments Ltd. We own 76.79% of IPC Cayman. Hence our indirect working interest in the above licenses is 5.23% (13.609 x 50% x76.79%). This interest may decrease further if Geoglobal Resources (India) Ltd. exercises its option to acquire an additional 2.5% working interest in the licenses pro rata from the Lead Invsetors and IPC Cayman.

(b) We understand that recently Blue Water Oil & Gas Exploration Limited failed to fulfil its financial obligationunder a cash call and as a result forfeited its interest to Emanuelle Energy Limited and Modiin Energy Limited Partnership. We have however not received any written confirmation of this matter. It also does not affect our interest in the two licenses.

Manager of Offshore Israel Project

International Three Crown Petroleum LLC (or ITC) is the sole director of IPC Cayman and the general partner of IPC Partnership. ITC owns a 23.20% equity interest and JKP Petroleum Company LLC (“JKP”) owns a 0.01% equity interest in IPC Cayman. The majority member and principal of ITC and JKP is H. Howard Cooper.

H. Howard Cooper is currently the manager of ITC, which serves as the sole director of IPC Cayman. Mr. Cooper is also the manager Power Petroleum LLC.  ITC was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia. Prior to joining Teton, Mr. Cooper served as a director and president of American Tyumen, a company he founded in 1996 and which shortly thereafter merged with Teton.  From 1994 to 1995, Mr. Cooper was a principal with Central Asian Petroleum, an oil and gas company with its primary operations in Kazakhstan.  From 1992 to 1994 Mr. Cooper served with AIG, an insurance group in New York, evaluating oil and gas projects in Russia. From 1981 - 1991, Mr. Cooper was an independent landman developing oil and gas opportunities in the U.S. Rocky Mountain Region.

Under a Stockholders Agreement dated as of November 14, 2009, we have limited authority to participate in the management of IPC Cayman.  ITC as the sole director of IPC Cayman has the right to make operational decisions with respect to matters affecting the exploration and development of the licenses and permit, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost. ITC cannot be removed other than for willful misconduct that adversely affects the offshore Israel project or in the event of a transfer of the ownership of ITC, such that Mr. Howard Cooper is no longer the managing member.

The director must get prior written approval of stockholders holding a majority of shares of IPC Cayman to take any of the following actions:
•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC or any affiliate;

•	Modify any compensation arrangement between the Project Company and ITC and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Under the Stockholders Agreement, IPC Cayman agreed to pay ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and to reimburse reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israeli project, ITC will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction. ITC will also receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC Cayman and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant. The exercise price of the warrant will be equal to the market price.  In addition, ITC will receive $50,000 for every $1,000,000 increase in current assets received by IPC Cayman or Bontan from investors introduced by ITC to IPC Cayman or Bontan.

The terms of the Stockholders Agreement have significantly been affected by the Allocation of Rights and Settlement Agreement. We are trying to negotiate with ITC to replace the current agreement with a new agreement to reflect all the changes. However, ITC is refusing to consider our request. We are currently in litigation with ITC as explained elsewhere in this prospectus.

Israel's Petroleum Law

Exploration and production of gas and oil in Israel is governed by the Petroleum Law, 1952 of the State of Israel. The administration and implementation of the Petroleum Law and the regulations promulgated there under is vested in the Minister of National Infrastructures and the Petroleum Commissioner, with the Petroleum Council generally playing an advisory role.   The following discussion includes a brief summary of certain aspects of the current legal situation.

Petroleum resources are owned by the State of Israel, regardless of whether they are located on state lands or the offshore continental shelf. No person is allowed to explore for or produce petroleum without being granted a specific right under the Petroleum Law. Israeli law provides for three types of rights, two relevant to the exploration stage and the third for production:

•
Preliminary permit. The preliminary permit allows a prospector to conduct preliminary investigations, such as field geology, airborne magnetometer surveys and seismic data acquisition, but does not allow test drilling. The holder of a preliminary permit is entitled to request a priority right on the permit area, which, if granted, prevents an award of petroleum rights on the permit area to any other party. The priority right may be granted for a period not to exceed 18 months. The maximum area for an offshore preliminary permit is 4,000,000 dunam. One dunam is equal to 1,000 square meters (approximately .24711 of an acre). There are no restrictions as to the number of permits that may be held by one prospector. However, the petroleum regulations mandate that the prospector demonstrate that he possesses requisite experience and financial resources necessary to execute a plan of operation.

•
License. A license grants the exclusive right for further exploration work and requires the drilling of one or more test wells. The initial term of a license is up to three years and it may be extended for up to an additional four years. An offshore license area may not exceed 400,000 dunam (approximately 98,800 acres). No one entity may hold more than twelve licenses or hold more than a total of four million dunam in aggregate license area.

•
Production lease. Upon discovery of petroleum in commercial quantities in the area of a license, a licensee has a statutory "right" to receive a production lease. The initial lease term is 30 years, extendable up to a maximum period of 50 years. A lease confers upon the lessee the exclusive right to explore for and produce petroleum in the lease area and requires the lessee to produce petroleum in commercial quantities (or pursue test or development drilling). The lessee is entitled to transport and market the petroleum produced, subject, however, to the right of the government to require the lessee to supply local needs first, at market price.

The holders of preliminary permits, licenses and leases are required to pay fees to the government of Israel to maintain the rights. The fees vary according to the nature of the right, the size and location (on-shore or off-shore) of the right, area subject of the right and, in the case of a license, the period during which the license has been maintained. The fees range from New Israeli Shekels (NIS) 66.72 (approx. USD $17.78 at the Bank of Israel representative rate published on February 15, 2010) per 1,000 dunam (approx. 247.11 acres) per year for a permit to NIS 12131.52 (approx. USD $3,233.35) per 1,000 dunam per year for a lease (except for 50,000 dunam around each producing well for which no fee is due). All fees are linked to the Israeli Consumer Price Index.

The holder of a right under the Petroleum Law, whether permit, license or lease, is required to conduct its operations in accordance with a work program set as part of the respective right, with due diligence and in accordance with the accepted practice in the petroleum industry. The holder is required to submit progress and final reports; provided, however, the information disclosed in such reports remains confidential for as long as the holder owns a right on the area concerned.
If the holder of a right under the Petroleum Law does not comply with the work program provided for by the terms of the right, the Petroleum Commissioner may issue a notice requiring that the holder cure the default within 60 days of the giving of the notice, together with a warning that failure to comply within the 60-day cure period may entail cancellation of the right. If such right is cancelled following such notice, the holder of the right may, within 30 days of the date of notice of the Petroleum Commissioner's decision, appeal such cancellation to the Minister of National Infrastructures. No right may be cancelled until the Minister has ruled on the appeal.

The holder of a license or lease on which there is a producing well is required to pay a royalty to the government of 12.5% of production. The government may elect to take the royalty in kind, or take payment in cash for its share of production.

Application of Israeli Law Outside of the Israeli Territorial Waters

Current Israeli law provides that (a) the territorial waters of Israel are 12 miles from the shoreline and (b) the seabed and the subsea bed adjacent to the shoreline and outside of the territorial waters are included in the area of the State of Israel up to such depth as enables exploitation of natural resources. The waters above such subsea areas (high seas) are not considered as part of Israeli territory. Maritime law and international public law would apply to such areas. There are therefore certain ambiguities with respect to the application of Israeli law to activities taking place outside the territorial waters. Since the Myra and Sara licenses and Benjamin permit are outside of the Israeli territorial waters, as set out above, there is uncertainty as to the application of Israeli law to activities in their area, with the exception of the Petroleum Law, which does apply.

A proposal for a new subsea law is currently before the legislator, which would, if enacted, replace the above laws and determine Israel's sovereign rights in areas that extend beyond its territorial waters
It is anticipated that the area of the Myra and Sara licenses and Benjamin permit would be included in an Exclusive Economic Zone (EEZ) area to be declared under the new subsea law, and if the area of the EEZ is decreased, then the area of the licenses and the permit would be decreased in such manner so as to ensure that its entire area will fall within the area of the EEZ, without compensation to the owner of the licenses or permit.

We do not know and cannot predict whether any legislation in this area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Administrative approvals are required from a number of ministries and agencies in the field of oil and gas exploration and development. Over the past few years, a number of legislative bills which would affect this are have been proposed (but not yet passed), and such bills, if passed into law, could have a negative effect on our business and activities.

Environmental Matters

Oil and gas drilling operations could potentially harm the environment if there are polluting spills caused by the loss of well control. The Petroleum Law and the regulations promulgated there under provide that the conduct of petroleum exploration and drilling operations be pursued in compliance with “good oil field practices” and that measures of due care be taken to avoid seepage of oil, gas and well fluids into the ground and from one geologic formation to another. The Petroleum Law and the regulations promulgated thereunder also require that, upon the abandonment of a well, it be adequately plugged and marked. Furthermore, the Petroleum Commissioner and the Minister of National Infrastructures have authority to enforce measures to prevent damages.

Our operations may also be subject to claims for personal injury and property damage caused by the release of chemicals or petroleum substance by us or others in connection with the conduct of petroleum operations on our behalf. Such claims could be advanced under public international law claims or under national laws of tort.

We do not know and cannot predict whether any legislation in the environmental area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Organizational Structure

We have two wholly owned subsidiaries, Israel Oil and Gas Corporation and 1843343 Ontario Inc. Israel Oil and Gas Corporation holds our 76.79% equity interest in IPC Cayman.  Israel Oil and Gas , which was incorporated on February 20, 2004 as an Ontario corporation changed its name effective January 18, 2010 from Bontan Oil & Gas Corporation.

Our second subsidiary, 1843343 Ontario Inc. was incorporated in Ontario, Canada on January 31, 2011.

Property, Plants and Equipment

We currently lease office space at 47 Avenue Road, Suite 200, and Toronto, Ontario, Canada for approximately $2,500 per month. The leased area is approximately 950 square feet. We have recently extended our one –year lease to August 1, 2012.

As described above, we have an indirect 5.23% working interest in two drilling licenses in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. As of the date of this prospectus, we did not have any reserves associated with our interests in the oil and gas properties.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion with our historical financial statements and related notes included elsewhere in this prospectus.

Results of operations

Year ended March 31	2011	2010	2009
	in 000' CDN $	in 000' CDN $	in 000' CDN $
Income	-	-	8
Expenses	(3,780)	(4,284)	(697)
	(3,780)	(4,284)	(689)
Non-controlling interests	51	357	-
Net loss for year	(3,728)	(3,927)	(689)
Deficit at end of year	(40,991)	(37,263)	(33,335)

Overview

Key activities during the fiscal 2011 were:

a.	We completed our private placement which began in December 2009 in April 2010 and raised an additional approximately $2.3 million.

b.	The following key development occurred on the Israeli project –
•	Signing of a joint operating agreement with an operator on October 6, 2010.

•	Securing a drill rigs for potential drilling of an exploratory well in early 2012.

•	Securing extension on the Sara and Myra licenses to July 13, 2012 from the Petroleum Commissioner in Israel in May 2011.

•	Completing 3D analysis in July 2011.

c.
Our subsidiary IPC Cayman set up a new limited partnership in Israel -- IPC Partnership --in May 2010. IPC Cayman transferred all of its assets and liabilities to IPC Partnertship and registered IPC Cayman’s interest in the two licenses in the name of IPC Partnership. IPC Cayman became a limited partner and ITC became the general partner of IPC Partnership. These actions were done without the Company’s knowledge or consent. In addition, the Company has not been able obtain access to financial information of IPC Cayman. As a result, the Company concluded that it has effectively lost control over the financial reporting process of IPC Cayman and decided to deconsolidate the results of IPC Cayman effective May 18, 2010 (see note 25 to our consolidated financial statements).

d.
We initiated extensive legal actions against the manager of IPC Cayman and against Shadieli, Ltd., an Israeli public shell, in which the manager of IPC Cayman agreed to roll over all the interest in IPC Partnership for 90% of Shaldieli’s equity without our knowledge or consent (see note 20 to our consolidated financial statements).

During the year ended March 31, 2010, our main activities were as follows:

a.	Completing acquisition of indirect working interest in an Offshore Israel Project involving two licensees.

b.	Completing a private placement to raise gross US$ 500,000 that was announced previously in December 2008. This was completed in October 2009.

c.
Reviewing various short term investments in our investment portfolio and disposing off or writing off significant portion of those investments which indicated declining values with no future outlook for improvements.

d.
Began a new private placement in November 2009 to raise up to US$ 7.9 million. This private placement was completed on April 30, 2010, which raised approximately gross US$ 7.6 million. Up to March 31, 2010, we raised approximately gross US$ 5 million.

These events are discussed further in this annual report.

The following were the key events in fiscal 2009:

1.
The management continued to look for suitable business proposals and projects to participate into. We received several projects during the year of which about fifteen were reviewed and discussed in detail. Many of these related to emerging high technology projects, resource sector exploration and development projects. Unfortunately, we were unable to conclude successfully in any of these business proposals. They were either too pricey compared to the expected growth and returns or they carried considerable debts and other commitments which would affect their ability to achieve their stated targets. We also looked at possibilities of merging with existing businesses. Our efforts at getting a project or a business that can that can get us back into working mode and enhance our shareholders value still continue.

2.
We also had to spend considerable time and efforts in continually monitoring our short term investments. These investments which represented our surplus funds earmarked for future projects suffered adversely in value due to deteriorating economic conditions during the past several months. We were however able to dispose of some of these holdings at reasonable profits whenever opportunities arose. Some of our key investments, although suffered value depreciation on a temporary basis, do reflect strong possibility of full recovery in the near future. We have discussed these investments later in this report.

3.
We revised the terms of our outstanding options and warrants by extending their maturity dates and reducing their exercise prices to ensure that these instruments continue to provide easy access to further cash flows from our existing shareholders. Refer to notes 7 and 8 of the consolidated financial statements for fiscal 2009 which form part of this report for further details.

4.
We also attempted to initiate a private placement to raise up to US$ 500,000. However, this proved difficult due to our inability to secure a business project and extremely adverse market conditions. Still we were able to get anew investors to invest US$ 50,000. We have for now kept this private placement open.

5.
Two new accounting standards and an amendment to an existing accounting standard issued by the Canadian Institute of Chartered Accountants were adopted by the Company during the fiscal year 2009 on a prospective basis. These are more fully explained in note 2 to the consolidated financial statements for the fiscal year 2009 included in this report.

Income

Income comprised the following:

Fiscal year ended March 31	2011	2010	2009

Interest	-	-	7,901

There was no revenue during the year ended March 31, 2011.

Interest earned in fiscal 2009 was mainly on cash balances held by the brokerage firms.

Expenses

The overall analysis of the expenses is as follows:

Fiscal year ended March 31	2011	2010	2009

Operating expenses	$ 379,636	$ 380,537	$ 288,875
Consulting fee & payroll	818,637	1,236,619	480,050
Exchange (gain)loss	20,688	(120,735)	(119,789)
Write off of short term investment Loss(gain) on disposal of short term investments	386,672 948,189	250,780 852,806	63,010 (45,036)
Professional fees Bank charges, interest and fees	1,221,720 4,096	992,989 691,062	27,844 2,362
	$ 3,779,638	$ 4,284,058	$ 697,316

Operating Expenses

Fiscal year ended March 31	2011	2010	2009

Travel, meals and entertainment	$ 131,976	$ 86,939	$ 66,896
Shareholder information	148,610	158,509	144,757
Other	99,050	135,089	77,222

	$ 379,636	$ 380,537	$ 288,875

Travel, meals and entertainment

These expenses were substantially incurred by our CEO, Kam Shah and the key consultant, Mr. Terence Robinson and other consultants and lawyers in visiting Israel, Vancouver, UK and USA in connection with the Israel Project and fund raising efforts and local club and entertainment costs in business meetings and also in maintaining Mr. Robinson’s network which has been successfully used in raising funds, in attracting qualified consultants with minimum cash outlay and in securing suitable projects for the Company.

The increased travel cost during fiscal 2011 was caused by several visits to Israel and Grand Cayman in connection with our litigations in those places and various meetings held with the manager of IPC Cayman during the fiscal year.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost (approximately 82% ) consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Expenses for the fiscal year 2010 included approximately $ 12,000 in various filing fees in connection with registration statements and increased press releases due to Israel project.

The differences in investor and media relation fee between the three fiscal years 2011 through 2009 was due to significant changes in the exchange rates between Canadian and US dollars.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

Substantial decrease in fiscal year 2011 was mainly due to deconsolidation of IPC Cayman.

Increase in  fiscal year 2010 compared to earlier years was due to operations of a new subsidiary, IPC Cayman which added approximately $ 46,000 in costs and transfer agent fees, which went up from an average of $ 4,500 in earlier years to $ 10,800 due to increased treasury activities resulting from two private placements. Our Toronto office general costs also increased as a result of increased business activities.

Consulting fees and payroll	2011	2010	2009

Fees settled in common shares	91,714	105,107	193,139
Fee settled by issuance of options	181,329	419,482	84,717
Fee settled in cash	505,856	667,086	166,928
Payroll	39,738	44,944	35,266
	$ 818,637	$ 1,236,619	$ 480,050

Stock based compensation is made up of the Company’s common shares and options to acquire the Company’s common shares being issued to various consultants and directors of the Company for services provided. The Company used this method of payment mainly to conserve its cash flow for business investments purposes. This method also allows the Company to avail the services of consultants with specialized skills and knowledge in the business activities of the Company without having to deplete its limited cash flow.

The following details relate to the fiscal year 2011:

a.	Fees settled by shares include 120,000 shares issued to two independent consultants and 15,000 shares issued to the employee in respect of their services during the year.

b.
950,000 options were issued in August 2010 to eight consultants and valued at $ 181,329 using Black-Scholes option price model. 300,000 of these options were issued to three director. These options expire in five years and can be exercised to acquire equal number of common shares at an exercise price of US$0.35 per share.

c.	Cash fee includes approximately $402,000 paid to the CEO and two key consultants, Mr. Terence Robinson and Mr. John Robinson.

The following were the key details forming part of consulting fee and payroll costs during the fiscal year 2010:

a.
Fee settled in common shares included credit of $ 81,957, which represented shares previously allotted to Mr. John Robinson, a consultant for his service being deferred and now expensed for the period. However, Mr. John Robinson returned all the shares – 350,000 common shares – on August 12, 2009 for cancelation and instead was paid cash fee of $82,000 as approved by our board of directors. Four non related consultants were issued 708,333 shares under our 2009 consultant stock compensation plan for a value of $217,372.

b.
During the fiscal 2010, the board of directors approved extension of all outstanding options to March 31, 2014 in view of the limited liquidity and market value of our shares. The fair value of these options was re-estimated to reflect the term modification, using black-Scholes option price model. This resulted in an additional cost of $ 419,482.

c.
Fees settled in cash consisted of fee of $250,000 paid to Mr. Kam Shah, CEO/CFO. Mr. Shah received fee at $ 10,000 per month between April 2009 and August 2009.Effective September 2009, his monthly fee increased to $ 15,000 as approved by the audit committee. He was also allowed a one time bonus of $ 70,000 which was offset against fee advance given to him during the previous year. Fee for fiscal 2010 also included fee of $ 10,000 per month paid to  Mr. Terence Robinson.  Two independent directors were paid $5,000 each for their services as members of the audit committee. The balance of the fees were paid to consultants hired by the Company as well as its subsidiary, IPC.

d.
An administrative assistant was hired as an employee in May 2008 for the first time. Payroll reflects the salary and related expenses in connection with this position. In prior periods, administrative work was carried out by a contract person

The following were the major details forming part of the consulting fee and payroll during the fiscal year 2009:

1.
Consulting fee in common shares comprise three consultants who were paid for their services in common shares - Mr. Kam Shah, the executive and financial officer, Mr. Terence Robinson, the key consultant and Mr. John Robinson. No new shares were issued during the fiscal year.

2.
Mr. Terence Robinson returned 275,000 shares previously issued as compensation for cancelation and instead requested cash payment. This reduced stock compensation costs by $64,395 and increased cash compensation by an agreed sum of $60,000.

3.
Option value included $76,839 resulting from the changes in terms of the existing options. These changes involved reduction in the exercise value and extension of the expiry dates as more fully explained in note 7 (i) to the consolidated financial statements for the fiscal 2009.

4.	The balance of the options were issued to the two independent directors as part of their fees in their capacity as audit committee members.

5.	Majority of cash fee comprised $90,000 fee to Mr. Terence Robinson, including $60,000 on account of shares returned for cancellation as explained in 2. above. And $50,000 to Kam Shah.

6.
The administrative assistant was hired as an employee in May 2008 for the first time. The payroll reflected the salary and related expenses in connection with this position. In prior periods, administrative work used to be carried out by a contract person.

Exchange (gain) Loss

Exchange losses and gains related to translation losses and gains arising from converting foreign currency balances, mainly in US dollar, into Canadian dollar, which is the reporting unit of currency, on consolidation.

During most part of fiscal 2011, Canadian dollar remained at parity with the US dollar. Overall liabilities declined due to non-inclusion of IPC Cayman liabilities due to deconsolidation. Yean end liabilities and assets in US dollar were relatively insignificant as most of the treasury transactions in US dollar were converted at historical rates. There was therefore a small exchange loss of $20,688 at the year end.

During the fiscal year 2010, we acquired a significant asset – Offshore Israel Project – as explained earlier. The purchase price was in US dollars. We also took over liability to pay for the seismic data as part of the Project which was approximately US$ 2.2 million and also borrowed short term funds in US dollars of approximately $ 1.3 million. Further, we now have a new subsidiary, IPC Cayman, which incurs its expenses in US dollar and is funded by us. Thus, at the year, almost all our current liabilities were in US dollars. US dollar weakened against Canadian dollar during the year form US$ 1 = CDN$ 1.22 at the beginning of the year to US$1= CDN$ 1.02 at the end of the year. The bulk of the translation gains arose from this exchange differences when we converted all liabilities in US dollar into Canadian dollar at the year end rate. The majority of our assets and capital transactions were done at historical costs and were not converted at the year end rate and so there were no significant offsetting gains or losses.

During the fiscal year 2009, we had more monetary assets than liabilities in US dollars. Canadian dollar continually weakened in value against US dollar – from $1.0279 per US dollar at March 31, 2008 to $1.2602 per US dollar at March 31, 2009 – approximately 23% reduction in value. As a result, year end revaluation of assets held in US dollar resulted in a significant exchange gain of $119,789.

Write off of short term investments

As at March 31, 2011, the Company’s short term investment portfolio included four securities whose market price showed continued decline which was considered other than temporary. The carrying costs of these securities were therefore written down by $386,672 in line with their market value as at March 31, 2011.

During the fiscal year 2010, the Company decided to write off two of its short term investments in non marketable securities. These investments were held for several years in the hope that the investee companies would eventually go public and its shares would then be disposed off. However, while these two entities continue to operate, they were found to be having serious cash flow problems and current  market conditions would unlikely to allow them to raise equity through public. These investments were therefore written off in full.

During the fiscal 2009, the Company wrote off an investment of $63,010(US$50,000) in a private Canadian corporation. This Corporation was engaged initially in exploration of oil and gas in Argentina and other South American countries and later exploited hydro-electric projects in Panama. Unfortunately, none of these projects came to fruition and the Corporation was unable to attract more financing and as a result has now become inactive shell with no funds. The management review of these affairs concluded that our investment value has been permanently impaired and as a result, we decided to fully write off this investment.

Loss (Gains) on disposal of short term investments

During the fiscal year 2011, nine securities with carrying cost of $1.9 million were disposed of for approximately $1 million. Three securities alone had a combined loss of approximately $ 796,000. The significant disposal was mainly caused by the need for additional cash to meet litigation costs.

During the fiscal year 2010, management reviewed its short-term investment portfolio and identified several holdings whose market value remained depreciated for quite some time and showed no signs of any recovery in the near future. We therefore decided to dispose of these investments and focus on those whose values are likely to improve.

Fifteen holdings form the portfolio having carrying cost of approximately $1.3 million were sold for total proceeds of $410,454, resulting in a loss of $852,806.

Market conditions during later part of the fiscal 2009 deteriorated significantly and many of our investments lost values as part of the overall losses in the stock market. However, we were still able to identify some opportunities and dispose of some of our holdings at a profit. We decided not to sell securities which lost significant market values but rather use our existing cash for operating needs and wait for these securities to regain their original values before disposing them. During the fiscal year 2009, the Company sold investments of approximately $1.8 million while invested approximately $2.4 million. Net return on investments disposed of during the year was approximately 2.5%

Professional fees

Professional fees primarily consist of audit and legal fees.

As explained elsewhere in this prospectus, the Company was forced to initiate legal actions against the manager of its subsidiary, IPC Cayman, to protect its interest in the Israeli project. The litigation initiatives required the Company to hire lawyers in Israel, USA and Cayman Islands. Legal costs were approximately $1.1 million

During the fiscal 2010, our audit fee was $ 60,000 and legal fees were $932,989. Increase in audit fee form $ 25,000 in earlier year to $ 60,000 was mainly due to increased business activities ,complexity of transactions involving new acquisitions and two private placements and a new subsidiary which extended the scope of audit.

The fiscal year 2010 also saw significant increase in legal fees. Approximately 71% of the legal fees - $ 661,894 were incurred by our subsidiary, IPC Cayman in various lawsuits associated with acquisition of the Israeli properties. The Company was also similarly involved in various lawsuits arising from vendors and others associated with the acquired Israeli properties. All these legal costs were involved in defending our titles to these properties and as a result, they were written off and not capitalized to the cost of the related properties. There were also legal costs associated with registration statement filed with the Securities and Exchange Commission and two private placements to raise equity funds.

For fiscal year 2009, audit fee was $25,000 and legal fees were $2,844.

Bank charges, interest and fees

All loans were settled in early fiscal 2011 and as a result, interest and fees were minimum.

Note 16 to the consolidated financial statements for the fiscal year 2010 provide break down of bank charges, interest and fees. These costs included a fee of $590,288 paid by our subsidiary, IPC Cayman to a non related entity in connection with fund raising negotiations which were not successful.

(B)           Liquidity and Capital Resources

 Working Capital

As at March 31, 2011, the Company had a net working capital of approximately $1.7 million compared to a working capital of $371,000 as at March 31, 2010.

Our short term investment portfolio improved in value at March 31, 2011 compared to the value at March 31, 2010 for same securities. We also raised additional money through completion of our 2010 private placement in April 2010. We also settled all loans prior to their maturities. However, we have initiated extensive legal actions as explained elsewhere in this prospectus. The legal costs associated with these actions will continue to have significant adverse effect on our working capital while on the other hand these actions also affect adversely our ability to raise additional funding in future.

Our financials for the fiscal 2011 include a going concern note which reflects the above situation.

Operating cash flow

During the fiscal year 2011, operating activities required a net cash outflow of approximately $2.6 million mainly due to increased legal costs and cash fees. This was met from available cash and sale of short term investments.

During the fiscal year 2010, operating activities required a net cash outflow of approximately $ 363,000 which was met from the available cash and cash generated from equity financing.

During the fiscal year 2009, operating activities generated a net cash outflow of $362,874, which was primarily met from the available cash on hand.

The Company expects its operating cash requirements to increase due to its continuing legal actions in several territories and also as the exploration work begins on the Israeli project.

Investing cash flows

Key investing activities comprised disposal of significant short term investments and investment in the Israeli project.

Investment in oil & Gas properties

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel. (“Israeli project”)

IPC Cayman holds 50% partnership interest in I.P.C.Oil and Gas (Israel) Limited Partnership (“IPC Partnership” or “IPC Israel”), which is the registered holder of the 13.609% interest in the Israeli project.

Funds provided by us towards exploration activities of the Israeli project either direct to the consortium or though IPC Cayman have been classified as investment in oil & gas properties.

The movements and composition of our investment are as follows:

		Cost of acquisition of interest in Israeli project	Related expenditure	Total cost
Balance, April 1, 2010		$5,447,422	$1,072,945	$6,520,367
Incurred during the period	(i),(ii)	435,122	17,250	452,373

Balance, March 31, 2011		$5,882,544	$1,090,195	$6,972,740

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the fiscal year 2011.

(ii)
In fiscal year 2010, the Company issued warrants to induce short term loans borrowed to finance the cost of acquisition. Value of these warrants of $ 173,953 which related to the period after March 31, 2010 was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the year, the value of warrants was transferred to the cost of acquisition.

(iii)
The operator of the project acquired 5% working interest for US$1.2 million proportionately from the consortium partners. The company’s share amounted to US$135,936, which was received by IPC Cayman but was not refunded to the Company. Owning to the current litigations and de-consolidation of IPC Cayman, management decided not to account for this receivable.

Key developments during the year ended March 31, 2011

1.
 On May 18, 2010, IPC Cayman agreed to establish a limited partnership in Israel (IPC Israel) and register IPC Cayman’s interest in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman as a limited partner and its general partner is International Three Crown Petroleum LLC (ITC).

2.
On October 13, 2010, IPC Cayman and its wholly owned IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

3.
On October 6, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

4.
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli, Ltd. in a reverse takeover by placing its ownership interests in the Israel project in to Shaldieli in exchange for 90% ownership of Shaldieli. The Company as a majority shareholder of IPC Cayman has not agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management.(Note 20)

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated on June 15, 2011 (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

We currently are in litigation with Mr. Howard Cooper, ITC, IPC Cayman and other parties relating to costs incurred and compliance with the terms of the Contribution and Assignment Agreement and Stockholders Agreement as well as the proposed Shaldieli transaction. For a description of the legal proceedings, see “Financial Informayion – Legal Proceedings.” There can be no assurance when these disputes, including the counterclaim made by ITC and IPC Cayman against us, will be resolved or how much time and resources it will take to resolve the disputes, nor can we predict the final outcome or financial impact of resolving them. The legal actions, if they continue, will result in substantial costs and diversion of resources. An adverse outcome in the litigation could cause us to lose our interest in the licenses and write off our investments.

Short term investments

During the fiscal year 2011, there were new investments of $5,500. There were significant disposals to meet increasing litigation costs as explained elsewhere in this report. Nine securities of public companies having carrying value of approximately $1.8 million were sold for $900,000.

During the fiscal year 2010, the Company invested $53,103 in short term marketable securities while sold marketable securities for net proceeds of $ 410,454.

The Company had short term investments at a carrying cost of approximately $ 2.1 million (2009: $4 million) as at March 31, 2011– all of which   (2010:  $3.8 million or 95%) was held in Canadian currency.  ( 2010: the balance 5% was held in US currency)  Investments were in 5 public companies (2010:13 public companies) while investments in two private companies totalling to $250,780 were written off during the fiscal year 2010.. These investments were stated at their fair value of approximately $ 1.9 million (2010: $1.4 million)  as at March 31, 2011 and the difference representing unrealised gain of approximately $168,000 (2010: loss of approximately $2.6 million) was transferred to accumulated other comprehensive income and included under shareholders equity.

During the fiscal 2009, Company invested approximately $2.4 million in short term marketable securities while realised approximately $1.8 million from the disposal of such securities, which were essentially reinvested. Net additional investments were funded from the available cash on hand.

The Company had short term investments at a carrying cost of approximately $5.5 million as at March 31, 2009 – of which $5.2 million or 95% was held in Canadian currency and the balance 5% was held in US currency. Approximately 95% of the investments were in 24 public companies while 5% was invested in two private companies. An investment of US$50,000 in a private corporation was written off during the year due to permanent impairment of its carrying costs. These investments were stated at their fair value of approximately $1.1 million as at March 31, 2009 and the difference representing unrealised loss of approximately $4.4 million was transferred to accumulated other comprehensive income and included under shareholders equity.

The amounts at which the Company’s publicly-traded investments could be disposed of currently may differ from fair values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors such as premiums paid for large blocks or discounts due to illiquidity.

The following is a major composition of short term investments:

March 31,	2011		2010
	In 000’s
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	522	755	611	1,292	1,869	775
Roadrunner Oil & Gas Inc.	1,561	586	755	1,744	658	244
Skana Capital Corp.	750	685	495	773	706	155
5 (2010: 10) other public companies – mainly resource sector		93	39		775	185
		$2,119	$1,900		$4,008	$1,359

Management believes that the reduction in fair value of the above investments due to application of mark to market accounting rules is temporary and is a direct effect of the adverse current market conditions in the resource sector in general. The fundamentals of the investee corporations are strong in terms of their financial and portfolio strength and will eventually reflect in higher market prices once market condition improves for the resource sector.

Financing cash flows

Financing cash flow arose from equity financing which was used to settle short term loans and balance on operating costs.

Equity financing

During the fiscal year 2011, the Company raised a net of $ 2 million in private placement which began in November 2009 and ended on April 30, 2010.This private placement required issuance of 12.7 million additional common shares of the company and 13.9 million warrants and a finder’s fee of 10% in cash and warrants.

Further 600,000 warrants were exercised during the fiscal 2011 by four shareholders for a total cash price of $60,503.

The funds raised were spent in settling all short term loans of approximately $ 1.1 million, in advances made to subsidiary, IPC Cayman of approximately $1 million and the balance was used towards working capital.

Approximately $ 5.5 million was raised through two private placements. The first one began in December 2008 and completed in October 2009 and raised net of US$ 450,000. The second one began in December 2009 and until March 31, 2010 raised approximately $ 5 million. This private placed closed on April 30, 2010 and an additional approximately $ 2 million was raised. These private placements were subject to 10% finder’s fee in cash and additional 10% fee in warrants payable to various persons including Current Capital Corp., a related party and Mr. Howard Cooper, the sole director and president of our subsidiary, IPC Cayman.

Note 11 to the fiscal 2011 financials provide further details of these private placements.

Debt funding

We borrowed short term loans totalling to approximately $1.2 million as at March 31, 2010. These loans carried interest between 5% and 10% per annum. The loans were fully settled with accumulated interest subsequent to March 31, 2010 from the additional funds raised through private placement
Note 10 to the financials for fiscal 2011 provide further details of these loans.

During the fiscal 2009, the Company generated $56,000 in equity fund through a private placement, net of finder’s fee of $6,228. On December 12, 2008, the directors of the Company approved a private placement to raise equity funds of up to US$500,000. The private placement comprises issuance up to ten million units at US$0.05 each, being the prevailing market price, each unit consists of one common share and one warrant exercisable at US$0.10 within two years of its issuance. The private placement was considered necessary to improve the Company’s liquidity and holding ability so that it may be able to gain higher values for its investments once the current market conditions improve.

Equity fund raised as above reflected subscription to one million units under the above private placement by one accredited investor.

Research and Development, Patents and Licenses

We have not spent any funds on research and development during the fiscal years 2011, 2010 and 2009.

Trend Information

There are no trends, commitments, events or uncertainties presently known to management that are reasonably expected to have a material effect on the Company’s business, financial condition or results of operation other than the uncertainties and risks discussed under “Risk Factors.”

Off-Balance Sheet Arrangements

At March 31, 2011, 2010 and 2009, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Contractual Obligations

Under the terms with our other Israeli partners, IPC Cayman must provide by December 1, 2010 evidence of  its financial capability to meet future financing requirements with respect to exploration and development of test wells to our Israeli partners. The Company’s share is expected to be approximately US$ 12 million. As explained elsewhere, in October 2010, IPC Cayman secured funding of up to US$ 28 million which we believe satisfies the financial capability requirement in respect of IPC Cayman’s (including Bontan’s) interest in the licenses. However, ITC and IPC Cayman have claimed that Bontan has not satisfied its financial commitment.  See “Financial Information-Legal proceedings.”

Safe Harbor

Not applicable.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth information about our directors and executive officers.

Name	Age	Position
Kam Shah	60	Director and Chairman Chief Executive Officer and Chief Financial Officer
Dean Bradley	78	Independent Director, Chair of the Audit Committee
Brett D. Rees	59	Independent Director, Member of the Audit Committee

Kam Shah joined our company as a consultant to perform the functions of Chief Financial Officer and was appointed to the Board on January 3, 1999. Effective May 17, 2004, he became Chairman of the Board and Chief Executive Officer of the Company. He has worked in the general practice with PricewaterhouseCoopers LLP and Ernst & Young. He is a US Certified Public Accountant and a Canadian Chartered Accountant.  He has over fifteen years of international experience in corporate financial analysis, mergers & acquisitions. Mr. Shah is responsible for the financial and statutory matters of the Mr. Shah is also a consultant providing accounting and tax services to Current Capital Corp., (CCC) a private Ontario corporation, having its head office in Toronto. CCC provides investors’ and media relations services to Bontan Corporation.

Dean Bradley has served as a director since November 20, 2000. Mr. Bradley is currently the Chairman of our audit committee and a non-executive independent director based in Florida.  He assists the Company from time to time in introducing new businesses and liaising with businesses in the USA in which the Company has equity interest. Mr. Bradley had been CEO of many corporations including real estate, mining, manufacturing, and import/export and financial services corporations and is currently the CEO and president of McKenzie Capital Corporation and Aviation Supply Inc.

Brett Rees has served as a director and a member of our audit committee since December 8, 2006. Mr. Rees is a Chartered life underwriter, financial consultant and financial planner and a licensed mutual funds manager. He has over twenty years of experience in various insurance products, estate planning, pension planning for individual and corporation and in group benefit assessments.

Management Team

In addition to Mr. Shah, our CEO and CFO, our management team consists of two key consultants, Terence Robinson and John Robinson.  Information about our key consultants is provided below.

Terence Robinson served as our Chairman of the Board and Chief Executive Officer from October 1991 to May 2004. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company. He has over 25 years of experience as merchant banker and venture capitalist and has successfully secured financing for a number of start-up and small cap companies and currently runs his own consulting firm in the name of TR Network Inc.  Mr. Terence Robinson is a key consultant who basically acts in an advisory role with no specific authority to bind the Company except in case of short term investments where he is authorized to buy and sell marketable securities on behalf of the Company and also advises as to when to buy or sell. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms.

Mr. John Robinson is another consultant who provides advisory services to us, primarily in assisting in the research and evaluation of projects and in short term investment activities. In case of short term investments, he is authorized to buy and sell marketable securities on our behalf. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms. Mr. John Robinson is a brother of Mr. Terence Robinson and is the sole shareholder of Current Capital Corp, which provides investor and media relations services to us and is a shareholder.

Mr. Shah’s current consulting agreement has been renewed on April 1, 2010 to another five years to March 31, 2015. From January 1, 2009 to December 31, 2009, Mr. Shah received a cash fee of $10,000 per month plus taxes. However, on February 18, 2010, the board approved revision in his fee to $ 15,000 per month effective September 2009.  Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until the market price of our common shares reached $0.50 provided that such drawings were treated as fee advances to be repaid when the market price of our common shares stays at $0.50 or above for a consecutive period of three months. A total sum of $70,000 was withdrawn by Mr. Shah. The amount was finally expensed as a bonus in March 2010. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Mr. Terence Robinson’s consulting agreement was signed on April 1, 2003 for a six-year term ending on March 31, 2009.  We renewed the consulting agreement for another five years effective April 1, 2009.  Under the renewed agreement, Terence will receive a fixed monthly fee of $10,000 plus taxes and will be entitled to stock compensation and stock options as may be determined by our board of directors.

On July 1, 2009 we entered into a new consulting agreement with John Robinson for a term ending on March 31, 2014.  We will pay John a fixed monthly fee of $8,500 plus taxes and he will be entitled to stock compensation and stock options as may be determined by our board of directors.

Family Relationships

There are no family relationships between the directors and executive officers.  Mr. Terence Robinson is a brother of Mr. John Robinson.

Other Relationships

There are no arrangements or understandings between any major shareholder, customer, supplier or others, pursuant to which any of the above-named persons were selected as directors or members of senior management.

Compensation

The compensation payable to our directors and officers is summarized below:

Compensation of Directors

We do not compensate directors for acting solely as directors. We do not have any formal arrangement pursuant to which directors are remunerated by us for their services in their capacity as directors, except for granting from time to time options to purchase shares and the reimbursement of direct expenses.

Management Compensation

The following table and accompanying notes set forth all compensation paid by the Company to its directors, senior management and key consultants for the fiscal years ended March 31, 2011, 2010 and 2009:

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
					Awards		Payouts
Name and principal position	Year	Fee (3)	Bonus	Other annual compensation	Securities under options/SARs Granted (1) & (4)	Shares or units subject to resale restrictions	LTIP (2) payouts	all other compensation (5)	Total Compensation
		($)	($)	($)	$	($)	($)		($)
Kam Shah
CEO/CFO	2011	180,000			38,175			5,083	223,258
CEO/CFO	2010	155,000	70,000		26,639			5,452	257,091
CEO/CFO	2009	129,030			5,574			6,424	141,028
Terence Robinson
Consultant	2011	120,000						5,083	125,083
Consultant	2010	120,000						5,452	125,452
Consultant	2009	122,198			44,431			5,824	172,453
Dean Bradley
Independent director	2011	5,000			9,544				14,544
Independent director	2010	5,000			2,462				7,462
Independent director	2009	5,000			4,656			-	9,656
Brett Rees
Independent director	2011	5,000			9,544				14,544
Independent director	2010	5,000							5,000
Independent director	2009	5,000			4,337				9,337

Notes:

1.	“SAR” means stock appreciation rights. The Company never issued any SARs
2.	“LTIP” means long term incentive plan.
3.	Fees were settled in cash and shares issued under Consultants Stock Compensation Plans.
4.
For the fiscal 2010 and 2009, options included additional costs due to changes in the terms of the previously issued options. The additional cost was  estimated using Black-Scholes option price model as more fully explained in note 12 (ii) to the consolidated financial statements for fiscal 2010 included herein.

5.	All other compensation consists of group insurance benefit payments made on behalf.

Indebtedness of Directors, Executive Officers and Senior Officers

None

Defined Benefit or Actuarial Plan Disclosure

There is no pension plan or retirement benefit plan that has been instituted and none is proposed at this time.

Directors’ and Officers’ Liability Insurance

We purchased a directors and officers’ liability insurance policy to provide insurance against possible liabilities incurred by our directors and officers in their capacity as directors and officers of our company.

Board Practices

Directors may be appointed at any time in accordance with our by-laws and then re-elected annually by our shareholders.   At our last annual meeting of stockholders’ held on December 18, 2009, Messrs. Shah, Bradley and Rees were elected as directors and will continue to hold his office until the next annual meeting.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Our Board has adopted a mandate, in which it has explicitly assumed responsibility for the stewardship of Bontan. In carrying out its mandate the Board holds at least four meetings annually.  The frequency of meetings, as well as the nature of the matters dealt with, will vary from year to year depending on the state of our business and the opportunities or risks, which we face from time to time. The Board held a total of 6 meetings during our financial year ended March 31, 2009.  The Board has designated one standing committee: an Audit Committee.

The members of the Audit Committee consist of Dean Bradley and Brett Rees.  We consider both Mr. Bradley and Mr. Rees to be independent directors. The Audit Committee is charged with overseeing our accounting and financial reporting policies, practices and internal controls. The committee reviews significant financial and accounting issues and the services performed by and the reports of our independent auditors and makes recommendations to our Board of Directors with respect to these and related matters.

Our Audit Committee charter became effective on August 2, 2005.  This charter assists the Board in fulfilling its responsibilities for our accounting and financial reporting practices by:

•	reviewing the quarterly and annual consolidated financial statements and management discussion and analyses;
•	meeting at least annually with our external auditor;

•	reviewing the adequacy of the system of internal controls in consultation with the chief executive and financial officer;

•	reviewing any relevant accounting and financial matters including reviewing our public disclosure of information extracted or derived from our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	pre-approving all non-audit services and recommending the appointment of external auditors; and

•	reviewing and approving our hiring policies regarding personnel of our present and former external auditor

We currently do not have a Compensation Committee. The directors determined that, in light of the size and resources, setting up such a committee would be too expensive and would not serve any useful purpose for us at this time. We haves, however, set up an Independent Review Committee of the Board to review and approve all non-arms' length contracts. This Committee has the same composition as the Audit Committee, and is currently comprised of the two independent directors - Dean Bradley and Brett Rees. This committee approves fees and major expenses of Mr. Shah and Mr. Terence Robinson.

We currently do not have a separate corporate governance committee. The CEO in conjunction with the Audit Committee has developed and updated corporate governance practices and policies, code of ethics and corporate disclosure policy which form part of our internal control over financial reporting manual. The goal is to provide a mechanism that can assist in our operations, including but not limited to, the monitoring of the implementation of policies, strategies and programs and the development, continuing assessment and execution of our strategic plan.

Employees

We presently have one employee who serves as assistant to the chief executive and financial officer. We also use the services of consultants from time to time.

Share Ownership

The Company generally has two stock plans, a Consultants Stock Compensation Plan and a Stock Option Plan.

As at August 25, 2011, the Company had two active plans.

2009 Consultant Stock Option Plan under which 3 million shares have been registered with Securities and Exchange Commission. 843,333 shares have been issued to date and 2,156,667 shares remained unissued.

2011 Consultant Stock Option Plan under which six million shares have been registered with Securities and Exchange Commission. No shares have been issued to date.

All and options under previous plans have been issued and fully vested.

The objective of these stock plans is to provide for and encourage ownership of our common shares by our directors, officers, consultants and employees and those of any subsidiary companies so that such persons may increase their stake in our company and benefit from increases in the value of the common shares. The Plans are designed to be competitive with the benefit programs of other companies in the natural resource industry. It is the view of management that the plans are a significant incentive for the directors, officers, consultants and employees to continue and to increase their efforts in promoting our operations to the mutual benefit of both our company and such individuals and also allows us to avail of the services of experienced persons with minimum cash outlay.

The following table sets forth the share ownership of our officers, directors and key consultants as of August 25, 2011. Beneficial ownership of shares is determined under rules of the SEC.

	Common Shares Beneficially Owned		Options and Warrants Exercisable for Common Shares
Name	Number	Percentage	Number	Exercise price - in US$	Expiry date(s)
Kam Shah	738,310	1.38%	350,000	$0.15	31-Mar-14
			200,000	$0.35	18-Aug-15
Terence Robinson*	-	-	-

Dean Bradley	-	**	45,000	$0.15	31-Mar-14
			50,000	$0.35	18-Aug-15
Brett Rees	-	**	25,000	$0.15	31-Mar-14
			50,000	$0.35	18-Aug-15
John Robinson ***	2,000,000	15.00%	1,615,000	$0.15	31-Mar-14
			3,599,103	$0.25	31-Mar-14
			150,000	$0.35	24-Nov-14
			150,000	$0.35	13-Jan-15
			3,000,000	$0.10	31-Mar-14
			2,955,000	$0.35	30-Apr-15

*   Excludes 3,750,024 common shares and options to purchase 2,790,000 shares at USD $0.15 per share held by Stacey Robinson, the wife of Terence Robinson.  Mr. Robinson disclaims beneficial ownership over those shares.

** Less than 1%.
*** Includes 1,000,000 common shares and 7,995,000 underlying warrants held in the name of Current Capital Corp., which is fully owned by Mr. John Robinson.

The terms of all options with exercise price of US$0.15 were revised during the fiscal 2010 and 2009. The revisions comprised increasing the expiry dates by one year and reducing the exercise price, which ranged between US$035 and US$1.00 to US$0.15. This is further explained in notes to our consolidated financial statements for fiscal 2010 and 2009.  All options were 100% vested at August 25, 2011.

All shares and options held by the above persons carry same rights as the other holders of the Common shares of the Company.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Our securities are recorded on the books of our transfer agent in registered form. The majority of the shares are, however, registered in the name of intermediaries such as brokerage houses and clearing-houses on behalf of their respective clients. We do not have knowledge of all the beneficial owners thereof.

As at July 23, 2011, Intermediaries like CDS & Co, Toronto, Canada and Cede & Co of New York, USA held approximately 59% of the issued and outstanding common shares of the company on behalf of several beneficial shareholders whose individual holdings details were not available.

At July 23, 2011, the Company had 78,664,076 shares of common stock outstanding, which, as per the details provided by the Transfer Agents, were held by 127 record holders excluding the beneficial shareholders held through the intermediaries, 70 of which, holding an aggregate of 23,304,155 shares (29.62%) of common stock, were in the United States.

The following table sets forth persons known by us to be beneficial owners of more than 5% of our common shares as of August 25, 2011. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the option and warrant.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	No. of Shares	Percentage of Shares
Sheldon Inwentash(1)	16,218,000	18.36%
Stacey Robinson(2)	10,290,000	12.13%
John Robinson(3)	13,469,103	14.98%
Castle Rock Resources II, LLC (4)	5,250,000	6.45%
Steve Gose (5)	5,000,000	6.19%
Skana Capital Corp (6)	5,000,000	6.19%
International Three Crown Petroleum LLC(7)	5,000,000	6.00%

 (1) Includes (i) 4,000,000 shares issuable upon exercise of warrants held by Mr. Inwentash and (ii) 6,000,000 shares issuable upon exercise of warrants and 4,000,000 common shares held by Pinetree Resource Partnership. As CEO of Pinetree Capital Ltd. (“Pinetree Capital”), Mr. Iwentash may be deemed to have shared power to vote the shares held by Pinetree Resource Partnership. Based on Schedule 13D filed September 29, 2010 with the SEC.

Based on Pinetree Capital Investment Corp.’s (“PCIC”) and Emerald Capital Corp.’s (“Emerald”) collective ownership and control of Pinetree Resource Partnership and Pinetree Capital’s ownership of PCIC and Emerald, PCIC, Emerald and Pinetree Capital may be deemed to have shared power to vote and dispose or direct the vote and disposition of the shares held by Pinetree Resource Partnership.

(2) Includes options to purchase 2,790,000 shares at USD $0.15 per share and 3,750,000 shares underlying warrants that have an exercise price of USD $0.10 per share.

(3) Includes (i) options to purchase 1,615,000 shares and 1,000,000 shares underlying warrants and (ii) 1,000,000 common shares and 7,995,000 shares underlying warrants held by Current Capital Corp., which is 100% owned by John Robinson.

(4)  Includes 3,125,000 shares underlying warrants that have an exercise price of US$0.35.

(5) & (6) Includes 2,500,000 shares underlying warrants that have an exercise price of US$0.35.

(7) Includes 5,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

We are a publicly owned Canadian corporation, the shares of which are owned by Canadian residents, US residents, and residents of other countries. We are not owned or controlled directly or indirectly by another corporation or any foreign government. There are no arrangements, known to us, the operation of which may at a subsequent date result in a change of control of our company.

Related Party Transactions

The following is given as background information on some of our key related party transactions:
1.	Current Capital Corp. (CCC) is a related party in following ways –

a.	The Director/President of CCC, Mr. John Robinson, is a consultant with Bontan.
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	The Chief Executive Officer and Chief Financial Officer of Bontan is providing accounting services to CCC.
d.	CCC and John Robinson hold shares in Bontan.

CCC is also entitled to a finder’s fee at the rate of 10% of the gross money raised for the Company through issuance of shares and warrants under private placements.

2.
Mr. Kam Shah is a director and also provides services as chief executive and financial officer under a five-year contract. The compensation is determined by the board on an annual basis and is usually given in the form of cash, shares and options.

3.
Mr. Terence Robinson served as our chief executive officer until May 2004 and was also a director until that date. Currently, Mr. Robinson is providing services as a key consultant under a five-year contract. His services include sourcing of new business opportunities on behalf of our company, using his extensive network of business contacts. and short term investment buy or sell decisions and advice. His remuneration is paid mostly in shares on an annual basis.

4.
Mr. Howard Cooper and Three Crown Petroleum LLC, (TCP) a company controlled by Mr. Cooper. Mr. Cooper/TCP is the sole director and manager of our subsidiary, IPC Cayman, and is also the minority shareholder, holding 23.21% equity in IPC Cayman. Mr. Cooper receives a fee of US$ 20,000 per month for acting as manager of IPC Cayman and representing the Company on the Israeli Project. This fee and management by Mr. Cooper is under dispute and we currently have legal actions pending against IPC Cayman, ITC and others as explained elsewhere in this prospectus. As a result, we loss  effective control on the financial process of IPC Cayman and its financials were deconsolidated effective May 18, 2010 as explained in note 25 to the 2011 financial statements included herein.

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below:

(i)
Included in shareholders information expense is $122,059 (2010: $132,213; 2009: $133,785) paid to Current Capital Corp, (“CCC”) for media relations services. CCC is a shareholder corporation and its sole director provides consulting services to the Company.

(ii)
CCC charged approximately $8,081 for rent, telephone and other office expenses (2010: $20,993 and 2009: $37,800). $nil was charged by the entity controlled by the sole director of IPC Cayman (2010: $32,058 and 2009: $ nil)

(iii)
Finders fees of $312,469 (2010: $736,755, 2009: $6,228) was charged by CCC in connection with the private placement. The fee for 2011 included approximately 1.2 million warrants valued at $123,214 (2010: 3,480,000 warrants, valued at $289,687, 2009: $ nil) using the Black-Scholes option price model.

(iv)
Business expenses of $32,278 (2010 - $23,622; 2009 - $19,205) were reimbursed to directors of the corporation and $80,575 (2010 - $82,390, 2009: $68,009) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $29,886 charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure  (2010: $88,357 and 2009: $ nil)

(v)
Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant Stock Compensation Plan: $Nil (2010: $ nil, 2009: (275,000) valued at $ (64,395)).

(vi)
Cash fees paid to directors for services of $190,000 (2010:$235,000 and 2009: $ 60,000). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2010:$120,000 and 2009: $ 90,000. Fees paid to a consultant who controls CCC $102,000 (2010: $76,543, 2009: $81,911 in shares).  These fees are included in consulting expenses.

(vii)
Accounts payable includes $39,373 (2010: $95,813, 2009: $15,482) due to CCC, $nil (2010: $5,852, 2009: $1,875) due to a director of the Company and $63,294 (2010: $82,741, 2009: $ 67,212) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $48,025 (2010: $62,475, 2009: $1,024)

(viii)
Included in short term investments is an investment of $nil (2010: $nil and 2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010.

(ix)
Included in short term investments is an investment of $755,452 carrying cost and $610,740 fair value (2010: $1,869,381 carrying cost and $775,020 fair value, 2009 $1,837,956 carrying cost and $361,877 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in the open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

(x)	Included in other receivables is a fee advance of $nil (2010: $ nil and 2009: $ 70,000) made to Chief Executive Officer.

(xi)	Included in other receivable is an advance of $nil (2010: $ nil and 2009: $5,814), made to a director

(xii)	Options issued to directors under Stock option plans were 300,000 options valued at $ 57,262 (2010 & 09: nil).

Interests of Experts and Counsel
Not applicable.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Information regarding our financial statements is found under “Financial Statements" below.

Legal Proceedings

Actions taken in Israel

On January 4, 2011, Bontan and its wholly owned subsidiary (Israel Oil & Gas Corporation) filed a petition for the granting of a temporary injunction against Shaldieli Ltd., Mr. Yaron Yenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper, International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership ( the “Defendants”), before the Economic Deparment of the Tel Aviv-Jaffa District Court. Within the framework of the petition, the Honorable Court was requested to stop and prevent the completion of the transaction that had been signed by IPC Cayman and Shaldieli, which involved a breach of agreements and undertakings between Bontan and IPC Cayman.

On January 12, 2011, Bontan and its wholly owned subsidiary filed an action against the Defendants, before the Economic Department of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. Within the framework of this action, Bontan argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that Bontan was opposed to the transaction, it could not be completed. Bontan argued that, should the transaction be completed, it would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought with regard to Bontan’s rights pursuant to the agreements between the parties, as well as permanent injuctions against the completion of the Shaldieli transaction.

On January 15, 2011, our petition for a temporary injunction was denied by the District Court.On January 20, 2011; our petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court in Israel.

On January 23, 2011, a Statement of Counterclaim against Bontan and its wholly owned subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited ( the “Plaintiffs in Counterclaim”), for monetary damages in the amount of NIS 18 million ( approximately US$ 5 million) and for an order cancelling Bontan’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that Bontan had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by Bontan and its subsidiary of their undertakings vis-à-vis IPC Cayman, Bontan had lost its rights to the shares in IPC Cayman.

On April 14, 2011, Bontan filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011. The amended Statement of Claim includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Mr. Cooper’s position in IPC Cayman, and other remedies.

A first pre-trial hearing in this case was held on June 5, 2011. The Court was informed of the following:

a.
Shaldieli lawyer informed that Shaldieli encountered certain problems with the Israeli SEC”due to pressures by Bontan” but that they had now overcome these problems and were ready to prepare the necessary new documents required and call for shareholders meeting.

b.
IPC lawyer informed that there was one capital call which required IPC to put about US$ 220,000. The capital call was in connection with a decision to conduct a third drilling test. Judge asked if more funding was expected and was told that it was not known at the moment.

c.	Bontan’s lawyer told the judge that all this was news to us because we have not been provided with any information and we did not receive any request for any cash call.

The judge set 90 days for discovery and interrogatory proceedings and the next pre-trial is scheduled for October 9, 2011.

On July 5, 2011, we filed another application for the temporary injunction against Shaldieli Ltd., Mr. Yaron Yenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd, International Three Crown Petroleum LLC (ITC) and Howard Cooper. The application sought an injunction against the planned transaction and in the alternative, an injunction against the payment of US$4 million out of the fundraising which is planned to take place by Shaldieli towards coverage of IPC Cayman’s costs (including US$2 million return of loan to ITC). We asked the court to order that funds raised by Shaldieli could only be used for the purposes of the drilling in the licenses, or set in escrow pending other resolution of the court and should not be used to fund private litigation costs.

As detailed in the application that was filed with the court, we believe that the following change of circumstances occurred since the previous decision given by the court:

1.	It is evident now that there is no urgency in having the Shaldieli transaction given that more than 6 months passed since the previous round.

2.
There does not appear to be any immediate need for cash in connection with the licenses. At the moment the drilling is only planned to begin in 2012, and this in any event is going to be covered by the Ofer brothers funding. This is reinforced by the fact that since the previous attempt to complete the Shaldieli transaction, about six months ago, only US$220,000 were called for by the Consortium.

3.
The terms of the transaction were changed, and now there is consent for "appropriating" US$4 million out of the Shaldieli fund raising towards coverage of IPC debts (including a US$2 million loan of ITC), as opposed to the previous US$2 million which were permissible in the previous round. No explanation is given how in only 6 months additional US$2 million debts were incurred. It further appears that Cooper is using the Shaldieli transaction to finance his litigation costs while being in a conflict of interest situation.

4.
The payment of the US$4 million contravenes the Shareholders Agreement, inter-alia since it is not for the purpose of conducting exploratory works, and it benefits ITC without providing the same benefit to Bontan.

In the hearing on the above renewed application held on July 25, 2011, the court did not grant a temporary injunction against the Shaldieli transaction. However, with respect to the proposed payment to ITC or Howard Cooper in an amount of US$4 million out of Shaldieli’s  future fund raising, the court ruled that no distribution is permitted until either Bontan agrees or the court  so orders. In any case, the court ruled that Bontan may object to any proposed distribution to ITC or Howard Cooper within 30 days of being notified of an intention to do so. The court also ruled that Bontan is entitled to audit the financial books and records of IPC Cayman, including the details of the US$4 million claimed by ITC as owed to it by IPC Cayman.

Actions taken in Cayman Islands

On March 8, 2011, we asked ITC as sole director of IPC Cayman to register transfers of 750 shares of IPC Cayman held by Israel Oil & Gas Corporation to Bontan and 750 shares of IPC Cayman to our other wholly owned subsidiary, 1843343 Ontario Inc. On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, we filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register two share transfer requests and asking court to pass an order for such transfers. The purpose of this action is to enable Bontan to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of IPC Cayman. The hearing of this was originally scheduled on August 18, 2011. However, ITC and Mr. Cooper’s lawyer requested a hearing on August 8, 2011 and asked the judge to postpone all hearings until lawsuits in Israel were decided.The judge however was not convinced and asked them to present full arguments on October 3, 2011. The hearing of our application is postponed until after October 3, 2011.

Dividend Policy

Since our incorporation, we have not declared or paid, and have no present intention to declare or to pay in the foreseeable future, any cash dividends with respect to our common shares. Earnings will be retained to finance further growth and development of our business. However, if the Board of Directors declares dividends, all common shares will participate equally in the dividends, and, in the event of liquidation, in our net assets.

THE OFFER AND LISTING

Offer and Listing Details

The following tables set forth the reported high and low sale prices for our common shares as quoted on OTC Bulletin Board.

The following table outlines the annual high and low market prices for the five most recent fiscal years:

Fiscal year ended March 31	High (US$)	Low (US$)
2011 2010	0.40 0.45	0.07 0.06
2009	0.30	0.03
2008	0.47	0.17
2007	0.75	0.22

The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:

Fiscal Quarter ended	High	Low
	(US$)	(US$)
June 30, 2011	0.16	0.08
March 31, 2011	0.20	0.07
December 31, 2010	0.34	0.16
September 30, 2010	0.29	0.18
June 30, 2010	0.40	0.25
March 31, 2010	0.45	0.24
December 31, 2009	0.38	0.25
September 30, 2009	0.28	0.07
June 30, 2009	0.12	0.06

The following table outlines the high and low market prices for each of the most recent six months:

Month	High	Low

July 2011	(US$) 0.11	(US$) 0.08

June 2011 May 2011	0.16 0.09	0.09 0.08

April 2011 March 2011 February 2010	0.08 0.08 0.11	0.07 0.07 0.08

Plan of Distribution

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares owned by them in the over-the-counter market or on any exchange, market or trading facility on which the shares may then be listed or quoted, or in private transactions.  These sales may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver common shares registered hereby to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales.  In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares will be paid by the selling shareholders and/or the purchasers.  Each selling shareholder has informed us that it does not have any written or oral agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Each selling shareholder will be subject to the applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus at or prior to the time of any sale of the shares.

We will bear all costs, fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, liabilities and damages, including liabilities under the Securities Act.

Markets

Our common shares were traded on the OTC Bulletin Board under the symbol “DEAL” and on Canadian Dealing Network (CDN) under the symbol “FDQI” until January 20, 1999. Effective January 21, 1999, our shares were traded only on OTC Bulletin Board. The symbol was further changed to “NMBC” on August 13, 1999 and then to “DCHK” on November 3, 1999.

We changed our name to Bontan Corporation Inc. on April 21, 2003.  Our common shares are currently quoted under the symbol “BNTNF” on the OTC Bulletin Board.

Selling Shareholders

The following table sets forth the names of the selling shareholders and the number and percentage of common shares beneficially owned by the selling shareholders as of August 25, 2011 and after the offering.

The number of shares in the “Shares Offered” column represents all of the shares that the selling shareholder may offer under this prospectus. We do not know when or in what amounts a selling shareholder may offer shares for sale.  The selling shareholder may choose not to sell any of the shares offered by this prospectus.  Because the selling shareholder may offer all, some or none of its shares, we cannot estimate the number of shares the selling shareholder will hold after the completion of the offering. However, for purposes of the table, we have assumed that after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership and the percentages shown in the following table are calculated in accordance with the rules of the SEC.  The percentages are based on 78,664,076 shares outstanding on August 25, 2011.  Unless otherwise indicated in the footnotes to the table, to our knowledge, the shareholder or individual identified in the table possesses sole voting and investment power over its shares of common stock. Except as described in the footnote below, the selling shareholder has had no material relationship with us within the last three years.

Name of selling shareholder		Shares owned prior to offering		Shares being offered	Shares owner after offering
		Number	Percentage		Number	Percentage
John L Obourn Jr.	1	400,000	0.51	400,000	---	---
Milam Randalph Pharo & Joey Porcelli	2	150,000	0.19	150,000	---	---
Pinetree Resources Partnership – Sheldon Inwentash	3	8,000,000	9.68	8,000,000	---	---
Sheldon Inwentash	4	6,000,000	7.35	6,000,000	---	---
Michael T Fitzgerald	5	100,000	0.13	100,000	---	---
Gregory P Lewis	6	100,000	0.13	100,000	---	---
John Gunner Hole	7	1,000,000	1.26	1,000,000	---	---
Bruce c Kennedy & Susan Z Kennedy	8	1,000,000	1.26	1,000,000	---	---
Thomas D Lawson	9	1,000,000	1.26	1,000,000	---	---
Steven D James	10	500,000	0.63	500,000	---	---
Richard D Robertson	11	100,000	0.13	100,000	---	---
Great Northern Gas Company - Thomas DiGrappa	12	1,000,000	1.26	1,000,000	---	---
Grape Investment Co., LLC - Frank S. Di Grappa	13	1,000,000	1.26	1,000,000	---	---
Skana Capital – Greg Clarkes	14	5,000,000	6.16	5,000,000	---	---
VP Bank ( Switzerland) Ltd - Andre Roth	15	2,200,000	2.76	2,200,000	---	---
Michael Curtis	16	200,000	0.25	200,000	---	---
L Filipe Amorim	17	2,000,000	2.51	2,000,000	---	---
NBCN Inc. ITF Pasquale Di Capo	18	2,000,000	2.51	2,000,000	---	---
Springfield Construction Ltd - David Eccles	19	200,000	0.25	200,000	---	---
Paul Vaccarello	20	200,000	0.25	200,000	---	---
Brent James	21	1,000,000	1.26	1,000,000	---	---
Gail Thurber	22	500,000	0.63	500,000	---	---
Kenneth Crema	23	100,000	0.13	100,000	---	---
Crema Family Trust # 1	24	50,000	0.06	50,000	---	---
Crema Family Trust # 2	25	50,000	0.06	50,000	---	---
Haywood Securities Inc. – Robert Montgomery	26	200,000	0.25	200,000	---	---
GMP Securities ITF The Palmer Family Trust	27	1,000,000	1.26	1,000,000	---	---
Burton Egger	28	200,000	0.25	200,000	---	---
Christine Lafebvre	29	200,000	0.25	200,000	---	---
Daniel A Smith	30	500,000	0.63	500,000	---	---
Matthew Johansen	31	750,000	0.95	750,000	---	---
Liam Holdings & Investments Ltd – Rami Ordan	32	1,000,000	1.26	1,000,000	---	---
BAR FINANCIAL MM REAL ESTATE INVESTMENT LTD - Maamavi Mordehai	33	1,000,000	1.26	1,000,000	---	---
S.M.R MUOF LTD – Dror Atzmon	34	375,000	0.47	375,000	---	---
ROTEM DAVIDOVICH	35	100,000	0.13	100,000	---	---
RAN FLEISCHER	36	500,000	0.63	500,000	---	---
ALTSHULER SHAHM LTD – Altshuler Shahm	37	250,000	0.32	250,000	---	---
Ron Ofek	38	1,600,000	2.01	1,600,000	---	---
Asaf Hadar	39	100,000	0.13	100,000	---	---
Oren Beeri	40	100,000	0.13	100,000	---	---
GCE property Holdings Inc. – Gil Erez	41	500,000	0.63	500,000	---	---
Daonit Ltd – Joseph Steinman	42	500,000	0.63	500,000	---	---
Rudnizky Zvi	43	500,000	0.63	500,000	---	---
Rudnizky Michael	44	500,000	0.63	500,000	---	---
Osnat Yaffe	45	500,000	0.63	500,000	---	---
Oren Taliaz	46	100,000	0.13	100,000	---	---
Textbook estates Limited – Louis Oehri	47	2,000,000	2.51	2,000,000	---	---
Aton Select Fund Ltd. – David Danes	48	1,000,000	1.26	1,000,000	---	---
Algis Vaitonis	49	200,000	0.25	200,000	---	---
Bernard Investments Ltd. – Cristina Venus Sasso de Hoos	50	1,000,000	1.26	1,000,000	---	---
Mark Kessleman	51	500,000	0.63	500,000	---	---
Elisa Vespa	52	1,945,000	2.43	1,945,000	---	---
Castle Rock Resources Inc. – Greg Vigil	53	4,250,000	5.26	4,250,000	---	---
Morgarlan Ltd – Gordon King	54	1,000,000	1.26	1,000,000	---	---
Kenneth E McMinn	55	420,000	0.53	420,000	---	---
Beverly B McMinn	56	400,000	0.51	400,000	---	---
Ashley M Guidroz	57	140,000	0.18	140,000	---	---
Michael K McMinn	58	20,000	0.03	20,000	---	---
Timothy J McMinn	59	20,000	0.03	20,000	---	---
Seth J McMinn	60	20,000	0.03	20,000	---	---
Thomas J McMinn Jr.	61	20,000	0.03	20,000	---	---
McMinn Energy Profit Sharing Plan & Trust	62	610,000	0.77	610,000	---	---
Wiley W McMinn	63	350,000	0.44	350,000	---	---
Marcello Leone	64	25,000	0.03	25,000	---	---
Asnat Yaffe	65	160,000	0.20	160,000	---	---
Ohad Berman	66	90,000	0.11	90,000	---	---
Current Capital – John Robinson	67	2,232,500	2.76	2,232,500	---	---
Avraham Elimelech	68	75,000	0.10	75,000	---	---
Noami Friedman	69	75,000	0.10	75,000	---	---
Ran Steinman	70	75,000	0.10	75,000	---	---
Avishay Avraham	71	150,000	0.20	150,000	---	---

(1)	The “Shares owned prior to offering” column includes 200,000 shares underlying warrants exercisable at US$0.35 per share.

(2)	The “Shares owned prior to offering” column includes 75,000 shares underlying warrants exercisable at US$0.35 per share.

(3)	The “Shares owned prior to offering” column includes 4,000,000 shares underlying warrants exercisable at US$0.35 per share. Pinetree Resource Partnership is beneficially owned by Sheldon Inwentash.

(4)	The “Shares owned prior to offering” column includes 3,000,000 shares underlying warrants exercisable at US$0.35 per share.

(5)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(6)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(7)	The “Shares owned prior to offering” column includes 5,000,000 shares underlying warrants exercisable at US$0.35 per share.

(8)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(9)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(10)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(11)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(12)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(13)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(14)	The “Shares owned prior to offering” column includes 2,500,000 shares underlying warrants exercisable at US$0.35 per share.

(15)	The “Shares owned prior to offering” column includes 1,100,000 shares underlying warrants exercisable at US$0.35 per share.

(16)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(17)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(18)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(19)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(20)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(21)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(22)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(23)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(24)	The “Shares owned prior to offering” column includes 25,000 shares underlying warrants exercisable at US$0.35 per share.

(25)	The “Shares owned prior to offering” column includes 25,000 shares underlying warrants exercisable at US$0.35 per share.

(26)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(27)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(28)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(29)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(30)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(31)	The “Shares owned prior to offering” column includes 375,000 shares underlying warrants exercisable at US$0.35 per share.

(32)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(33)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(34)	The “Shares owned prior to offering” column includes NIL shares underlying warrants exercisable at US$0.35 per share.

(35)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(36)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(37)	The “Shares owned prior to offering” column includes 125,000 shares underlying warrants exercisable at US$0.35 per share.

(38)	The “Shares owned prior to offering” column includes 800,000 shares underlying warrants exercisable at US$0.35 per share.

(39)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(40)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(41)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(42)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(43)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(44)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(45)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(46)	The “Shares owned prior to offering” column includes 50,000 shares underlying warrants exercisable at US$0.35 per share.

(47)	The “Shares owned prior to offering” column includes 1,000,000 shares underlying warrants exercisable at US$0.35 per share.

(48)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(49)	The “Shares owned prior to offering” column includes 100,000 shares underlying warrants exercisable at US$0.35 per share.

(50)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(51)	The “Shares owned prior to offering” column includes 250,000 shares underlying warrants exercisable at US$0.35 per share.

(52)	The “Shares owned prior to offering” column includes 1,245,000 shares underlying warrants exercisable at US$0.35 per share.

(53)	The “Shares owned prior to offering” column includes 2,125,000 shares underlying warrants exercisable at US$0.35 per share.

(54)	The “Shares owned prior to offering” column includes 500,000 shares underlying warrants exercisable at US$0.35 per share.

(55)	The “Shares owned prior to offering” column includes 210,000 shares underlying warrants exercisable at US$0.35 per share.

(56)	The “Shares owned prior to offering” column includes 200,000 shares underlying warrants exercisable at US$0.35 per share.

(57)	The “Shares owned prior to offering” column includes 70,000 shares underlying warrants exercisable at US$0.35 per share.

(58)	The “Shares owned prior to offering” column includes 10,000 shares underlying warrants exercisable at US$0.35 per share.

(59)	The “Shares owned prior to offering” column includes 10,000 shares underlying warrants exercisable at US$0.35 per share.

(60)	The “Shares owned prior to offering” column includes 10,000 shares underlying warrants exercisable at US$0.35 per share.

(61)	The “Shares owned prior to offering” column includes 10,000 shares underlying warrants exercisable at US$0.35 per share.

(62)	The “Shares owned prior to offering” column includes 305,000 shares underlying warrants exercisable at US$0.35 per share.

(63)	The “Shares owned prior to offering” column includes 175,000 shares underlying warrants exercisable at US$0.35 per share.

(64)	The “Shares owned prior to offering” column includes 25,000 shares underlying warrants exercisable at US$0.35 per share.

(65)	The “Shares owned prior to offering” column includes 160,000 shares underlying warrants exercisable at US$0.35 per share.

(66)	The “Shares owned prior to offering” column includes 90,000 shares underlying warrants exercisable at US$0.35 per share.

(67)	The “Shares owned prior to offering” column includes 2,232,500 shares underlying warrants exercisable at US$0.35 per share. Current Capital Corp is 100% owned by John Robinson.

(68)	The “Shares owned prior to offering” column includes 75,000 shares underlying warrants exercisable at US$0.35 per share.

(69)	The “Shares owned prior to offering” column includes 75,000 shares underlying warrants exercisable at US$0.35 per share.

(70)	The “Shares owned prior to offering” column includes 75,000 shares underlying warrants exercisable at US$0.35 per share.

(71)	The “Shares owned prior to offering” column includes 150,000 shares underlying warrants exercisable at US$0.35 per share.

Dilution

The common shares to be sold by the selling stockholders are already issued and outstanding.  As a result, there is no dilution to our existing shareholders.

Expenses of the Issue

We will bear all expenses and fees incurred by us in connection with the registration of the common shares offered by this prospectus.  Any commissions, discounts or fees payable to brokers in connection with any sale will be borne by the selling stockholders, the purchasers or both.

ADDITIONAL INFORMATION

Share Capital

Our authorized capital consists of an unlimited number of common shares.  As of August 25, 2011, we had 78,664,076 common shares outstanding.

On March 31, 2010, we had outstanding 65,229,076 common shares.  Between April 1, 2010 and August 25, 2011 we issued a total of 13,435,000 common shares as follows:

Private Placement	12,700,000
Warrants exercised	600,000
Consultants under Stock Compensation Plan	135,000
Total	13,435,000

Memorandum and Articles of Association

Our articles of incorporation do not place any restrictions on the company’s objects and purposes.

Certain Powers of Directors

The Business Corporations Act (Ontario) (the "OBCA") requires that every director who is a party to a material contract or transaction or a proposed material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or a proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is: (a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate; (b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (c) one for indemnity of or insurance for directors as contemplated under the OBCA; or (d) one with an affiliate. However, a director who is prohibited by the OBCA from voting on a material contract or proposed material contract may be counted in determining whether a quorum is present for the purpose of the resolution, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved.

Our by-laws provide that the directors shall from time to time determine by resolution the remuneration to be paid to the directors, which shall be in addition to the salary paid to any officer or employee who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on our behalf other than the normal work ordinarily required of a director of our company. The by-laws provide that confirmation of any such resolution by our shareholders is not required.

Our by-laws also provide that the directors may: (a) borrow money upon the credit of our company; (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee, whether secured or unsecured; (c) to the extent permitted by the OBCA, give directly or indirectly financial assistance to any person by means of a loan, a guarantee on our behalf to secure performance of any present or future indebtedness, liability or other obligation of any person, or otherwise; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, tangible or intangible, property of our company to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or other obligation of our company.

The directors may, by resolution, amend or repeal any by-laws that regulate our business or affairs. The OBCA requires the directors to submit any such amendment or repeal to our shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the amendment or repeal.

Meetings of Shareholders

The OBCA requires us to call an annual shareholders' meeting not later than 15 months after holding the last preceding annual meeting and permits us to call a special shareholders' meeting at any time. In addition, in accordance with the OBCA, the holders of not less than 5% of our shares carrying the right to vote at a meeting sought to be held may requisition our directors to call a special shareholders' meeting for the purposes stated in the requisition. We are required to mail a notice of meeting and management information circular to registered shareholders not less than 21 days and not more than 50 days prior to the date of any annual or special shareholders' meeting. These materials also are filed with Canadian securities regulatory authorities and the SEC. Our by-laws provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 10% of our issued shares carrying the right to vote at the meeting is required to transact business at a shareholders' meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as our auditors, are entitled to be admitted to our annual and special shareholders' meetings.

Authorized Capital

Our authorized capital consists of an unlimited number of shares of one class designated as common shares. We may not create any class or series of shares or make any modification to the provisions attaching to our common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. Our common shares do not have pre-emptive rights to purchase additional shares.

Disclosure of Share Ownership

The Securities Act (Ontario) provides that a person or company that beneficially owns, directly or indirectly, voting securities of an issuer or that exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities (an "insider") must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider, disclosing any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer. The Securities Act (Ontario) also provides for the filing of a report by an insider of a reporting issuer who acquires or transfers securities of the issuer. This report must be filed within 10 days after the end of the month in which the acquisition or transfer takes place.

The Securities Act (Ontario) also provides that a person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.

Restrictions on Share Ownership by Non-Canadians

There are no limitations under the laws of Canada or in our constitutive documents on the right of foreigners to hold or vote our securities, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of our company by a "non-Canadian". The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares... "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Material Contracts

Partnership Subscription and Contribution Agreement

The Partnership Subscription and Contribution Agreement is described under “Information on Bontan – Background and Status of Offshore Israel Project.”

Allocation of Rights and Settlement Agreement

The Allocation of Rights and Settlement Agreement is described under “Information on Bontan –Background and Status of Offshore Israel Project.”

Agreement Regarding Ownership interests in Israel Petroleum Company, Limited

Under the terms of the agreement dated April 14, 2010, ITC is deemed to have owned and currently owns a 23.21% equity interest in IPC Cayman represented by 2,321 ordinary shares of IPC Cayman and Bontan is deemed to have owned and currently owns a 76.79% equity interest in IPC Cayman represented by 7,679 ordinary shares of IPC Cayman. Allied Ventures Incorporated is deemed not to have owned or to ever have owned and not to currently own any equity interest in IPC Cayman.

Apart from the above, the other terms of the Contribution and Assignment Agreement and the Stockholders Agreement – discussed below- remain valid subject to the obligation of International Three Crown Petroleum LLC to enter into good faith negotiations with Bontan to revise the terms of these two agreements. However, ITC rejected our request for  new agreements and we are currently in litigation with ITC on these and other matters as discussed else where in this prospectus.

Contribution and Assignment Agreement

Under the terms of a Contribution and Assignment Agreement dated November 14, 2009 by and among, ITC, Bontan Oil & Gas Corporation, Bontan, IPC Cayman and Allied Ventures Incorporated:

•
ITC contributed and assigned all of its right, title and interest in and to an Option Agreement for Purchase and Sale dated October 15, 2009 between ITC and PetroMed Corporation, pursuant to which ITC obtained, among other things, an exclusive option  to purchase PetroMed’s undivided 95.5% interest in Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sara”) and Petroleum Preliminary Permit 199 (“Benjamin”).

•	IPC Cayman issued 7,500 ordinary shares to Bontan (representing a 75% equity interest in IPC Cayman), 2,250 ordinary shares to ITC and 250 ordinary shares to Allied Ventures.

•
Upon the closing of the exercise of the option, which occurred on November 18, 2009, and as consideration to PetroMed for its sale of the Myra and Sara licenses and the Benjamin permit, Bontan delivered to PetroMed USD $850,000 in cash, 8,617,686 common shares of Bontan and a 7- year warrant to purchase 22,853,058 common shares of Bontan with an exercise price of USD $4.00 per share.

•
Upon the closing of the exercise of the option, Bontan issued a warrant to purchase up to 5,000,000 common shares of Bontan to ITC and a warrant to purchase up to 2,000,000 common shares of Bontan to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share.

•
Following the closing of the exercise of the option, IPC Cayman conveyed to H. Howard Cooper a gross 1% over-riding royalty of all oil and gas produced, saved and sold from the area covered by the Myra and Sara licenses and the Benjamin permit, free and clear of any costs incurred in connection with the exploration, production and delivery of the oil and gas.

Under the Contribution Agreement, we have agreed to use our best efforts to raise up to USD $18 million in equity or debt financings and to contribute the net proceeds from these financings to IPC Cayman to cover the costs of seismic and other technical work and other expenses expected to be incurred related to the project, for general working capital purposes and to reimburse ITC for certain expenses in connection with the project.  To raise cash to satisfy our USD $850,000 payment obligation to PetroMed, we sold a USD $850,000 promissory note secured by our pledge of 1,125 shares of IPC Cayman together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share. The note bears an interest rate of 10% per year and is due and payable on November 12, 2010. The note was fully settled with interest in April 2010.

We have agreed to file and seek effectiveness of one or more registration statements to be filed with the U.S. Securities and Exchange Commission covering the resale of the various securities issued to PetroMed, ITC, Allied Ventures and the investors in the financings.  Under the terms of the warrants issued to ITC and Allied Ventures, if we fail to file the registration statement within 60 days following the date of issuance, or if the registration statement is not declared effective within nine months following the date of issuance, then, in each case, the number of shares underling the warrants will increase by 2%.  For each subsequent 30 day period during which the registration statement is not filed or declared effective, the number of shares underlying the warrants will increase by 1%.  The maximum adjustment to the shares is 10%.

In addition, on November 18, 2009, ITC entered into a consulting services agreement with Hagai Amir under which Mr. Amir will provide certain services as requested by ITC. ITC has agreed to pay Mr. Amir USD $20,000 per month for a 6-month period beginning in December 2009 and USD $60,000 upon approval of the transfer of the two licenses and permit by the Israeli Petroleum Commissioner.  Also, we agreed to issue to Mr. Amir a 5-year warrant to purchase 500,000 common shares at an exercise price of USD $4.00 per share.  These agreements were canceled as a result of new agreements as discussed above.

We believe our key financial commitments under the Contribution Agreement have been met. Approximately US$ 10.5 million was raised and used to pay off costs relation to seismic and other technical work under the Allocation of Rights and Settlement Agreement and a further financing of up to US$ 28 million was secured under the Ofer agreement to cover IPC Cayman’s (including Bontan’s) share of the initial exploration and drilling costs of the initial two exploratory wells. However, the sole director of IPC Cayman has claimed that we have not satisfied out financial commitments under the Contribution Agreement. See “Financial Information-Legal Proceedings.”

Stockholders Agreement

The terms of the Stockholders Agreement have significantly been affected by the Allocation of Rights and Settlement Agreement and Agreement Regarding Ownership Interest in Israel Petroleum Company Limited, as discussed above. We are currently in litigation with ITC in this matter

Concurrently with the execution of the Contribution Agreement, Bontan Oil & Gas Corporation, ITC, Allied Ventures and Bontan entered into a Stockholders Agreement.  Under the Stockholders Agreement, ITC, as the sole director of IPC Cayman, is responsible for the management of the business and affairs of IPC Cayman.  The director will be liable to IPC Cayman and its stockholders only for willful misconduct or gross negligence in the management of the business and affairs of IPC Cayman.  IPC Cayman will indemnify the director and its affiliates, and any agents, officers and employees of the director and its affiliates, from any loss or liability incurred as a result of any act or omission, or error of judgment, related to the director’s management of IPC Cayman unless the loss or liability results from the director’s willful misconduct or gross negligence.

ITC may not be removed as director by the stockholders of IPC Cayman other than (i) for willful misconduct that materially and adversely affects the project or (ii) in the event that a controlling interest in ITC is transferred to a person who is not a Qualified Buyer (as defined) and the management team of ITC is not substantially the same as the management team of ITC before the transfer.  Removal of ITC as director for any such reason requires the affirmative vote of stockholders owning a majority of the ordinary shares of IPC Cayman, and appointment of a new director to replace ITC as director requires the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.  A Qualified Buyer is defined to mean any person that has experience in the oil and gas industry substantially equivalent to, or greater than, that of ITC.

If ITC transfers a majority of its ordinary shares of IPC Cayman to a Qualified Buyer, then the Qualified Buyer will have the sole authority to appoint and remove the director of IPC Cayman.  However, in this case, stockholders owning a majority of the ordinary shares of IPC Cayman may remove the director only for willful misconduct that materially and adversely affects the project, and appointment of a new director will require the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.

Under the Stockholders Agreement, stockholders owning a majority of the ordinary shares of IPC Cayman have the right to approve the following actions:

•
Expansion of the scope of  IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Myra and Sara licenses and the Benjamin permit and the exploitation and commercialization of those licenses and permit;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the IPC Cayman’s assets (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and ITC, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Modify any compensation arrangement between IPC Cayman and ITC, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Redeem any shares or other equity interest in IPC Cayman; and

•	Amend the organizational and internal operating documents of IPC Cayman.

The Stockholders Agreement provides that IPC Cayman will pay to ITC a monthly management fee of $20,000 for its services as director of IPC Cayman and reimburse reasonable out-of pocket expenses that the director incurs on behalf of IPC Cayman.  ITC is also entitled to receive certain commissions and fees related to the financing of the project and any farmout, option, sale, assignment or other transfer of all or a portion of the project.

The Stockholders Agreement provides for information rights and restrictions on transfer of the ordinary shares, including a right of first refusal.

Except for contracts entered into in the ordinary course of its business, there were no material contracts to which we are or have been a party to for the two years preceding this annual report.

Exchange Controls

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Incorporation or our other organizational documents on the right of a non-resident of Canada to hold or vote our common shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

Taxation

Canadian Income Tax Consequences

We consider that the following summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of our common shares who at all material times deals at arm’s length with our company, who holds all common shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his common shares of our company in connection with carrying on a business in Canada (a “non-resident holder”). It is assumed that the common shares will at all material times be listed on a stock exchange that is prescribed for purposes of the Income Tax Act (Canada) (the “ITA”) and regulations thereunder. Investors should be aware that the Canadian federal income tax consequences applicable to holders of our common shares will change if, for any reason, we cease to be listed on a prescribed stock exchange. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owing and disposing of our common shares should we cease to be listed on a prescribed stock exchange.

This summary is based upon the current provisions of the ITA, the regulations there under, the Canada-United States Tax Convention as amended by the Protocols thereto (the “Treaty”) as at the date of the registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the “CRA”). This summary does not take into account Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, take into account all specific proposals to amend the ITA and regulations there under, publicly announced by the Government of Canada to the date hereof.

This summary does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of common shares in our company.

Dividends

The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as our company) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend of deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.

Article X of the Treaty as amended by the US-Canada Protocol ratified on November 9, 1995 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of the voting stock of the company paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of the voting stock of a company, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. We would be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.

The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:

(a)             if the shares in respect of which the dividends are paid formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

(b)             the holder is a U.S. LLC which is not subject to tax in the U.S.

The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.

Capital Gains

A non-resident holder is not subject to tax under the ITA in respect of a capital gain realized upon the disposition of one of our shares unless the share represents “taxable Canadian property” to the holder thereof. Our common shares will be considered taxable Canadian property to a non-resident holder only if-.

(a)             the non-resident holder;

(b)             persons with whom the non-resident holder did not deal at arm’s length - or

(c)             the non-resident holder and persons with whom he did not deal at arm’s length,

owned not less than 25% of the issued shares of any class or series of our company at any time during the five year period preceding the disposition. In the case of a non-resident holder to whom shares of our company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:

(a)             the value of such shares is derived principally from real property (including resource property) situated in Canada,

(b)             the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he ceased to be a resident of Canada,

(c)             they formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or bad in Canada within the 12 months preceding the disposition, or

(d)             the holder is a U.S. LLC which is not subject to tax in the U.S.

If subject to Canadian tax on such a disposition, the taxpayer’s capital gain (or capital loss) from a disposition is the amount by which the taxpayer’s proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer’s adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the “taxable capital gain” is equal to one-half of the capital gain.

U.S. Federal Income Tax Consequences

The following is a discussion of the material United States Federal income tax consequences, under current law, applicable to a U.S. Holder (as defined below) of our common shares who holds such shares as capital assets. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local, or foreign tax consequences. (See “Canadian Federal Income Tax Consequences” above.)

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. In addition, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

The discussion below does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. In addition, this discussion does not address the tax consequences that may be relevant to particular investors subject to special treatment under certain U.S. Federal income tax laws, such as, dealers in securities, tax-exempt entities, banks, insurance companies and non-U.S. Holders. Purchasers of the common stock should therefore satisfy themselves as to the overall tax consequences of their ownership of the common stock, including the State, local and foreign tax consequences thereof (which are not reviewed herein), and should consult their own tax advisors with respect to their particular circumstances.

U.S. Holders

As used herein, a “U.S. Holder” includes a beneficial holder of common shares of our company who is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, any trust if a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, any entity created or organized in the United States which is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of common shares of our company is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation.

Dividend Distribution on Shares of our Company

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to the common shares of our company are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be deducted or may be credited against actual tax payable, subject to certain limitations and other complex rules, against the U.S. Holder’s United States Federal taxable income. See “Foreign Tax Credit” below. To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital to the extent of the shareholder’s basis in the common shares of our company and thereafter as gain from the sale or exchange of the common shares of our company. Preferential tax rates for net long term capital gains may be applicable to a U.S. Holder which is an individual, estate or trust.

In general, dividends paid on our common shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

Foreign Tax Credit

A U.S. Holder who pays (or who has had withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the election of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. This election is made on a year-by-year basis and generally applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign source income bears to his or its world-wide taxable income. In determining the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern income such as “passive income”, “high withholding tax interest”, “financial services income”, “shipping income” and certain other classifications of income. A U.S. Holder who is treated as a domestic U.S. corporation owning 10% or more of our voting stock is also entitled to a deemed paid foreign tax credit in certain circumstances for the underlying foreign tax of our company related to dividends received or Subpart F income received from us. (See the discussion below of Controlled Foreign Corporations). The availability of the foreign tax credit and the application of the limitations on the foreign tax credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.

Disposition of Common Shares

If a “U.S. Holder” is holding shares as a capital asset, a gain or loss realized on a sale of our common shares will generally be a capital gain or loss, and will be long-term if the shareholder has a holding period of more than one year. However, gains realized upon sale of our common shares may, under certain circumstances, be treated as ordinary income, if we were determined to be a “collapsible corporation” within the meaning of Code Section 341 based on the facts in existence on the date of the sale (See below for definition of “collapsible corporation”). The amount of gain or loss recognized by a selling U.S. Holder will be measured by the difference between (i) the amount realized on the sale and (ii) his tax basis in our common shares. Capital losses are deductible only to the extent of capital gains. However, in the case of taxpayers other than corporations (U.S.) $3,000 ($1,500 for married individuals filing separately) of capital losses are deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years. In the case of corporations, capital losses that are not currently deductible are carried back to each of the three years proceeding the loss year and forward to each of the five years succeeding the loss year.

A “collapsible corporation” is a corporation that is formed or availed principally to manufacture, construct, produce, or purchase prescribed types or property that the corporation holds for less than three years and that generally would produce ordinary income on its disposition, with a view to the stockholders selling or exchanging their stock and thus realizing gain before the corporation realizes two thirds of the taxable income to be derived from prescribed property. Prescribed property includes: stock in trade and inventory; property held primarily for sale to customers in the ordinary course of business; unrealized receivables or fees, consisting of rights to payment for noncapital assets delivered or to be delivered, or services rendered or to be rendered to the extent not previously included in income, but excluding receivables from selling property that is not prescribed; and property gain on the sale of which is subject to the capital gain/ordinary loss rule. Generally, a shareholder who owns directly or indirectly 5 percent or less of the outstanding stock of the corporation may treat gain on the sale of his shares as capital gain.

Other Considerations for U.S. Holders

In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of common shares of the Registrant. Our management is of the opinion that there is little, if not, any likelihood that we will be deemed a “Foreign Personal Holding Company”, a “Foreign Investment Company” or a “Controlled Foreign Corporation” (each as defined below) under current and anticipated conditions.

Foreign Personal Holding Company

If at any time during a taxable year more than 50% of the total combined voting power or the total value of our outstanding shares is owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), we would be treated as a “foreign personal holding company.” In that event, U.S. Holders that hold common shares in our capital would be required to include in income for such year their allocable portion of our passive income which would have been treated as a dividend had that passive income actually been distributed.

Foreign Investment Company

If 50% or more of the combined voting power or total value of our outstanding shares are held, actually or constructively, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a)(31)), and we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we might be treated as a “foreign investment company” as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging our common shares to be treated as ordinary income rather than capital gains.

Passive Foreign Investment Company

A U.S. Holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a passive foreign investment company (“PFIC”) is subject to U.S. federal income taxation of that foreign corporation under one of two alternative tax methods at the election of each such U.S. Holder.

Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is “passive income,” which includes interest, dividends and certain rents and royalties or (ii) the average percentage, by value (or, if the company is a controlled foreign corporation or makes an election, adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. For taxable years of U.S. persons beginning after December 31, 1997, and for tax years of foreign corporations ending with or within such tax years, the Taxpayer Relief Act of 1997 provides that publicly traded corporations must apply this test on a fair market value basis only. We believe that we currently do not qualify as a PFIC because our passive income producing assets are less than 50% of our total assets.

As a PFIC, each U.S. Holder must determine under which of the alternative tax methods it wishes to be taxed. Under one method, a U.S. Holder who elects in a timely manner to treat the Registrant as a Qualified Electing Fund  (“QEF”), as defined in the Code, (an “Electing U.S. Holder”) will be subject, under Section 1293 of the Code, to current federal income tax for any taxable year in which we qualify as a PFIC on his pro-rata share of our (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) “ordinary earnings” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the U.S. Holder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed. Such an election, once made shall apply to all subsequent years unless revoked with the consent of the IRS.

A QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of his common shares (or deemed to be realized on the pledge of his common shares) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income, and (iii) either avoid interest charges resulting from PFIC status altogether (see discussion of interest charge below), or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is an individual, such an interest charge would be not deductible.

The procedure a U.S. Holder must comply with in making a timely QEF election will depend on whether the year of the election is the first year in the U.S. Holder’s holding period in which we are a PFIC. If the U.S. Holder makes a QEF election in such first year, (sometimes referred to as a “Pedigreed QEF Election”), then the U.S. Holder may make the QEF election by simply filing the appropriate documents at the time the U.S. Holder files its tax return for such first year. If, however, we qualified as a PFIC in a prior year, then the U.S. Holder may make an “Unpedigreed QEF Election” by recognizing as an “excess distribution” (i) under the rules of Section 1291 (discussed below), any gain that he would otherwise recognize if the U.S. Holder sold his stock on the qualification date (Deemed Sale Election) or (ii) if we are a controlled foreign corporation (“CFC”), the Holder’s pro rata share of the corporation’s earnings and profits (Deemed Dividend Election) (But see “Elimination of Overlap Between Subpart F Rules and PFIC Provisions”). The effect of either the deemed sale election or the deemed dividend election is to pay all prior deferred tax, to pay interest on the tax deferral and to be treated thereafter as a Pedigreed QEF as discussed in the prior paragraph. With respect to a situation in which a Pedigreed QEF election is made, if we no longer qualify as a PFIC in a subsequent year, normal Code rules and not the PFIC rules will apply.

If a U.S. Holder has not made a QEF Election at any time (a “Non-electing U.S. Holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his common shares and (ii) certain “excess distributions”, as specially defined, by our company. An “excess distribution” is any current-year distribution in respect of PFIC stock that represents a ratable portion of the total distributions in respect of the stock during the year that exceed 125 percent of the average amount of distributions in respect of the stock during the three preceding years.

A Non-electing U.S. Holder generally would be required to pro-rate all gains realized on the disposition of his common shares and all excess distributions over the entire holding period for the common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to our first taxable year during such U.S. Holder’s holding period and beginning after January, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is an individual is not allowed a deduction for interest on the deferred tax liability. The portions of gains and distributions that are not characterized as “excess distributions” are subject to tax in the current year under the normal tax rules of the Internal Revenue Code.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common Shares, even if it is no longer by definition a PFIC. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.

Under Section 1291(f) of the Code, the Department of the Treasury has issued proposed regulations that would treat as taxable certain transfers of PFIC stock by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. If a U.S. Holder makes a QEF Election that is not a Pedigreed Election (i.e., it is made after the first year during which we are a PFIC and the U.S. Holder holds our shares) (a “Unpedigreed Election”), the QEF rules apply prospectively but do not apply to years prior to the year in which the QEF first becomes effective. U.S. Holders should consult their tax advisors regarding the specific consequences of making a Non-Pedigreed QEF Election.

Certain special, generally adverse, rules will apply with respect to the common shares while we are a PFIC whether or not it is treated as a QEF. For example under Section 1297(b)(6) of the Code (as in effect prior to the Taxpayer Relief Act of 1997), a U.S. Holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such stock.

The foregoing discussion is based on currently effective provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of certain aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders of the Registrant are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in our company. For a discussion of the impact of the Taxpayer Relief Act of 1997 on a U.S. Holder of a PFIC, see “Mark-to-Market Election For PFIC Stock Under the Taxpayer Relief Act of 1997” and “Elimination of Overlap Between Subpart F Rules and PFIC Provisions” below.

Mark-to-Market Election for PFIC Stock under the Taxpayer Relief Act of 1997

The Taxpayer Relief Act of 1997 provides that a U.S. Holder of a PFIC may make a mark-to-market election with respect to the stock of the PFIC if such stock is marketable as defined below. This provision is designed to provide a current inclusion provision for persons that are Non-Electing Holders. Under the election, any excess of the fair market value of the PFIC stock at the close of the tax year over the Holder’s adjusted basis in the stock is included in the Holder’s income. The Holder may deduct any excess of the adjusted basis of the PFIC stock over its fair market value at the close of the tax year. However, deductions are limited to the net mark-to-market gains on the stock that the Holder included in income in prior tax years, or so called “unreversed inclusions.” For purposes of the election, PFIC stock is marketable if it is regularly traded on (1) a national securities exchange that is registered with the SEC, (2) the national market system established under Section II A of the Securities Exchange Act of 1934, or (3) an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents legitimate and sound fair market value.

A Holder’s adjusted basis of PFIC stock is increased by the income recognized under the mark-to-market election and decreased by the deductions allowed under the election. If a U.S. Holder owns PFIC stock indirectly through a foreign entity, the basis adjustments apply to the basis of the PFIC stock in the hands of the foreign entity for the purpose of applying the PFIC rules to the tax treatment of the U.S. owner. Similar basis adjustments are made to the basis of the property through which the U.S. persons hold the PFIC stock.

Income recognized under the mark-to-market election and gain on the sale of PFIC stock with respect to which an election is made is treated as ordinary income. Deductions allowed under the election and loss on the sale of PFIC with respect to which an election is made, to the extent that the amount of loss does not exceed the net mark-to-market gains previously included, are treated as ordinary losses. The U.S. or foreign source of any income or losses is determined as if the amount were a gain or loss from the sale of stock in the PFIC.

If PFIC stock is owned by a CFC (discussed below), the CFC is treated as a U.S. person that may make the mark-to-market election. Amounts includible in the CFC’s income under the election are treated as foreign personal holding company income, and deductions are allocable to foreign personal holding company income.

The above provisions apply to tax years of U.S. persons beginning after December 31, 1997, and to tax years of foreign corporations ending with or within such tax years of U.S. persons.

The rules of Code Section 1291 applicable to nonqualified funds as discussed above generally do not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. If Code Section 1291 is applied and a mark-to-market election was in effect for any prior tax year, the U.S. Holder’s holding period for the PFIC stock is treated as beginning immediately after the last tax year of the election. However, if a taxpayer makes a mark-to-market election for PFIC stock that is a nonqualified fund after the beginning of a taxpayer’s holding period for such stock, a co-ordination rule applies to ensure that the taxpayer does not avoid the interest charge with respect to amounts attributable to periods before the election.

Controlled Foreign Corporation Status

If more than 50% of the voting power of all classes of stock or the total value of the stock of our company is owned, directly or indirectly, by U.S. Holders, each of whom own after applying rules of attribution 10% or more of the total combined voting power of all classes of stock of our company, we would be treated as a “controlled foreign corporation” or “CFC” under Subpart F of the Code. This classification would bring into effect many complex results including the required inclusion by such 10% U.S. Holders in income of their pro rata shares of “Subpart F income” (as defined by the Code) of our company and our earnings invested in “U.S. property” (as defined by Section 956 of the Code). In addition, under Section 1248 of the Code if we are considered a CFC at any time during the five year period ending with the sale or exchange of its stock, gain from the sale or exchange of common shares of our company by such a 10% U.S. Holder of our common stock at any time during the five year period ending with the sale or exchange is treated as ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged. Because of the complexity of Subpart F, and because we may never be a CFC, a more detailed review of these rules is beyond of the scope of this discussion.

Elimination of Overlap between Subpart F Rules and PFIC Provisions

Under the Taxpayer Relief Act of 1997, a PFIC that is also a CFC will not be treated as a PFIC with respect to certain 10% U.S. Holders. For the exception to apply, (i) the corporation must be a CFC within the meaning of section 957(a) of the Code and (ii) the U.S. Holder must be subject to the current inclusion rules of Subpart F with respect to such corporation (i.e., the U.S. Holder is a “United States Shareholder,” see “Controlled Foreign Corporation,” above). The exception only applies to that portion of a U.S. Holder’s holding period beginning after December 31, 1997. For that portion of a United States Holder before January 1, 1998, the ordinary PFIC and QEF rules continue to apply.

As a result of this new provision, if we were ever to become a CFC, U.S. Holders who are currently taxed on their pro rata shares of Subpart F income of a PFIC which is also a CFC will not be subject to the PFIC provisions with respect to the same stock if they have previously made a Pedigreed QEF Election. The PFIC provisions will however continue to apply to U.S Holders for any periods in which Subpart F does not apply (for example he is no longer a 10% Holder or we are no longer a CFC) and to U.S. Holders that did not make a Pedigreed QEF Election unless the U.S. Holder elects to recognize gain on the PFIC shares held in our company as if those shares had been sold.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE COMMON SHARES OF OUR COMPANY.

Dividend and Paying Agents

Not applicable.

Statement by Experts

The consolidated financial statements as of March 31, 2011 and March 31, 2010 and for the years ended March 31, 2011, March 31, 2010 and March 31, 2009 included in this prospectus have been so included in reliance on the report of Schwartz Levitsky Feldman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Documents on Display

The documents concerning the Company referred to in this prospectus may be inspected at the Company's office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3. The Company may be reached at (416) 929-1806. Documents filed with the Securities and Exchange Commission may also be read and copied at the SEC's public reference room at 100F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Subsidiary Information

The documents concerning our subsidiaries referred to in this prospectus may be inspected at our office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. We do not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. Our Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 20% of total assets of the Company as at March 31, 2011     (15% at March 31, 2010). Further, the Company’s holding in one Canadian marketable security accounted for approximately 40% (2010: 57%) of the total short term investment in marketable securities or 8% (2010: 9%) of total assets at March 31, 2011.

The management tries to mitigate this risk by daily monitoring of all its investments by experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c )	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

As explained above, the Company’s financial obligation up to the first two exploratory wells on the licenses in which the Company holds indirect working interest is covered through a deal with Ofer brothers group.

The Company can not say with certainty that its current cash and short term investments will be sufficient to enable it to continue its various legal actions until they can be satisfactorily resolved and to meet its operational needs.  In the event, it fails to generate additional funds to meet its legal costs, it may be forced to abandon its legal actions and lose its assets.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 6% of total monetary assets at March 31, 2011 (23% as at March 31, 2010), and approximately 65% of its liabilities as at that date ( 87% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

As at March 31,	2011	2010
One US Dollar to CDN Dollar	0.9718	1.0156

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2011 were as follows:  (all figures in CDN$ equivalent)

2011
Cash & short term investments	$148,505
Accounts payable and accrual	(433,636)

Net liabilities	$(285,131)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase net liabilities by $14,257 while a 5% appreciation of the Canadian dollar against US dollar will reduce liability by $ 14,257.

Other risks:

Our business is also subject to certain risks, which may negatively affect it. Certain of the risks are described below in addition to elsewhere in this prospectus:

(a)	Exploration and Development

The business of exploring for, developing and producing oil and gas involves a high degree of risk. Oil and gas reserves may never be found or, if discovered, may not be result in production at reasonable costs or profitability. The business of exploring, developing and producing is also capital intensive and, to the extent that cash flows from operating activities and external sources become limited or unavailable, our ability and of our operating partners to meet our respective financial obligations which are necessary to maintain our interests in the underlying properties could be impaired, resulting in the loss of those interests.

(b)	Dependence upon Operating Manager

Our oil and gas activities are conducted through IPC Cayman in respect of which we are not the operator. We are dependent upon our operating manager for technical support. If our operating manager is unable to fulfill his own contractual obligations, our interests could be jeopardized, resulting in project delays, additional costs and loss of the interests.

(c)	Environmental

Our oil and gas operations are subject to environmental regulations in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased costs, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties in which we hold interests which are presently unknown to us and which have been caused by previous or existing owners or operators of the properties or by illegal mining activities.

(d)	Governmental

Our current project requires registration and approvals and permits from the Israel Ministry of Infrastructure. To the extent such approvals are required and not obtained; we may be delayed or prohibited from proceeding with planned exploration or development of properties. Amendments to current laws, regulations and permits governing operations and activities of oil and gas companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or require abandonment or delays in development of new properties. Although the Israel government have been stable recently, there is no assurance that political and economic conditions will remain stable. Political and economic instability may impede our ability to continue our exploration activities in the manner currently contemplated.

(e)	Foreign Operations

We are exposed to risks of political instability and changes in government policies, laws and regulations in Israel. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Our operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. There is no assurance that permits can be obtained, or that delays will not occur in obtaining all necessary permits or renewals of such permits for existing properties or additional permits required in connection with future exploration and development programs. In the event of a dispute arising out of our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the province of Ontario, Canada and our executive offices are located outside of the United States in Toronto, Ontario.  A majority of our directors and officers, as well as the expert named in this prospectus, reside outside the United States. In addition, a substantial portion of their assets and currently all of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws.

Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2011, 2010 and 2009

(Canadian Dollars)

Index

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Cash Flows	4

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive income (loss)	5-6 7
Notes to Consolidated Financial Statements	8-33

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Bontan Corporation Inc.

We have audited the accompanying consolidated financial statements of Bontan Corporation Inc., which comprise the consolidated balance sheets as at March 31, 2011 and 2010, and the consolidated statements of operations, shareholders’ equity, comprehensive loss and accumulated other comprehensive income (loss) and statement of cash flows for each of the years in the three year period ended March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors considers internal control relevant to the entity's preparation and fair presentation  of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Bontan Corporation Inc. as at March 31, 2011 and 2010, and its financial performance and its cash flows for the years ended March 31, 2011, 2010 and 2009 in accordance with Canadian generally accepted accounting principles.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the consolidated financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Other Matter

See Note 24 for differences between Canadian and United States generally accepted accounting principles.

“SCHWARTZ LEVITSKY FELDMAN LLP”
Toronto, Ontario Chartered Accountants
July 29, 2011 Licensed Public Accountants

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Notes	2011	2010

Assets
Current
Cash		$348,464	$2,350,526
Short term investments	5,19(ix) & 22(b)	1,900,400	1,359,431
Prepaid consulting services	6	7,171	50,792
Other receivables	19(x) &(xi)	114,069	129,869

		2,370,104	3,890,618
Office equipment and furniture	7	$8,956	$8,802
Investment in Oil & gas properties	8,19(iv)	$6,972,740	$6,520,367
		$9,351,800	$10,419,787
Liabilities and Shareholders' equity
Current liabilities
Accounts payable	19(vii)	$505,055	$1,410,327
Accruals	9	158,522	1,043,583
Short term loans	10	-	1,065,578

Total current liabilities		663,577	3,519,488
Shareholders' Equity
Capital stock	11	$36,078,140	$35,298,257
Warrants	13	8,677,551	7,343,886
Contributed surplus		4,755,077	4,573,748
Accumulated other comprehensive income( loss)		168,347	(2,696,213)
Deficit		(40,990,892)	(37,262,565)
		(40,822,545)	(39,958,778)
Total Shareholders' equity		8,688,223	7,257,113
Non-controlling interests		-	(356,814)
Total equity		8,688,223	6,900,299
		$9,351,800	$10,419,787

Going concern (note 2)
Commitments and Contingent Liabilities (Note 18)
Related Party Transactions (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                      (signed)                                          (signed)

Bontan Corporation Inc.
Consolidated Statements of Operations
For the years ended March 31,
(Canadian Dollars)

	Notes	2011	2010	2009
Income
Interest		-	-	7,901

		-	-	7,901
Expenses
Consulting fees	15,18(b),(c), (d) & (f), 19 (v) & (vii)	778,899	1,191,675	444,784
Professional fees		1,221,720	992,989	27,844
Loss(gain) on disposal of short term investments		948,189	852,806	(45,036)
Bank charges,interest and fees	16	4,096	691,062	2,362
Write down/off of short term investment	5	386,672	250,780	63,010
Office and general		46,697	73,740	42,641
Shareholders information	18(a),19(i)	148,610	158,509	144,757
Travel,meals and promotions		131,976	86,939	66,896
Payroll		39,738	44,944	35,266
Communication	19(ii)	15,090	27,782	11,498
Rent	19(ii)	26,117	22,765	18,143
Transfer agents fees		11,146	10,802	4,940
Exchange (gain) Loss		$20,688	$(120,735)	$(119,789)
		3,779,638	4,284,058	697,316
		(3,779,638)	(4,284,058)	(689,415)
Non-controlling interests		51,311	356,814	-
Net loss for year		$(3,728,327)	$(3,927,244)	$(689,415)
Basic and diluted loss per share information
Net loss per share	14	$(0.05)	$(0.09)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows

(Canadian Dollars)

For the years ended March 31,	Notes	2011	2010	2009
Cash flows from operating activities
Net loss for year		(3,728,327)	(3,927,244)	(689,415)
Write off of a short term investment		386,672	250,780	63,010
Non-controlling interest		(51,311)	(356,814)	-
Amortization of office equipment and furniture		2,433	2,303	2,027
Loss(Gain) on disposal of short term investments		948,189	852,806	(45,036)
Consulting fees settled for stock/options	15	273,043	524,589	277,856
Net change in working capital components
Other receivables		(50,209)	(11,361)	(64,310)
Accounts payable		146,946	1,313,783	66,205
Accruals		(478,006)	988,109	26,789
		(2,550,570)	(363,049)	(362,874)
Cash flow from investing activities
Purchase of short term Investments		(5,528)	(53,103)	(2,412,123)
Net proceeds from sale of short term investments		946,188	410,454	1,818,097
Purchase of office equipment and furniture		(2,587)	(1,671)	(5,256)
Acquisition of oil & gas properties		(307,906)	(4,692,189)	-
		630,167	(4,336,509)	(599,282)
Cash flow from financing activities
Short term loans		(1,117,161)	1,239,531	-
Funds advanced to subsidiary		(1,029,953)	-	-
Common shares issued net of issuance costs		2,065,455	5,457,595	56,052
		(81,659)	6,697,126	56,052
Increase(Decrease) in cash during year		(2,002,062)	1,997,568	(906,104)
Cash at beginning of year		2,350,526	352,958	1,259,062
Cash at end of year		348,464	2,350,526	352,958
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	15	(273,043)	(524,589)	(277,856)
options and expensed during the year
Consulting fees prepaid in shares	6	(7,171)	(50,792)	(20,484)
		(280,214)	(575,381)	(298,340)
Non-cash investing activities
Value of warrants issued as part of Acquisition costs		(173,953)	(2,002,131)	-
Non-cash financing activities
Value of warrants exercised		21,694
Shares cancelled		-	(81,957)	(64,395)
		21,694	(81,957)	(64,395)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity

(Canadian Dollars)
For the Years Ended March 31, 2011, 2010 and 2009

	Number of Shares	Capital stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive income( loss)	Shareholders' Equity
Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)
Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805
Balance, March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued

(Canadian Dollars)
For the Years Ended March 31, 2011, 2010 and 2009

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113
subscription received in fiscal 2010 reversed on issuance of shares		-303,480					(303,480)
Issued under private placement	12,700,000	2,564,925					2,564,925
Finder fee		-256,493					(256,493)
Value of warrants issued under private placement		-1,232,145	1,232,145				-
Value of warrants issued as finders fee		-123,214	123,214				-
Issued under 2009 Consultant stock compensation plan	135,000	48,093					48,093
Issued on exercise of warrants	600,000	60,503					60,503
Value of warrants exercised		21,694	-21,694				-
Unrealised gain on short term investments ,net of tax, considered available for sale						2,864,560	2,864,560
Value of options issued				181,329			181,329
Net Loss					(3,728,327)		-3,728,327

Balance, March 31, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$(40,990,892)	$168,347	$8,688,223

The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Income (loss)

(Canadian Dollars)

For the years ended March 31,	Note	2011	2010	2009
Other comprehensive gain ( loss)
Net loss for year		$(3,728,327)	$(3,927,244)	$(689,415)
Unrealized gain (loss) for year on short term investments,net of tax	5	3,251,232	1,728,805	(3,118,250)
Other than temporary losses on short term investments transferred to net income		(386,672)
Comprehensive loss		(863,767)	(2,198,439)	(3,807,665)

Accumulated other comprehensive income(loss)
Beginning of year		(2,696,213)	(4,425,018)	(1,306,768)
Other comprehensive gain (loss) for year net		2,864,560	1,728,805	(3,118,250)
Accumulated other comprehensive income( loss), end of year		$168,347	$(2,696,213)	$(4,425,018)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) incorporated in Ontario on April 9, 1973, is a diversified natural resource company that invests in oil and gas exploration and development projects.

The Company holds an indirect 5.23% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) as described in Note 24 “Differences from United States Generally Accepted Accounting Principles”.

Going concern

Management has prepared these consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances

The Company has working capital of approximately $ 1.7 million and accumulated deficit of approximately $ 41 million. While the Company’s commitment to meet its share of the exploration and development obligations under its current project is covered to the extent of US $28 million as explained in Note 8, it is still responsible for its share of any costs overruns. Further, the Company has entered into an extensive litigation with the minority shareholder and manager of its subsidiary to protect its interest in the project. Litigations are still in progress and may involve further substantial legal costs, which can not be reasonably estimated at this stage.

The Company will have to secure new cash resources to meet these obligations. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets and pending litigations  could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to defend its interest, complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

3.      PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

The Company has consolidated the results of Israel Petroleum Company, Limited, a Cayman Island limited company incorporated on November 12, 2009, in which Israel Oil & Gas Corporation owns a 76.79% equity interest (“IPC Cayman”) for the period from April 1, 2010 up to May 18, 2010 and since then IPC Cayman financials have been de-consolidated due to loss of control as explained in note 25. The accounting for this investment is recorded at the lower of the carrying value and the recoverable amount.

All inter-company balances and transactions have been eliminated on consolidation.

4.      SIGNIFICANT ACCOUNTING POLICIES

The following paragraphs describe the significant accounting policies.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil & gas operations, which are held in Israel.

The costs of acquiring interests in oil & gas properties are carried at cost until they are brought into production, at which time they are depleted on a unit-of-production method based on estimated recoverable proven oil & gas reserves. When a property is subsequently abandoned or sold, its cost is written off against income in the year of abandonment. Oil & gas properties which the Company and its partners have no intention to develop, and which management believes have little or no value, are written down to their estimated fair value.

The costs of drilling and equipping wells, both exploratory and development, and other exploration costs, including geological and geophysical costs, are capitalized as incurred. Costs include any cash consideration and the fair market value of any shares and/or options issued for the acquisition of oil & gas interests. Oil & gas interests acquired under option or participation agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

In applying the full cost method, the Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated net realizable value of unproved properties.

All of the Company's oil & gas activities are conducted jointly with others. The Company's accounts reflect only the Company's proportionate interest in these activities (see note 25).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Revenue Recognition
Revenues from the production of oil and natural gas properties in which the Company has an interest with joint venture partners are recognized, on the basis of the Company’s working interest in those properties (the entitlement method), on receipt of a statement of account from the operators of the properties.

Financial Instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other Receivables are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

The CICA Handbook Section 3862 – “Financial Instruments – Disclosure”, requires an entity to classify fair value measurements in accordance with an established hierarchy that prioritizes the inputs in valuation techniques used to measure fair value. The levels and inputs which may be used to measure fair value are as follows:

•	Level 1 – fair values are based on quoted prices in active markets for identical assets or liabilities;

•	Level 2 – fair values are based on inputs other than quoted prices that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); or

•	Level 3 – applies to assets and liabilities for inputs that are not based on observable market data, which are unobservable inputs.

Cash and short term investments are classified as a level 1 input.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The carrying values of property and equipment and other long lived assets are reviewed for impairment whenever events or circumstances indicate that the recoverable amount may be less than the carrying value. The determination of when to recognize an impairment loss for a long-lived asset to be held and used is made when its carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. When impairment is indicated, the amount of the impairment loss is determined as the excess of the carrying value of the amount over its fair value based on estimated discounted cash flows from use or disposition.

Foreign Currency Translation

The functional and reporting currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as the functional currency. However, these subsidiaries are not self-sustaining but are integrated to Bontan Corporation Inc since they rely on the Company to fund their operations. Hence translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

Office Equipment and Furniture

Office equipment and furniture are amortised over their estimated useful lives as follows:

Office furniture                                               20%– declining balance basis
Computers                                               33% – declining balance basis
Software                                               20% - declining balance basis

New purchases during the fiscal year are amortized at half the applicable rate.

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective April 1, 2009, the Company adopted  the recommendations of the Emerging Issues Committee Abstract EIC -173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities. These recommendations were particularly applied in evaluating the fair values of the Company’s short term investments.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligation

The Company recognizes and measures the liabilities for obligations associated with the retirement of petroleum and natural gas properties when those obligations result from the acquisition, construction, development or normal operation of the asset. The obligation is measured at fair value and the related costs recorded as part of the carrying value of the related asset. In subsequent periods, the liability is adjusted for the change in present value and any changes in the amount or timing of the underlying future cash flows required to settle the obligation. The asset retirement costs included in petroleum and natural gas costs are depleted or amortized into income in accordance with the Company’s policies pertaining to those assets.  Actual costs to retire petroleum and natural gas properties are deducted from the accrued liability as these costs are incurred. There were no asset retirement costs recorded during the fiscal year.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Warrants

When the Company issues Units under a private placement comprising common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option pricing model which is added to fair value of the common shares determined using the stock price at the date of issuance and the percentage relative fair values determined. The fair value of the common shares and the warrants are proportionately adjusted to the net proceeds received. The fair value is then related to the total of the net proceeds received on issuance of the Common shares.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Business combinations

In January 2009, the CICA issued Section 1582, “Business Combinations”, Section 1601, “Consolidations”, and Section 1602, “Non-Controlling Interests”. These sections replace the former Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary.

Sections 1582 and 1602 will require net assets, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value and non-controlling interests will be reported as a component of equity. In addition, the definition of a business is expanded and is described as an integrated set of activities and assets that are capable of being managed to provide a return to investors or economic benefits to owners. Acquisition costs are not part of the consideration and are to be expensed when incurred. Section 1601 establishes standards for the preparation of consolidated financial statements.

The company adopted these standards effective fiscal year 2010.

Use of Estimates and Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture, impairment of short term investments and the recording of accruals.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Future Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

Effective April 1, 2011 the company will adopt IFRS as the basis for preparing its consolidated financial statements which will require re-statement for comparative purposes of amounts reported by the Company for the year ended March 31, 2011. The company will prepare its financial statements for the quarter ending June 30, 2011 in accordance with IFRS, which will include comparative data for the prior year also prepared in accordance with IFRS.

The initial phase of implementation included conceptual application of the new rules, analysis of the Company’s accounting data and assessment of key areas that may be impacted. In this phase, short term investments and oil & gas properties and related expenditure were identified as key areas. The Company has assessed the adoption of IFRS for 2011 and currently, the financial reporting impact of the transition to IFRS is not expected to be significant.

Other accounting pronouncements with future effective dates are not expected to have a significant impact on the financial reporting of the Company.

5.	SHORT TERM INVESTMENTS

	March 31, 2011		March 31, 2010
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	2,118,724	1,900,400	4,007,574	1,359,431

	$2,118,724	$1,900,400	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2011. An unrealized gain of $ 2,864,560 for the year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive income.

As at March 31, 2011, the management concluded that certain marketable securities had suffered decline in their values which were unlikely to be recovered in the near future. Since this is a loss in value that is other than temporary decline, the cumulative loss of $386,672 has been removed from other comprehensive income and recognised in net income even though these investments have not been de-recognised.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

5.	SHORT TERM INVESTMENTS (Continued)

As at March 31, 2011, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $75,800 (as at March 31, 2010:$119,217) and the market value of the underlying securities was $14,655 (as at March 31, 2010: $19,506). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between March 26, 2012 and April 26, 2012. Warrants whose exercise cost was $250,000 and market value was $nil as at June 5, 2010 expired unexercised on June 5, 2010.

6.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2010	Issued during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2011
Options (a)	$-	$181,329	$-	$(181,329)	$-
Stocks (b)	50,792	48,093	-	(91,714)	7,171
	$50,792	$229,422	$-	$(273,043)	$7,171

	Balance at April 1, 2009	Issued during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2010
Options	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

(a)	In August 2010, 950,000 options were issued to eight consultants and were fully vested and expensed as at March 31, 2011. See Note 12 (b) for further details.
(b)	During the year, 135,000 shares were issued to three consultants under 2009 Consultant Stock Compensation Plan. See note 11(i) for further details.

7.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortization	Net book value	Net book value
As at March 31,	2011			2010
Office furniture	4,725	2,548	2,177	2,722
Computer	6,020	2,655	3,365	1,813
Software	5,793	2,379	3,414	4,267

	$16,538	$7,582	$8,956	$8,802

Amortization of office equipment and furniture amounted to $ 2,433 (2010: $2,303)

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

8.      INVESTMENT IN OIL AND GAS PROPERTIES

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel. (“Israeli project”)

IPC Cayman holds a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or though IPC Cayman, have been classified as an investment in Oil & Gas properties.

The movements and composition of the investment are as follows:

		Cost of acquisition of interest in Israeli project	Related expenditure	Total cost
Balance, April 1, 2010		$5,447,422	$1,072,945	$6,520,367
Incurred during the period	(i),(ii)	435,122	17,250	452,373

Balance, March 31, 2011		$5,882,544	$1,090,195	$6,972,740

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the fiscal year 2011.

(ii)
In fiscal year 2010, the Company issued warrants to induce short term loans borrowed to finance the cost of acquisition. Value of these warrants of $ 173,953 which related to the period after March 31, 2010 was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the year, the value of warrants was transferred to the cost of acquisition.

(iii)
The operator of the project acquired 5% working interest for US$1.2 million proportionately from the consortium partners. The company’s share amounted to US$135,936, which was received by IPC Cayman but was not refunded to the Company. As a  result of current litigation and de-consolidation of IPC Cayman, management decided not to account for this receivable.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

8.      INVESTMENT IN OIL AND GAS PROPERTIES - continued

Key developments during the year ended March 31, 2011

5.
On May 18, 2010, IPC Cayman agreed to establish a limited partnership in Israel  (IPC Israel) and register IPC Cayman’s interest  in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman as a limited partner and its general partner is International Three Crown Petroleum LLC (ITC).

6.
On October 13, 2010, IPC Cayman and IPC Israel signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Israel’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Israel and certain voting and management rights related to IPC Israel.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

7.
On October 6, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

8.
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli,Ltd in a reverse takeover  by placing its ownership interests in the Israel project in to Shaldieli , Ltd  in exchange for 90% ownership of Shaldieli, Ltd. The Company as a majority shareholder of IPC Cayman has not agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management.(Note 14)

9.
The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated by the operator on June 15, 2011 (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

9.	ACCRUALS

As at March 31,	2011	2010
Audit fee and other accruals	158,522	62,606
Finders fee due to Current Capital Corp, a related party	-	127,712
Financing fee	-	406,240
Interest on short term loans	-	40,784
Subscription refundable	-	406,241
	$158,522	$1,043,583

10.           SHORT TERM LOANS

As at March 31,		2011	2010
Current Capital Corp., a related party	a	-	208,672
Due to a Company controlled by the sole director of IPC Cayman		-	122,371
Other	b	-	734,535
		$-	$1,065,578

a.
There are two loans totalling US $ 250,000. The loans carry interest at the rate of 10% per annum and are repayable in full within one year, between November 2010 and January 2011 with accumulated interest. Interest of US$ 6,986 accrued up to March 31, 2010 is included in accruals.

The Company issued 300,000 warrants, valued at $ 72,364 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $27,136 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $45,228 was adjusted against the carrying cost of the loans.

The loans together with interest accrued were fully settled on May 6, 2010.

b.
The amount of US$850,000 was borrowed on November 12, 2009. The loan carries interest at 10% per annum. The loan together with the accumulated interest is repayable on or before November 12, 2010. Interest of US$32,370 accrued up to March 31, 2010 is included in the accrual. The Promissory Note covering this loan was secured by the pledge of 1,125 shares of Israel Petroleum Company, Limited.

The Company issued 1,000,000 warrants, valued at $205,961 as an inducement. The value of these warrants was treated as additional interest cost and this cost together with interest was included in the acquisition costs of oil & gas properties and related expenditure was adjusted against the carrying cost of the loans.

The loan together with interest accrued was fully settled in April, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

11.           CAPITAL STOCK

(a)	Authorized

Unlimited number of common shares

(b)         Issued

As at March 31,	2011		2010
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	65,229,076	$35,298,257	30,820,743	$32,854,075
Canceled	-	-	(350,000)	(81,957)
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	48,093	708,333	217,372
Issued under private placements (ii)	12,700,000	2,564,925	34,050,000	5,726,794
Finder's fee (ii)	-	(256,493)	-	(572,679)
Value assigned to warrants issued under private placements (note 13(a) ( i))(ii)	-	(1,232,145)	-	(2,859,141)
Value assigned to warrants issued as finders fee under private placements ( ii)		(123,214)		(289,687)
Issued on exercise of warrants	600,000	60,503	-	-
Value of warrants exercised		21,694
Subscriptions receivedin fiscal 2010 reversed on issuance of shares		(303,480)		303,480
	78,664,076	$36,078,140	65,229,076	$35,298,257

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2011, 135,000 common shares were issued to three consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, which was subsequently increased to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, which was subsequently increased to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

The subscription closed on April 30, 2010. The Company issued an additional 12.7 million Units since April 1, 2010 until the closing date of April 30, 2010 and raised an approximate US$2.6 million.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

12.           STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at March 31, 2011

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	1,000,000	-	-	1,000,000
		7,600,000	7,600,000	-225,000	-1,600,000	5,775,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

Plan	March 31,
	2011	2010
Issued and outstanding at beginning of year	4,825,000	4,825,000
Issued during year (i)	950,000	-
Expired during year	-	-
Issued and outstanding at end of year	5,775,000	4,825,000

(i)
In August 2010, 950,000 options were allotted to eight consultants including 300,000 options valued at $57,262 to the three directors. These options are for five year term expiring on August 18, 2015 and can be exercised to acquire equal number of common shares at an exercise price of USD$0.35. These options were valued at $181,329 (US$178,236) using the Black-Scholes option pricing model with the following assumptions:

Risk free interest rate Expected dividend Expected volatility (based on previous 262 weeks average market price) Expected life Exercise price Market price at August 18, 2010	1% Nil 138.91% 1826 days US$0.35 US$0.22

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

12.           STOCK OPTION PLANS – (continued)

(c)	Details of weighted average remaining life of the options granted and outstanding are as follows:

March 31,	2011	2010

Number of options outstanding and exercisable	5,775,000	4,825,000
Exercise price in US$	0.18	0.15
Weighted average remaining contractual life	3.62 years	4 years

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 2,945,000 options and less than the market price for the balance of 2,830,000 options.

13.	WARRANTS

(a)                Movement in warrants during the year are as follows:

March 31,		2011			2010
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927
Issued under 2008-9 Private Placement		-		-	9,000,000	0.10	339,560
Issued as finders fee under 2008-9 private placement		-		-	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	i	12,700,000	0.35	1,232,145	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	i	1,270,000	0.35	123,214	2,505,000	0.35	251,958
Exercised		(600,000)	-0.10	(21,694)	-		-
Issued in connection with acquisition of licences		-		-	7,000,000	0.35	1,723,806
Issued as inducement for loans		-		-	1,300,000	0.35	278,325
Issued and outstanding, end of year		73,071,420	0.30	8,677,551	59,701,420	0.28	7,343,886

(i)
 The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the year ended March 31, 2011 as explained in Note 11(b) (ii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

13.	WARRANTS (Continued)

The fair value of these warrants has been estimated using a Black-Scholes option pricing model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option pricing model amounted to $3,695,413 Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $ 123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	2011			2010
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.35	49,825,000	3.88	0.35	35,855,000	4.75
0.25	12,846,420	3.00	0.25	12,846,420	4.00
0.10	10,400,000	3.00	0.10	11,000,000	3.91
0.30	73,071,420	3.60	0.46	59,701,420	4.47

14.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 78,469,909 shares for the year ended March 31, 2011 (2010 – 42,963,027, 2009 – 30,170,743).

The Company had approximately 73 million warrants and 5.8 million options, which were not exercised as at March 31, 2011. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

15.	CONSULTING FEES

For the year ended March 31	2011	2010	2009
Fees settled in stocks and options (Note 6)	273,043	524,589	277,856
Fees settled for cash	505,856	667,086	166,928
	$778,899	$1,191,675	$444,784

16.	BANK CHARGES, INTEREST AND FEES

For the year ended March 31,	2011	2010	2009
Bank charges	4,096	2,595	2,362
Interest on short term loans	-	7,136	-
Financing fees	-	681,331	-
	$4,096	$691,062	$2,362

17.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The components of these differences are estimated as follows:

	2011	2010	2009
Income tax recovery based on combined corporate income tax rate of 25% (2010: 25% and 2009: 29%)	$(889,551)	$(644,387)	$(199,930)
Increase(decrease) in taxes resulting from:
Non-deductible stock based compensation	68,261	131,147	80,578
Non-deductible meals & entertainment expenses	4,906	7,303	7,806
Not-taxable portion of loss (gain) on sale of short term investments	118,524	106,601	(6,530)
Finders fee -1/5th portion allowable for tax	(41,465)	(28,640)
Write off of a short term investment	48,334	31,348	9,136
Income tax recovery	(690,991)	(396,628)	(108,940)
Benefit of tax losses not recognised	690,991	396,628	108,940
Provision for income taxes	$-	$-	$-

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

17. INCOME TAXES (Continued)

The components of the future income tax asset and the country of origin at March 31, 2011 and 2010 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% and the US income tax rate of 34% for both the years):

	Canada		US
	2011	2010	2011	2010
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,818	$2,226	$1,498	$1,498
Capital losses carried forward	1,093	621	-	-
Unrealised (gains) loss on short term investments	(42)	674
Future tax assets	3,869	3,521	1,498	1,498
Valuation allowance	(3,869)	(3,521)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $11.2 million (2010: $9 million) in Canadian non-capital losses, $4.4 million (2010: $2.5 million) in capital losses and US$ 4.4 million (2010: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management has determined that it is not more likely than not that the losses will be utilized.

The Company’s subsidiary holds a 76.79% equity interest in IPC Cayman which is taxable in the US as a partnership. There was no distribution during the year and the partnership has losses for the year. The future income tax asset arising if any from such losses is not recognized in the consolidated financial statements.

The non-capital losses expire as follows:

	Canadian in CDN$ In 000’$		US in US$ in 000’$
2014	1,337
2015	1,319	2025	$ 1,050
2026	3,373	2026	3,300
2027	271	2027	25
2028	675
2029	342
2030	1,189
2031	2,764
	$ 11,270		$ 4,375

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

18.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. The Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

19.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business, and are measured at the exchange amount which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders information expense is $122,059 (2010: $132,213; 2009: $133,785) paid to Current Capital Corp, (“CCC”) for media relations services. CCC is a shareholder corporation and its sole director provides consulting services to the Company.

(ii)
CCC charged approximately $8,081 for rent, telephone and other office expenses (2010: $20,993 and 2009: $37,800). $nil was charged by the entity controlled by the sole director of IPC Cayman (2010: $32,058 and 2009: $ nil)

(iii)
Finders fees of $312,469 (2010: $736,755, 2009: $6,228) was charged by CCC in connection with the private placement. The fee for 2011 included approximately 1.2 million warrants valued at $123,214 (2010: 3,480,000 warrants, valued at $289,687, 2009: $ nil) using the Black-Scholes option price model.

(iv)
Business expenses of $32,278 (2010 - $23,622; 2009 - $19,205) were reimbursed to directors of the corporation and $80,575 (2010 - $82,390, 2009: $68,009) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $29,886 charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure (2010: $88,357 and 2009: $ nil)

(v)
Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant Stock Compensation Plan: $Nil (2010: $ nil, 2009: (275,000) valued at $ (64,395)).

(vi)
Cash fees paid to directors for services of $190,000 (2010:$235,000 and 2009: $ 60,000). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2010:$120,000 and 2009: $ 90,000. Fees paid to a consultant who controls CCC $102,000 (2010: $76,543, 2009: $81,911 in shares).  These fees are included in consulting expenses.

(vii)
Accounts payable includes $39,373 (2010: $95,813, 2009: $15,482) due to CCC, $3,350 (2010: $5,852, 2009: $1,875) due to a director of the Company and $63,294 (2010: $82,741, 2009: $ 67,212) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $48,025 (2010: $62,475, 2009: $1,024)

(viii)
Included in short term investments is an investment of $nil (2010: $nil and 2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010.

(ix)	Included in short term investments
is an investment of $755,452 carrying cost and $610,740 fair value (2010: $1,869,381 carrying cost and $775,020 fair value, 2009 $1,837,956 carrying cost and $361,877 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in the open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

19.           RELATED PARTY TRANSACTIONS – continued

(x)	Included in other receivables is a fee advance of $nil (2010: $ nil and 2009: $ 70,000) made to Chief Executive Officer.

(xi)	Included in other receivable is an advance of $nil (2010: $ nil and 2009: $5,814), made to a director

20.           PENDING DISPUTES

Actions taken in Israel:

On January 4, 2011, the Company  and its wholly owned subsidiary, Israel Oil & Gas Corporation (the “Subsidiary”) filed a petition for the granting of a temporary injunction against Shaldieli Ltd. (“Shaldieli”), Mr. Yaron Yenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper (“Cooper”), International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership (the “Defendants”), before the Economic Department of the Tel Aviv-Jaffa District Court. Court was requested to stop and to prevent the completion of the transaction (“Shaldieli transaction”) which had been signed by and between IPC Cayman and Shaldieli, which involved a breach of agreements and undertakings between the Company and IPC Cayman.

On January 12, 2011, the Company  and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. The Company argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that it was opposed to the Shaldieli transaction, it could not be completed. Should the Shaldieli transaction be completed, the Company would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought with regard to the Company’s rights pursuant to the agreements between the parties, as well as permanent injunctions against the completion of the Shaldieli transaction.

On January 15, 2011, the Company’s petition for a temporary injunction was denied by the District Court. On January 20, 2011, its petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court.

On January 23, 2011, a Statement of Counterclaim against the Company and the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited (hereinafter: the “Plaintiffs in Counterclaim”), for monetary damages  in the amount of NIS 18 million ( approximately US$ 5 million), and for an order cancelling the Company’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that the Company had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by the Company (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, the Company had lost its rights to the shares in IPC Cayman.

On April 14, 2011, the Company filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011. The amended Statement of Claim in the action includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Cooper’s position in IPC Cayman and other remedies.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

20.           PENDING DISPUTES - continued

A first pre-trial hearing in this case was held on June 5, 2011. The judge set 90 days for discovery and interrogatory proceedings and the next pre-trial is scheduled for October 9, 2011.

On June 21, 2011, Shaldieli announced a new call to a shareholders meeting on July 26, 2011 and also submitted a new Mitar (Prospectus). The company and its subsidiary filed on July 5, 2011 another application for temporary injunction. This was heard on July 25, 2011.

Actions taken in Cayman Islands

On March 8, 2011, the Company asked  ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the subsidiary to the Company and 750 shares to its other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, the Company filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register the two share transfer requests and asking the court to pass an order for such transfers. The summons is scheduled to be heard by the courts in the Cayman Islands on August 18, 2011.The purpose of this action is to enable the Company to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of IPC Cayman.

21.           SEGMENTED INFORMATION

As at March 31, 2011, 2010 and 2009, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The Company had no business activity in the above segment in fiscal years 2009. During fiscal year 2010, the Company acquired through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel. This interest current stands at 5.23%.

Geographic Information

The Company operates from one location in Canada and its subsidiary, IPC Cayman has an office in the US. (2009: one location in Canada).  Its assets were located as follows

Location	2011	2010

Canada	$ 2,379,060	$ 3,615,914

US	-	217,497

Israel	6,972,740	6,586,376

	$ 9,351,800	$ 10,419,787

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instruments.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institution is an international bank and the brokerage firm is a reputable Canadian brokerage firm. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel, ownership of which is currently in dispute.

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 20% of total assets of the Company as at March 31, 2011     (15% as at March 31, 2010). Further, the Company’s holding in one Canadian marketable security accounted for approximately 40% (2010: 57%) of the total short term investment in marketable securities or 8% (2010: 9%) of total assets as at March 31, 2011.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and ongoing litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 6% of total monetary assets at March 31, 2010 (23% as at March 31, 2010), and approximately 65% of its liabilities as at that date ( 87% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

As at March 31,	2011	2010
One US Dollar to CDN Dollar	0.9718	1.0156

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2011 were as follows:  (all figures in CDN$ equivalent)

2011

Cash & short term investments	$148,505
Accounts payable and accrual	(433,636)
Net liabilities	$(285,131)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase net liabilities by $14,257 while a 5% appreciation of the Canadian dollar against US dollar will reduce liability by $ 14,257

23.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 0.7 million as at March 31, 2011 and current assets, mostly in cash and short term investments of approximately $2.3 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

23.           CAPITAL DISCLOSURES (Continued)

As at March 31, 2011, the shareholders’ equity was approximately $ 8.7 million (March 31, 2010: $7.2 million). Approximately 25% or $2.3 million was held in cash and short term investments (March 31, 2010: $3.7 million or 52%). The Company completed its 2009-10 private placement on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry out its business plans and operations through its current operating period. However, the Company has initiated litigation to preserve its interest in the Israeli project, which may require further funds if these litigation efforts are not concluded satisfactorily within the next year.

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

Recently adopted accounting standards

FASB Accounting Standards Update ("ASU") No. 2010-13 was issued in April 2010, and amends and clarifies ASC 718 with respect to the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU was effective for the fourth quarter of 2011 and did not have a material effect on the Company.

Future Accounting pronouncements

In January 2010, ASU No. 2010-06 "Fair Value Measurements and Disclosures (Topic 820) Improving Disclosures about Fair Value Measurement" was issued, which provides amendments to Subtopic 820-10 that requires new disclosures as follows:

1.
Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2.
Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

This Update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows:

1.
Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2.
Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

This Update also includes conforming amendments to the guidance on employers' disclosures about postretirement benefit plan assets (Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from major categories of assets to classes of assets and provide a cross reference to the guidance in Subtopic 820-10 on how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-28 "Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test For Reporting Units With Zero or Negative Carrying Amounts" ("ASU 2010-28").Under ASU 2010-28, if the carrying amount of a reporting unit is zero or negative, an entity must assess whether it is more likely than not that goodwill impairment exists. To make that determination, an entity should consider whether there are adverse qualitative factors that could impact the amount of goodwill, including those listed in ASC 350-20-35-30. As a result of the new guidance, an entity can no longer assert that a reporting unit is not required to perform the second step of the goodwill impairment test because the carrying amount of the reporting unit is zero or negative, despite the existence of qualitative factors that indicate goodwill is more likely than not impaired. ASU 2010-28 is effective for public entities for fiscal years, and for interim periods within those years, beginning after December 15, 2010, with early adoption prohibited.

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-29 "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations" ("ASU 2010-29"). ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Future accounting pronouncements - continued

The company will transition to IFRS (see note 4) on April 1, 2011 and will no longer be required to prepare a reconciliation to US GAAP. Accordingly, the Company has not assessed the impact of adopting future US accounting pronouncements with an application date of April 1, 2011 or beyond in its financial statements and disclosures.

25.	DECONSOLIDATION OF IPC CAYMAN

IPC Cayman was incorporated on November 12, 2009 in Cayman Islands. The Company’s wholly owned subsidiary, Israeli Oil & Gas Corporation own 76.79% equity while Three Crown Petroleum LLC (“ITC”)  and another entity  both  controlled by Mr. Howard Cooper (“Cooper”) owns the remaining 23.21% equity in IPC Cayman.

The purpose of IPC Cayman was to enable Cooper to manage the Israeli assets as described in Note 8. Cooper was therefore made the sole director and manager of IPC Cayman and enjoyed wide powers under the shareholders agreement. The said agreement also provided limited circumstances under which he could be removed as sole director/manager.

The Company was able to consolidate IPC Cayman financials since its inception.

However, several new developments occurred during fiscal 2011:

a.
On May 18, 2010, IPC Cayman established a limited partnership in Israel  (‘IPC Israel’) and registered IPC Cayman’s interest  in the two licenses in the name of IPC Israel. Further, Cooper made ITC the general manager of IPC Israel and IPC Cayman remained as a limited partner. This was done without the Company’s knowledge or consent.

b.
At the same time, Cooper transferred all assets and liabilities of IPC Cayman to IPC Israel without transferring any of the protections given to the Company in the shareholders’ agreement which governed IPC Cayman.

c.	Consequently, disputes arose between the Company and Cooper and various litigations were initiated as explained in Note 20.

d.	Cooper also refused to provide any financial information and made excessive financial demands on the Company.

As a result of the above, the Company was prevented from obtaining and currently do not have access to financial information of IPC Cayman and IPC Israel and since the Company has been prevented from obtaining the financial information necessary to report the financial results of IPC Cayman, the Company concluded that it has effectively lost control over IPC Cayman’s financial reporting process. Therefore, although the Company still owns 76.79% of IPC Cayman’s common stock, IPC Cayman’s financial results were deconsolidated with effect from May 18, 2010.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. – INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Bylaws require us to indemnify a director or officer, a former director or officer, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.  We will also indemnify such person in such other circumstances as the Business Corporations Act or law permits or requires.  The Bylaws permit the purchase of indemnity insurance.

ITEM 7. – RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

As of April 30, 2010, we sold 37,750,000 units at USD $0.20 per unit to 71 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.35 per share.  Proceeds net of issuance costs from the sale were approximately USD $6,795,000. In addition, we issued warrants to purchase 3,775,000 common shares at an exercise price of USD $0.35 per share to an accredited party as a finder’s fee.   .

In connection with the acquisition of indirect working interest in offshore licensees, we issued a warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum and a warrant to purchase up to 2,000,000 common shares to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share and cash-less exercise feature.

On November 12, 2009, we sold a US $850,000 promissory note together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of US $0.35 per share to one accredited investor.  On November 24, 2009, we sold a US$ 125,000 promissory note together with a 5-yearwarrant to purchase 150,000 common shares at an exercise price of US$0.35 per share to one accredited investor.  On January 13, 2010, we sold a US$ 125,000 promissory note together with a 5-yearwarrant to purchase 150,000 common shares at an exercise price of US$0.35 per share to one accredited investor.

On October 15, 2009, we sold 10 million units at USD $0.05 per unit to 11 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.10 per share.  Proceeds net of issuance costs from the sale were approximately USD $450,000. In addition, we issued warrants to purchase 1,000,000 common shares at an exercise price of USD $0.10 per share to an accredited party as a finder’s fee.

ITEM 8. – EXHIBITS

1.1	Articles of Incorporation of the Company - Incorporated herein by reference to Exhibit 1(ix) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.2	By-Laws of the Company - Incorporated herein by reference to Exhibit 1(xi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.3
Certificate of name change from Kamlo Gold Mines Limited to NRT Research Technologies Inc. - Incorporated herein by reference to Exhibit 1(iii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.4
Certificate of name change from NRT Research Technologies Inc. to NRT Industries Inc. - Incorporated herein by reference to Exhibit 1(iv) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.5
Certificate of name change from NRT Industries Inc. to CUDA Consolidated Inc. - Incorporated herein by reference to Exhibit 1(v) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.6
Certificate of name change from CUDA Consolidated Inc. to Foodquest Corp. - Incorporated herein by reference to Exhibit 1(vi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.7
Certificate of name change from Foodquest Corp. to Foodquest International Corp. - Incorporated herein by reference to Exhibit 1(vii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.8
Certificate of name change from Foodquest International Corp. to Dealcheck.com Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.9
Certificate of name change from Dealcheck.com Inc. to Bontan Corporation Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

2(a)	Specimen Common Share certificate - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

4(a)2.i
Investor relations contract with Current Capital Corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2i to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.ii
Media Relation Contract with Current Capital corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2ii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a) 2.iii
A letter dated April1, 2005 extending the contracts under 4(a) 2.i and ii. Incorporated herein by reference to Exhibit 4 (a) 2iii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)1	Consulting Agreement dated April 1, 2005 with Kam Shah Incorporated herein by reference to Exhibit 4 (c) 1 to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c) 2
Letter of April 1, 2010 extending consulting Agreement of Mr. Kam Shah to March 31, 2015 incorporated herein by reference to Exhibit EX-4C2 to Amendment # 2 to the Registration Statement,F-1 filed on June 30, 2010.

4(c) 3	Consulting Agreement dated August 4, 2009 with Terence Robinson - incorporated herein by reference to Exhibit EX-10.8 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

4(c) 4	Consulting Agreement dated July 1, 2009 with John Robinson - incorporated herein by reference to Exhibit EX-10.9 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

4(c) (iv) 1	The Robinson Option Plan, 2005 Stock Option Plan and 2005 Consultant Stock Compensation Plan - Incorporated herein by reference to Form S-8 filed on December 5, 2005.

4(c) (iv) 2	2007 Consultant Stock Compensation Plan – Incorporated herein by reference to Form S-8 filed on January 16, 2007.

5.1	Legal Opinion of Sui & Company

10.1
Contribution and Assignment Agreement dated as of November 14, 2009 by and among International Three Crown Petroleum LLC, Bontan Oil & Gas Corporation, the Company, Allied Ventures Incorporated and Israel Petroleum Company, Limited.- - incorporated herein by reference to Exhibit EX-10.1 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.2
Stockholders Agreement dated as of November 14, 2009 by and among Israel Petroleum Company, Limited, Bontan Oil & Gas Corporation, Allied Ventures Incorporated and the Company (for the purposes identified therein) - - incorporated herein by reference to Exhibit EX-10.2 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.3	Allocation of Rights and Settlement Agreement dated March 25, 2010 - Incorporated herein by reference to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.4
Agreement regarding Ownership Interest in Israel Petroleum Company, Limited dated April 14, 2010 - Incorporated herein by reference to Exhibit 10.4 to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.5
Promissory Note to Castle Rock Resources II, LLC, dated November 12, 2009 - Incorporated herein by reference to Exhibit 10.5 to Amendment No.2 to Registration Statement on Form F-1 filed on June 30, 2010

10.6	Pledge Agreement with Castle Rock Resources II, LLC - - incorporated herein by reference to Exhibit EX-10.5 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.7
Form of Warrant to Purchase Common Stock by and between International Three Crown Petroleum LLC and the Company - - incorporated herein by reference to Exhibit EX-10.6 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.8
Form of Warrant to Purchase Common Stock by and between Allied Ventures Incorporated and the Company - - incorporated herein by reference to Exhibit EX-10.7 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

10.9
Partnership Subscription and Contribution Agreement dated October 13, 2010 - incorporated herein by reference to Exhibit EX-10.9 to Amendment # 4 to the Registration Statement F-1 filed on November 26, 2010.

10.10	Executed Joint Operating Agreement dated October 6, 2010 for the Myra licence (JOA for the Sara licence is an exact replica of the JOA for the Myra licence and has therefore not been enclosed).

23.1	Consent of Schwartz Levitsky Feldman LLP

23.2	Consent of Sui & Company - - incorporated herein by reference to Exhibit EX-5.1

ITEM 9. - UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Sec. 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Sec. 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Sec. 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (Sec.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rul 430B or other than prospectuses filed in reliance on Rule 430A (Sec.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statements or made in any such document immediately prior to such date of first use.

 (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on August 25, 2011.

                                                                      By: /s/ KAM SHAH
Kam Shah
             Chief Executive and Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ KAM SHAH Kam Shah	Chief Executive Officer, Chief Financial Officer and Director (principal executive, financial and accounting officer)	August 25, 2011
/s/ DEAN BRADLEY Dean Bradley	Director	August 25, 2011
/s/ BRETT REES Brett Rees	Director	August 25, 2011